UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

CFC International, Inc.

(name of registrant as specified in the charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

Class B Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

4,009,049 shares of Common Stock

512,989 shares of Class B Stock

236, 116 options to purchase Common stock with exercise prices less than $16.75

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is based upon the sum of (a) 4,009,049 shares of Common Stock, multiplied by the merger consideration of $16.75 per share ($67,151,570.75), (b) 512,989 shares of Class B Stock, multiplied by the merger consideration of $16.75 per share ($8,592,565.75), and (c) 236, 116 options to purchase Common stock with exercise prices less than $16.75, multiplied by the merger consideration of $16.75 per share, less $1,644,996 (which is the aggregate of the exercise prices for those options) ($2,309,947). The filing fee was determined pursuant to Exchange Act Rule 0-11 by calculating a fee of 1/50th of one percent of the amount calculated pursuant to the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $78,084,083.50

(5)	Total fee paid: $15,616.82

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

Form, Schedule or Registration Statement No.:

Filing Party:

Date Filed:

500 State Street, Chicago Heights, Illinois 60411

NOTICE OF ACTION BY WRITTEN CONSENT

AND OF APPRAISAL RIGHTS

February     , 2006

Dear CFC Stockholder:

CFC International, Inc., a Delaware corporation (“CFC”), is writing to you in connection with the Agreement and Plan of Merger, dated as of January 9, 2006, among CFCI Holdings, Inc., a Virginia corporation (“CFCI Holdings”), Holo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of CFCI Holdings (“Holo Acquisition”), and CFC. We refer to the Agreement and Plan of Merger as the merger agreement and to the merger of Holo Acquisition with and into CFC contemplated by the merger agreement as the merger.

The board of directors of CFC has unanimously approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of the stockholders of CFC. A copy of the merger agreement is attached to the information statement as Annex A.

Pursuant to the merger agreement, upon completion of the merger, each holder of CFC common stock and Class B stock (other than stockholders who validly perfect appraisal rights under Delaware law) will be entitled to receive $16.75 per share in cash, without interest. Upon completion of the merger, CFC will become a wholly owned subsidiary of CFCI Holdings.

The approval of the holders of a majority of the outstanding shares of CFC common stock is required to adopt the merger agreement. Our Class B stock has no voting rights with respect to the adoption of the merger agreement. On January 10, 2006, holders of approximately 59% of the outstanding common stock of CFC adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement by written consent. This action by written consent is sufficient to adopt the merger agreement without the affirmative vote of any other CFC stockholder. Accordingly, your approval is not required and is not being requested. Neither CFC nor CFCI Holdings is soliciting proxies from CFC stockholders. This notice and the information statement attached hereto shall constitute notice to you of action by written consent contemplated by Section 228(e) of the General Corporation Law of the State of Delaware, or DGCL. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Under Section 262 of the DGCL, if you did not consent to the adoption of the merger agreement, you may be entitled to appraisal rights in connection with the merger as described in the attached information statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal and to be paid the “fair value” of your shares of CFC common stock at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger). This notice and the attached information statement shall constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex E to the information statement.

COMPLETION OF THE MERGER INVOLVES SEVERAL RISKS, AS DESCRIBED IN THE ATTACHED INFORMATION STATEMENT. Please read the information statement carefully and in its entirety.

The board of directors of CFC fixed January 17, 2006 as the record date for determining the stockholders entitled to notice and to receive the attached information statement. However, under applicable securities regulations, the merger may not be completed until 20 days after the date this information statement was sent or given to CFC stockholders, and therefore, the soonest possible date on which the merger can be completed is                 , 2006.

By order of the Board of Directors,

Dennis W. Lakomy Executive Vice President, Chief Financial Officer, Treasurer and Secretary

500 State Street, Chicago Heights, Illinois 60411

INFORMATION STATEMENT

February     , 2006

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This information statement is being furnished to the holders of common stock of CFC International, Inc., a Delaware corporation, which we refer to as CFC, by our board of directors in connection with the Agreement and Plan of Merger, dated as of January 9, 2006, among CFCI Holdings, Inc., a Virginia corporation, which we refer to as CFCI Holdings, Holo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of CFCI Holdings, which we refer to as Holo Acquisition, and CFC. We refer to this agreement as the merger agreement and to the merger of Holo Acquisition with and into CFC contemplated by the merger agreement as the merger.

The board of directors of CFC has unanimously approved, adopted and declared advisable the merger agreement and the merger and determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of the stockholders of CFC. A copy of the merger agreement is attached as Annex A to this information statement.

Pursuant to the merger agreement, upon completion of the merger, each holder of CFC common stock and Class B stock (other than stockholders who validly perfect appraisal rights under Delaware law) will be entitled to receive $16.75 per share in cash, without interest. Upon completion of the merger, CFC will become a wholly owned subsidiary of CFCI Holdings.

The completion of the merger involves risks, including the existence of several conditions to the obligation of CFCI Holdings to complete the merger, all of which must be either satisfied or waived prior to the completion of the merger. These conditions are discussed in greater detail in this information statement. We urge you to read the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 45.

In accordance with Delaware law and our organizational documents, the affirmative vote or written consent of the holders of a majority of the outstanding shares of CFC common stock is required to adopt the merger agreement. Our Class B stock has no voting rights with respect to the adoption of the merger agreement. No preferred stock is outstanding. On January 9, 2006, Roger F. Hruby, RFH Investments, LP, Roger F. Hruby IRA, and the Roger Hruby Trust u/a/d September 17, 1985, which we refer to together as the principal company stockholders, and who together beneficially owned approximately 59% of the shares of CFC common stock as of that date, entered into a stockholders support agreement with CFCI Holdings, which we call the principal stockholders agreement, pursuant to which, among other things, they agreed to approve the merger and deliver a written consent approving the merger and approving and adopting the merger agreement. A copy of the principal stockholders agreement is attached as Annex B to this information statement.

The principal company stockholders delivered a written consent to CFC on January 10, 2006 in accordance with Section 228 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement. A copy of the written consent is attached as Annex C to this information statement. Because the principal company stockholders beneficially own shares of common stock representing greater than a majority of the voting power of the outstanding shares of our capital stock, the action by written consent is sufficient to adopt the merger agreement and to approve the merger and the other transactions contemplated by the merger agreement without any further action by any other CFC stockholder. As a result, no other votes are necessary to adopt the merger agreement, and your approval is not required and is not being requested. Neither CFC nor CFCI Holdings is soliciting proxies from CFC stockholders. This information statement and the attached notice shall constitute notice to you of action by written consent contemplated by Section 228(e) of the DGCL.

Under Section 262 of the DGCL, if you did not consent to the adoption of the merger agreement, you may be entitled to appraisal rights in connection with the merger, as described in this information statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal and to be paid the “fair value” of your shares of CFC common stock at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger). This information statement and the attached notice constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex E to this information statement.

Under applicable securities regulations, the merger may not be completed until 20 calendar days after the date this information statement is sent or given to CFC stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the earliest possible date on which the merger can be completed is                 , 2006.

PLEASE DO NOT SEND IN YOUR CFC STOCK CERTIFICATES AT THIS TIME. If the merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of CFC stock as promptly as practicable after the merger is completed.

Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state securities commission has passed upon the adequacy or accuracy of this information statement or determined if this information statement is complete. Any representation to the contrary is a criminal offense.

Please read this information statement carefully and in its entirety, as it contains important information. This information statement is dated February     , 2006 and is first being mailed to CFC stockholders on or about February     , 2006.

Dennis W. Lakomy Executive Vice President, Chief Financial Officer, Treasurer and Secretary

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to in this information statement.

Q.	Why did I receive this information statement?

A.	Provisions of Delaware law and applicable securities regulations require us to provide you with information regarding the merger even though your vote or consent is neither required nor requested to adopt the merger agreement or complete the merger.

Q.	What is the proposed transaction?

A.	The proposed transaction provides for the acquisition of CFC by CFCI Holdings. The proposed transaction would be accomplished through a merger of Holo Acquisition with and into CFC, with CFC surviving as a wholly owned subsidiary of CFCI Holdings. CFCI Holdings and Holo Acquisition are owned, directly or indirectly, by investment partnerships advised by and affiliates of Quad-C Management, Inc., a private equity investment firm, which we refer to in this information statement as “Quad-C”. As a result of the merger, our common stock will cease to be quoted on The NASDAQ Stock Market and will not be publicly traded.

Q.	What will I receive in the merger?

A:	Upon completion of the merger, you will be entitled to receive $16.75 in cash, without interest, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will be entitled to receive $1,675.00 in cash in exchange for your CFC shares. In addition, if you hold options to acquire CFC shares immediately prior to the effective time of the merger, upon the effectiveness of the merger, each outstanding option, whether or not then vested or exerciseable, will be converted into a right to receive cash equal to the amount by which (i) $16.75 multiplied by each share of stock subject to the option exceeds (ii) the applicable exercise price for such option multiplied by each share of stock subject to the option. Immediately following such conversion, all options will be cancelled and option holders will receive no additional amounts. See “The Merger — Conversion of Shares; Procedures for Exchange of Certificates.”

Q.	Why am I not being asked to vote on the merger?

A.	The merger requires the approval of a majority of the outstanding common stock of CFC. Our Class B stock has no voting rights with respect to the adoption of the merger agreement, and no shares of our voting preferred stock are outstanding. This approval was obtained on January 10, 2006 when written consents were executed by Roger F. Hruby, RFH Investments, LP, Roger F. Hruby IRA, and the Roger Hruby Trust u/a/d September 17, 1985, our principal company stockholders, who together beneficially owned approximately 59% of our outstanding common stock on that date, to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q.	Are appraisal rights available?

A:	Yes. Under the General Corporation Law of the State of Delaware, which we refer to as the DGCL, holders of our common stock as of the date of this notice who did not consent to the adoption of the merger agreement and who continuously hold their shares through the merger’s effective date will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal to us and comply with all requirements of Delaware law, which are summarized in this information statement. The appraisal amount could be more than, the same as or less than $16.75 per share. See “The Merger — Appraisal Rights”.

Q.	Why did the board of directors recommend the merger agreement?

A.	After careful consideration and evaluation, our board of directors voted unanimously to approve, adopt and declare advisable the merger agreement and the merger. Our board of directors also determined that the merger and the other transactions contemplated by the merger agreement are in the best interest of the stockholders of CFC. Important factors in the board’s determination included the receipt by the board of a fairness opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc., one of its financial advisors, stating that the merger consideration is fair, from a financial point of view, to the CFC public stockholders (as described below in the section entitled “Opinion of Houlihan Lokey”), the results of a process managed by Lincoln Partners, LLC, our other financial advisor, used to determine if other parties were interested in entering into a strategic transaction relating to CFC, the results of extensive negotiations with CFCI Holdings for the sale of CFC, the consideration of the costs and risks of CFC remaining as an independent, stand-alone public company and other important factors described in this information statement. To review our board of directors’ reasons for recommending that our stockholders adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, see “The Merger — Reasons for the Merger”.

Q.	Is the merger subject to the fulfillment of certain conditions?

A.	Yes. Before the merger can be completed, CFC, CFCI Holdings and Holo Acquisition must fulfill or waive several closing conditions. If these conditions are not satisfied or waived, the merger will not be completed. See “The Merger Agreement — Conditions to the Completion of the Merger”.

Q.	What will the principal company stockholders receive in the merger and what will they be required to do?

A.	The principal company stockholders will not receive a control premium but will receive the same $16.75 per share for their common stock and Class B stock as all other CFC stockholders.

In the stockholders support agreement between the principal company stockholders and CFCI Holdings, referred to as the principal stockholders agreement, the principal company stockholders agreed to vote to approve and adopt the merger agreement and the merger and to take additional action in furtherance of the merger and the other transactions contemplated by the merger agreement. The action by written consent is sufficient to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement without the approval of any other stockholder of CFC.

Q.	What are the consequences of the merger to our executive officers?

A:	Following the merger, it is expected that our current executive officers, other than Roger F. Hruby, will continue as executive officers of the surviving corporation. Mr. Hruby will not be a director, officer or stockholder of CFCI Holdings or the surviving corporation following the merger. Like all our other stockholders, our executive officers will be entitled to receive $16.75 per share in cash for each of their shares of CFC common stock and Class B stock. Like all our other option holders, the management participants will also be able to receive cash in an amount equal to the “spread” between their option exercise price and the $16.75 per share merger consideration with respect to each of their shares of the common stock subject to the options. In addition, certain members of our senior management may enter into employment and related agreements with the surviving corporation and may receive options in CFCI Holdings or the surviving corporation. Our executive officers and members of senior management of CFC will also receive change in control and/or severance payments under certain agreements with CFC.

In addition, Gregory Jehlik, Dennis Lakomy and certain of our other members of our senior management (other than Roger Hruby) have been given the opportunity to make a cash equity investment in CFCI Holdings or the surviving corporation representing approximately 6% of the outstanding equity of the surviving corporation following the merger, and additional members of management may be given this opportunity in the future. Cash equity investments in CFCI Holdings or the surviving corporation by our senior management are not a condition to CFCI Holding’s obligation to close the merger.

These interests are more fully described under “Interests of the Company’s Directors and Executive Officers in the Merger.” The board of directors was aware of these interests and considered them, among other factors, when approving the merger agreement.

Q.	What happens if a third party makes an offer to acquire CFC before the merger is completed?

A.	The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving CFC. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written bona fide takeover proposal or terminate the merger agreement and enter into an alternative acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including paying CFCI Holdings a termination fee of $2.5 million and an expense reimbursement of $2.5 million.

Q.	When is the merger expected to be completed?

A.	We expect the merger to occur on or about [February 28, 2006,] subject to certain government regulatory reviews and approvals; however, there can be no assurance that the merger will close at that time, or at all.

Q.	Should I send in my common stock certificates now?

A.	No. After the completion of the merger, you will be sent detailed instructions for exchanging your common stock certificates for your aggregate share price.

Q.	Will I owe taxes as a result of the merger?

A.	The merger will be a taxable transaction for all U.S. holders of shares of our common stock or Class B stock. As a result, assuming you are a U.S. holder, the cash you receive in the merger for your shares of our common stock or Class B stock, as the case may be, will be subject to United States federal income tax and also may be taxed under applicable state, local, and other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive and (2) the adjusted tax basis of your surrendered shares of our common stock or Class B stock, as the case may be. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.	Where can I find more information about CFC?

A.	We file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please refer to the section entitled “Where You Can Find More Information”.

Q.	Who can help answer my questions?

A.	If you have questions about the merger after reading this information statement, require assistance or need additional copies of this information statement, please write or call Dennis W. Lakomy, the Executive Vice President and Chief Financial Officer of CFC, at 500 State Street, Chicago Heights, Il 60411, telephone (708) 891-3456.

SUMMARY

This summary highlights important information in this information statement. Because this summary may not contain all of the information that is important to you, you should carefully read this entire information statement, the annexes attached to this information statement and the other documents to which this information statement refers you for a more complete understanding of the merger, including in particular the copy of the merger agreement and the opinion of Houlihan Lokey that are attached to this information statement as Annex A and Annex D, respectively. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Companies (Page 1)

CFC International, Inc.

•	CFC International, Inc., which we also refer to in this information statement as CFC, we, us or the company, is headquartered in Chicago Heights, Illinois. CFC formulates, manufactures and sells chemically-complex, multi-layered functional coatings, which provide superior performance under a wide range of operating conditions. We apply our proprietary coatings to rolls of plastic film from which our customers transfer the coatings or with which they laminate the coatings to their products for protective, functional, decorative and/or informative purposes.

•	Our principal executive office is located at 500 State Street, Chicago Heights, Illinois 60411, and our telephone number is (708) 891-3456.

CFCI Holdings, Inc.

•	CFCI Holdings, Inc., a Virginia corporation, is an affiliate of Quad-C Management, Inc. and was formed for the purpose of the transaction. Quad-C is a private-equity investment firm with over $2 billion of assets under management. Founded in 1989, Quad-C has invested in 35 platform companies with aggregate sales in excess of $3 billion and has completed more than 100 transactions since its inception.

•	CFCI Holdings’ principal executive office is located at 230 East High Street, Charlottesville, Virginia 22902, and its telephone number is (434) 979-2070.

Holo Acquisition Corp.

•	Holo Acquisition Corp. is a Delaware corporation organized in connection with the merger and has engaged in no activities other than those incident to its formation and the completion of the merger. Holo Acquisition is a wholly owned subsidiary of CFCI Holdings. Holo Acquisition’s mailing address is c/o Quad-C Management, Inc., 230 East High Street, Charlottesville, Virginia 22902.

The Proposed Merger (Page 2)

Pursuant to the merger agreement, Holo Acquisition will merge with and into CFC with CFC surviving the merger as a wholly owned subsidiary of CFCI Holdings.

Upon completion of the merger, each issued and outstanding share of our common stock and Class B stock will automatically be cancelled and will cease to exist and each outstanding share of common stock and Class B stock not owned by CFC, CFCI Holdings or Holo Acquisition will be converted into the right to receive $16.75 in cash, without interest. If any of our preferred stock is issued and outstanding upon completion of the merger, it will be cancelled without consideration. Shares of common stock and Class B stock owned, if any, by CFC, CFCI Holdings or Holo Acquisition immediately prior to the merger will be cancelled without consideration.

As a result of the merger, CFC will cease to be an independent, publicly traded company and its shares of common stock will no longer be quoted on The NASDAQ Stock Market.

Merger Consideration (Page 35)

Upon completion of the merger, each share of our common stock and Class B stock issued and outstanding will be converted into the right to receive $16.75 in cash, without interest. As a result of the merger, you will receive a total amount equal to the product obtained by multiplying $16.75 by the number of shares of our common stock or Class B stock that you own upon surrender of your stock certificates. For example, if you own 100 shares of our common stock, you will receive $1,675.00.

Treatment of the Company’s Stock Options (Page 36)

The merger agreement provides that upon the effectiveness of the merger, each outstanding option to acquire CFC common stock, whether or not vested or exercisable, will be converted into a right to receive cash equal to the amount by which (i) $16.75 multiplied by each share of stock subject to the option exceeds (ii) the applicable exercise price for such option multiplied by each share of stock subject to the option. Immediately following such conversion, all options will be cancelled and option holders will receive no additional amounts. As a result, in addition to the merger consideration payable to our common stockholders, at the closing, CFCI Holdings will pay $2,374,048.50 to option holders upon the conversion and termination of the outstanding CFC options, based on the options outstanding on January 9, 2006.

Required Approval of the Merger; Principal Company Stockholders; Principal Stockholders Agreement; Written Consent (Page 9)

Under Delaware law and our organizational documents, the adoption of the merger agreement by our stockholders may be effected by written consent of the stockholders holding a majority of the outstanding shares of our capital stock entitled to vote on the merger, voting as a class. Each share of our common stock is entitled to one vote in respect of the adoption of the merger agreement. Our Class B stock has no voting rights with respect to the adoption of the merger agreement. No shares of our voting preferred stock are outstanding. Accordingly, only holders of our common stock will be entitled to consent to the adoption of the merger agreement, to receive notice of the proposed merger and to receive this information statement.

On January 9, 2006, the date the merger agreement was signed , there were 3,999,049 shares of common stock outstanding. Roger F. Hruby is the Chairman of CFC. As of January 9, 2006, Mr. Hruby, together with his affiliates, RFH Investments, LP, Roger F. Hruby IRA, and the Roger Hruby Trust u/a/d

September 17, 1985, who we refer to as the principal company stockholders, and who together beneficially owned approximately 59% of the shares of our common stock and all of our Class B stock on that date, entered into a stockholders support agreement with CFCI Holdings, which we refer to as the principal stockholders agreement, in which they agreed, among other things, to take specified actions in furtherance of the merger, including causing the record holders of their shares of CFC common stock to deliver written consents to the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. On January 10, 2006, written consents adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement were executed by the principal company stockholders and delivered to CFC. As a result, no further action of our stockholders will be required to adopt the merger agreement or approve the merger, and CFC will not hold a stockholders’ meeting at which stockholders will vote or take other action on the adoption of the merger agreement.

Federal securities laws state that the merger may not be completed until 20 calendar days after the date this information statement is sent or given to CFC stockholders. Therefore, notwithstanding the execution and delivery of the written consents, the merger will not occur until that time has elapsed. We expect the merger to close on or about [February 28, 2006,] subject to certain government regulatory reviews and approvals. However, there can be no assurance that the merger will close at that time, or at all.

When actions are taken by written consent of less than all of the stockholders entitled to vote (or consent in writing in lieu thereof) on a matter, Section 228(e) of the DGCL requires notice of the action to those stockholders who did not vote (or consent in writing in lieu thereof). This information statement and the attached notice shall constitute notice to you of action by written consent as required by Section 228(e) of the DGCL.

Recommendation of our Board of Directors (Page 10)

After evaluating a variety of business, financial and market factors and consulting with our legal and financial advisors, our board of directors unanimously:

•	approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger,

•	determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of the stockholders of CFC, and

•	recommended that the stockholders of CFC adopt and approve the merger agreement and approve the merger and the other transactions contemplated thereby.

For a discussion of the material factors considered by our board of directors in reaching their conclusion, see “The Merger — Reasons for the Merger.”

The Sale Process and Background of the Merger (Page 2)

We engaged Lincoln Partners, LLC to assist us in identifying potential acquirers and manage the sale process. In October and November of 2004, Lincoln Partners contacted 177 potential acquirers, including both strategic and financial parties, and, in January 2005, certain competitors, and managed a marketing process that resulted in our receipt of ten indications of interest with respect to the purchase of CFC by February 2005. After additional management presentations to these parties, preliminary diligence review and further discussions, three potential acquirers, including Quad-C, submitted offers in

March 2005. CFC initially pursued a transaction with a party other than Quad-C during May and June, 2005. This transaction was abandoned in June, 2005. In July, 2005, CFC and Quad-C renewed discussions. Further due diligence review by Quad-C and negotiations between CFC and Quad-C in the last calendar quarter of 2005, as well as the receipt of the January 9, 2006 fairness opinion of Houlihan Lokey described in the next paragraph, resulted in the merger agreement being approved by our board of directors on January 9, 2006.

Fairness Opinion of Houlihan Lokey (Page 13)

We retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to provide a financial fairness opinion to our board of directors in connection with the merger. At the telephonic meeting of the board of directors on January 9, 2006, Houlihan Lokey rendered its oral opinion, subsequently confirmed in writing, that as of January 9, 2006, and based upon and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received by our public stockholders pursuant to the merger as described in the merger agreement was fair from a financial point of view to those public stockholders.

The full text of Houlihan Lokey’s written opinion, dated January 9, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering the opinion, is attached as Annex D to this information statement. The summary of Houlihan Lokey’s fairness opinion set forth in this information statement is qualified in its entirety by reference to the full text of the opinion. Stockholders should read the opinion carefully and in its entirety. Houlihan Lokey’s opinion is directed to the board of directors of CFC, addresses only the fairness from a financial point of view of the consideration to be received by the public holders of CFC common stock pursuant to the merger as of the date of the opinion, and does not address any other aspect of the merger.

Financing (Page 21)

CFC and CFCI Holdings estimate that the total amount of funds necessary to consummate the merger and related transactions, including the payment of related transaction costs, charges, fees and expenses, will be approximately $98 million, which will be funded at Closing by (i) up to $57.8 million (out of an aggregate credit facility of $68 million) in new senior secured credit facilities, (ii) up to $37 million in equity financing by CFCI Holdings and possibly members of CFC senior management and (iii) up to $4 million through the assumption of existing industrial revenue bonds. Funding of the equity and debt financing will be subject to the satisfaction of the conditions set forth in the definitive loan documents described in the commitment letters pursuant to which the financings will be provided. The execution and delivery of such definitive loan documents and the satisfaction of all conditions to the availability of such debt financing under such documents is a condition to the obligation of CFCI Holdings and Holo Acquisition to close the merger.

Interests of Directors and Executive Officers in the Merger (Page 23)

Some of our executive officers and members of our board of directors have interests in the merger that are different from, or in addition to, the interests of CFC and our stockholders generally. The members of our board of directors were aware of these interests and considered them at the time they adopted the merger agreement and approved the other transactions contemplated by the merger agreement including the merger.

These interests include:

•	the cancellation and cash-out of all outstanding options to acquire our common stock, whether or not then vested or exercisable, held by directors and executive officers;

•	the continuation of our current executive officers as executive officers of the surviving corporation, other than Roger F. Hruby, who will no longer serve as an officer or director;

•	the right to retention incentive payments or success bonus payments triggered by the merger;

•	assurance of severance payments and benefits that may be due to our officers in the event of their termination upon the occurrence of, or following, the merger;

•	the right to continued indemnification and directors’ and officers’ liability insurance for our directors and officers by the surviving corporation for events occurring prior to the time of the merger; and

•	the right of certain members of management (other than Roger Hruby) to make a cash equity investment in CFCI Holdings or the surviving corporation.

Appraisal Rights (Page 28)

Under Section 262 of the DGCL, stockholders who did not consent to the adoption of the merger agreement have the right to exercise appraisal rights and to receive payment in cash for the “fair value” of their shares of our common stock determined in accordance with Delaware law, if such rights are properly perfected in accordance with Section 262 of the DGCL. The fair value of shares of our common stock determined in accordance with Delaware law may be more or less than the merger consideration to be paid to stockholders who choose not to exercise their appraisal rights. To preserve their rights, stockholders who wish to exercise appraisal rights must precisely follow specific procedures. These procedures are described in this information statement, and the complete text of Section 262 of the DGCL that grants appraisal rights and governs such procedures is attached as Annex E to this information statement. We encourage you to read Section 262 of the DGCL carefully and in its entirety.

The merger agreement provides that CFCI Holdings may terminate the merger agreement if stockholders holding more than 400,000 shares of CFC common stock seek appraisal rights, subject to the option of Roger F. Hruby to indemnify CFCI Holdings against any potential liability of CFCI Holdings above this threshold amount. If the merger agreement is terminated for this reason CFC has agreed to pay a $2.5 million expense reimbursement to CFCI Holdings (but no termination fee will be payable).

Regulatory Approvals Required for the Merger (Page 32)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On January 13, 2006, CFC and CFCI Holdings each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on February [13], 2006.

Under the merger agreement, both CFC and CFCI Holdings have agreed to use their commercially reasonable efforts to obtain all necessary governmental approvals in connection with the execution of the merger agreement and completion of the merger.

The Merger Agreement (Page 35)

The merger agreement provides a detailed description of our representations and warranties to CFCI Holdings, covenants relating to the conduct of our business, consents and approvals required for and conditions to the completion of the merger and our ability to consider other takeover proposals. The merger agreement also provides for the automatic conversion of shares of our common stock into the right to receive the $16.75 per share merger consideration at the effective time of the merger and instructions on how to exchange certificates representing shares of our common stock for the merger consideration.

Termination Fee and Expense Reimbursement (Page 48)

If the merger agreement is terminated, under certain circumstances we will be obligated to pay CFCI Holdings a termination fee of $2.5 million and/or an expense reimbursement of $2.5 million.

Payments to be Made by CFC upon the Closing of the Merger (Page 33)

Immediately upon the closing of the merger, CFC, as the surviving corporation, will pay off (i) the long and short term debt of CFC outstanding at the close of the merger (net of cash), (ii) certain of CFC’s transaction costs and fees, and (iii) change in control payments to employees and an unaffiliated stockholder. The surviving corporation will assume approximately $4 million of debt through two industrial revenue bonds (IRBs); as such the IRBs will not be paid off. For more detail on the amounts to be paid, see page 32 of this information statement.

Indemnification Obligations of Roger F. Hruby (Page 49)

Roger F. Hruby has agreed to indemnify CFCI Holdings and CFC following the merger with respect to certain costs of the transaction, stockholder litigation and appraisal proceedings.

Market Price of CFC Common Stock (Page 34)

Our common stock is listed on The NASDAQ Stock Market under the trading symbol “CFCI.” On January 9, 2006, which was the last trading day before we announced we had signed a merger agreement with CFCI Holdings, our common stock closed at $14.40 per share. On February     , 2006, which was the last trading day before the date of this information statement, our common stock closed at $              per share.

Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders (Page 22)

The receipt of the merger consideration for each share of our common stock and our Class B stock for cash pursuant to the merger agreement will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. For U.S. federal income tax purposes, each of our stockholders that is a U.S. holder generally will recognize taxable gain or loss as a result of the merger measured by the difference, if any, between the merger consideration and the adjusted tax basis in that share of common stock or Class B stock, as the case may be, owned by the stockholder. That gain or loss will be a capital gain or loss if the share of common stock or Class B stock, as the case may be, is held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the share of common stock or Class B stock, as the case may be, has been held for more than one year at the time of the completion of the merger. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

THE COMPANIES

CFC International, Inc.

CFC formulates, manufactures and sells chemically-complex, multi-layered functional coatings, which provide superior performance under a wide range of operating conditions. The company applies its proprietary coatings to rolls of plastic film from which its customers transfer the coatings or with which they laminate the coatings to their products for protective, functional, decorative and/or informative purposes. The Company produces five primary types of coated products: holographic products such as HoloLam Plus™ (patent applied for) for credit cards, authentication seals used principally to certify and protect the authenticity or brand of proprietary products and documents susceptible to counterfeiting or tampering and eye-catching holographic packaging; printed products such as simulated wood grain patterns for furniture, manufactured homes and home interiors; pharmaceutical pigmented coatings used as heat transfer printing registered with the FDA for pharmaceutical products such as intravenous solution bags and syringes; security products such as magnetic stripes and signature panels for credit cards, intaglio printing for stock, bond and gift certificates, along with printing, and encoding gift cards and a sophisticated fulfillment system to distribute security products; and specialty pigmented and simulated metal coatings used on products such as beverage cases and cosmetics. CFC is a leading supplier in many of the worldwide markets it serves.

We were formed as a Delaware corporation in 1986. The Company’s executive offices are located at 500 State Street, Chicago Heights, Illinois 60411. Our telephone number is (708) 891-3456, and our website which was redesigned in July 2004 is www.cfcintl.com. The information on our website is not incorporated into and is not intended to be a part of this information statement.

CFCI Holdings, Inc.

CFCI Holdings, Inc. is an affiliate of Quad-C Management, Inc. Quad-C Management, Inc. is a middle-market private-equity, investment firm with over $2 billion of assets under management. Founded in 1989, Quad-C has invested in 35 platform companies with aggregate sales in excess of $3 billion and has completed more than 100 transactions since its inception. CFCI Holdings is currently a corporation, but may, prior to the merger, convert to a limited liability company. CFCI Holdings’ principal office is located at 230 East High Street, Charlottesville, Virginia 22902, and its telephone number is (434) 979-2070.

Holo Acquisition Corp.

Holo Acquisition is a Delaware corporation organized in connection with the merger and has engaged in no activities other than those incident to its formation and the completion of the merger. Holo Acquisition is a wholly owned subsidiary of CFCI Holdings. Holo Acquisition’s mailing address is c/o Quad-C Management, Inc., 230 East High Street, Charlottesville, Virginia 22902.

THE MERGER

Background

The board of directors and management review CFC’s strategic focus on a continuing basis. Our strategic considerations have included acquiring other companies, internal growth, sales of additional common stock and the sale of CFC. Below is a description of the process management, the board of directors, and CFC engaged in prior to entering into the merger agreement with CFCI Holdings pursuant to which we will be acquired.

On May 6, 2004, our board of directors met as regularly scheduled. Among the topics discussed were CFC’s future, including possible strategic alternatives and methods for increasing stockholder value. The board noted the $5.00 to $7.00 per share range of CFC’s recent stock price performance. Our board also reviewed the other companies that might be interested in a transaction with us and the values that might be achievable. The board also reviewed the legal standards applicable to the board’s decision-making process. Following these reviews and further discussion and deliberation, our board concluded that it would be in the best interests of our stockholders to explore strategic alternatives. In order to implement the review of strategic alternatives, our board directed our management to engage an investment banker to act as our financial advisors in connection with a possible strategic transaction, and to commence a formal process to solicit proposals for the acquisition of all the shares of our capital stock.

On June 18, 2004, we engaged Lincoln Partners, LLC, a boutique investment bank, primarily because of its knowledge of CFC and its experience in representing chemical and engineered products companies in connection with mergers and acquisitions. Lincoln Partners was instructed to identify potential candidates who were interested in acquiring CFC in order to increase stockholder value.

In August and September 2004, with the assistance of our senior management, Lincoln Partners identified a list of potential acquirers and prepared a confidential information memorandum for distribution to potentially interested parties for the purpose of determining the level of interest in a transaction with CFC.

On October 26, 2004, the day after we released our third quarter earnings, our closing stock price increased to $9.64 from its close of $6.99 the day before.

On October 26, 2004, Lincoln Partners began contacting potential acquirers, and approximately 177 potential buyers received a confidential “teaser” letter that did not identify CFC, to determine possible interest in a transaction. By December 1, 2004, 81 parties had executed confidentiality agreements with CFC and received the confidential information memorandum along with a letter requesting an indication of interest by December 10, 2004. Our senior management worked closely with our financial and legal advisors throughout the process.

On November 24, 2004, at a regularly scheduled meeting of our board, Lincoln Partners and our senior management updated the board on the status of our exploration of strategic alternatives. The board also noted that during the period following our third quarter earnings release, our closing stock prices had increased to $14.01 as of the date prior to the meeting.

Three parties submitted indications of interest by December 10, 2004. During the rest of December 2004 and January 2005, Lincoln Partners continued its marketing efforts, and by February 8, 2005, we had received an additional seven indications of interest to acquire CFC, including one from Quad-C.

Lincoln Partners also contacted two direct competitors (that had not previously been contacted due to competitive issues) on our behalf regarding their interest in pursuing a transaction with CFC. Each of these parties indicated it was not interested in pursuing a transaction.

Of the ten parties indicating interest, eight, including Quad-C, attended formal senior management presentations, and participated in question and answer sessions to gain a further understanding of our business. These meetings and discussions occurred in the last week of January and first three weeks of February in 2005.

Each of these eight parties, including Quad-C, was provided a draft merger agreement that included an all cash merger transaction structure pursuant to which, immediately after the execution of a merger agreement with the buyer, the principal company stockholders would cause the record holders of their shares of our common stock to execute written consents in accordance with Section 228 of the DGCL adopting the merger agreement. Because the principal company stockholders beneficially own shares of common stock representing greater than a majority of the voting power of the outstanding shares of our capital stock entitled to vote on the adoption of a merger agreement, the proposed action by written consent would be sufficient to adopt the merger agreement with the buyer without any further action by any other CFC stockholder. The draft merger agreement included provisions that would allow us, after the merger agreement was executed, to terminate the merger agreement and enter into an alternative transaction that is superior to the transaction with the buyer. The draft merger agreement did not provide for expense reimbursement, break-up fees or any dissenters’ rights termination threshold.

Senior management and Lincoln Partners worked together closely to obtain final offers from parties attending management presentations. These efforts included:

•	compiling information, data and analysis for a comprehensive data room;

•	granting interested parties access to the data room;

•	hosting follow-up conference calls and in-person meetings with interested parties to discuss financial, operational and business-related questions and issues;

•	creating follow-up analyses and written documents in response to financial, operational and business-related questions and issues raised by interested parties; and

•	maintaining dialogues with interested parties to ensure potential issues and areas of concern were being addressed in a proactive and timely manner.

As a result of the above, three bidders, including Quad-C, submitted offers on or around the original final offer bid deadline of March 16, 2005, together with comments to the draft merger agreement and a proposal letter from third party financing sources relating to the financing of the transaction. The proposals identified enterprise values of $85 million, $90 million and $90.5 million for CFC. Each of the proposals included an expense reimbursement provision, a break-up fee, a right to terminate the merger if the number of stockholders seeking appraisal rights exceeded a designated threshold and a requirement that current CFC senior management invest in the acquiring entity.

From March 16, 2005 through April 6, 2005, Lincoln Partners had follow-up conversations with each of the bidders to clarify various aspects of their proposals, including price, financing contingencies, due diligence requirements and required timing. Lincoln Partners and management also provided the three bidders with information regarding a new business opportunity relating to holographic security devices embedded in magnetic strips. Lincoln Partners provided interested parties with guidance on valuation based on this additional information. Lincoln Partners requested that each of the three bidders consider the additional information and submit revised proposals. On April 6, 2005, the three bidders submitted revised offers of $98 million, $102 million and $105 million.

From April 6, 2005 through April 22, 2005, Lincoln Partners had further follow-up conversations with each of the bidders to clarify various aspects of their proposals. On April 15, 2005, our board of directors retained Houlihan Lokey to provide a fairness opinion if a bidder and transaction were identified. Also during this period, our legal advisors engaged in discussions with legal advisors for the three bidders, including Quad-C’s legal advisors, with respect to the proposed merger agreement and other related agreements. Lincoln Partners and management also provided the three bidders with additional new information regarding the new business opportunity and our first quarter operating results. Lincoln Partners requested that each of the three bidders consider the additional information and submit their final offer, including responding to our proposal on expense reimbursement terms, a break-up fee and dissenters’ rights provisions.

The three bidders submitted final offers on or about April 22, 2005, of $102 million, $105.3 million and $107 million and provided similar, though not identical, economic terms for expense reimbursement, break-up fee and dissenters’ rights.

On April 25, 2005, our board held a meeting at Lincoln Partner’s offices to discuss the process and ongoing developments with our management and advisors. At this meeting, our management and Lincoln Partners reported on their discussions with the three parties that had submitted final offers. Lincoln Partners presented to our board a summary of the entire process conducted and the identity of, and price range offered by, the bidders remaining in the process. Our legal advisors, Holland & Knight LLP, summarized the draft merger agreement provisions and the changes suggested by the bidders. Houlihan Lokey also orally and preliminarily provided its opinion that the merger consideration contained in the offers was fair to CFC public stockholders from a financial point of view.

Based on these presentations, the board authorized Lincoln Partners to continue negotiating with Quad-C as the lead party and authorized Holland & Knight to prepare a letter of intent for review and discussion at the board’s regularly scheduled April 29, 2005 meeting. The board also indicated its desire that the bidder provide some form of guaranty of the obligations of the acquiring entity to the merger agreement, which would otherwise be nominally capitalized prior to the closing of the merger.

As instructed by the board, Lincoln Partners continued negotiations with the lead party and communicated to the other two parties that we were attempting to negotiate a letter of intent with Quad-C. When informed by Lincoln Partners that CFC was beginning negotiations with another party on a letter of intent, Audax Management Company, LLC indicated its willingness to raise its proposal to an enterprise value of $107.3 million. The third bidder reiterated that its previous proposal was its final offer for CFC.

At the April 29, 2005 meeting held at our principal office with all directors present, Lincoln Partners updated the board on Audax’s revised final offer of $107.3 million. Our board discussed the situation with our management and our advisors, including the conditions and risks associated with the proposals and the provisions relating to expense reimbursement, break-up fees, dissenters’ rights and guaranty of obligations. Lincoln Partners summarized the key terms of the final offers as follows:

•	an enterprise value of $107.3 million from Audax and $107.0 million from Quad-C;

•	expense reimbursement for up to $1 million pre-merger agreement signing and up to $1.75 million post-merger agreement signing for Audax, and a flat reimbursement of

$750,000 pre-merger agreement signing and $1.5 million post-merger agreement signing for Quad-C;

•	a $2 million break-up fee for Audax, and a $3.5 million fee for Quad-C; and

•	neither bidder agreed to provide any guaranty of the purchasing parties’ obligations.

Holland & Knight summarized the terms of the letters of intent and reviewed again with the board the legal standards applicable to the board’s decision-making process. Houlihan Lokey delivered orally its fairness opinion with respect to the merger consideration offered by the remaining bidders, and later confirmed in writing with respect to the Audax offer as of May 2, 2005. The board also reviewed and considered, with our advisors, various other factors, including the ability of our board to terminate the merger agreement if we received an offer whose terms were superior to the terms of the merger with the buyer.

After updating CFC management and the board on the Audax development, it was determined that both Quad-C and Audax would be given an opportunity to submit a best and final proposal to acquire CFC by May 2, 2005, when the board would then promptly make a final determination on the party to move forward with on a transaction.

At the April 29, 2005 board meeting, our board of directors also discussed the recent trading price performance of our common stock, and the fact that the per share merger consideration offered by the final proposals was significantly below our then recent trading prices. Historically, our common stock traded very lightly, averaging less than 100,000 shares per month. On October 26, 2004, trading volume in our common stock increased dramatically. We had made no public disclosure regarding our intention to consider a sale of CFC or to pursue any other strategic alternatives, so we believe the initial increase in trading volume and prices was solely a result of our improved financial performance, released to the public on October 25, 2004 as part of our third quarter 2004 earnings announcement. Our common stock trading volume and stock price dramatically increased again on March 4, 2005 after Investor’s Business Daily, or IBD, added CFC to its IBD 100 Index. We maintained our weekly listing on the IBD 100 Index every week until after the announcement of the Audax letter of intent.

Based on this review the board determined that the increases in our trading prices that followed earnings announcements for the third and fourth quarters of 2004 should properly should be considered in determining the appropriateness of any merger consideration, while those increases tied to our appearance on the IBD 100 Index (and the consequent rise in our stock price from $16.95 on March 3, 2005 (pre-IBD) to $27.28 on April 22, 2005) should not be given substantial weight.

On May 2, 2005, Audax and Quad-C submitted best and final proposals to acquire CFC. Audax submitted a proposal with an enterprise value of $109.4 million (and a per share equivalent of $19.80, based on our assumptions as to net debt, transaction costs and change in control payments), and agreed to provide a guaranty of the acquiring entity’s obligations under the merger agreement, but also raised its break-up fee to $3 million. Quad-C’s proposal contained an enterprise value of $108.0 million and maintained its $3.5 million break up fee, but it did not provide a guaranty of the acquiring entity’s obligations. Each of the offers was included in a fully negotiated letter of intent, copies of which were made available electronically to the directors prior to their May 2, 2005 meeting.

On May 2, 2005, our board met telephonically, with all directors participating, to consider the letters of intent from Audax and Quad-C. After a discussion of the comparative terms and due deliberations our board unanimously approved resolutions approving the letter of intent with Audax dated as of May 2, 2005.

On May 3, 2005, we announced the signing of the letter of intent with Audax for an enterprise value of $109.4 million, and an expected share price range between $19.50 and $20.00 per share (which was less than the publicly traded price of our common stock at that time). Houlihan Lokey rendered an opinion that this proposed transaction was fair to CFC’s public shareholders from a financial point of view as of May 2, 2005.

Following the announcement of the letter of intent with Audax, the trading price of our common stock dropped from $24.70 per share on May 2, 2005, the day before the announcement of the Audax letter of intent, to $18.84 per share on May 4, 2005.

Four stockholder class action lawsuits were filed against us and our directors in the Court of Chancery of the State of Delaware in New Castle County following the announcement of the Audax letter of intent. The complaints alleged, among other things, that our directors breached their fiduciary duties in pursuing the Audax merger and in allegedly failing to obtain the highest price per share. These lawsuits sought to enjoin the merger and sought payment of the fees of the plaintiffs’ counsels and experts, among other things. The lawsuits were consolidated by order of Court of Chancery on June 8, 2005 as In re CFC International, Inc. Shareholders Litigation, Consolidated C.A. No. 1325-N.

Audax continued its due diligence in May and June of 2005 and CFC and Audax and their legal advisors continued negotiations on the merger agreement and related documents. On June 24, 2005, Audax requested a significant price adjustment of $5 million to $12 million below their letter of intent price of $109.4 million based on their due diligence findings. This price reduction request did not incorporate CFC’s subsequent EBITDA shortfall for the remainder of 2005. Our board of directors rejected Audax’s request for a purchase price adjustment, and the exclusivity agreement in the letter of intent, which had expired, was not extended.

During the last week in June, 2005, CFC and Lincoln Partners discussed possible options, including continued negotiation of a purchase price adjustment with Audax. The board directed Lincoln Partners to re-contact Quad-C and the other final stage bidder. Priority was placed on Quad-C as it had provided a higher previous final offer than the third bidder.

On July 2, 2005, Lincoln Partners contacted Quad-C to inform it of the developments in the transaction between CFC and Audax and invited Quad-C to submit a revised offer. Quad-C expressed its interest in pursuing a transaction and requested a meeting with CFC and Lincoln Partners.

On July 6, 2005, representatives of our management and Lincoln Partners met with Quad-C in New York to discuss the transaction process and the diligence issues raised by Audax and to provide an overall update on our business conditions, including lower financial projections for the remainder of 2005.

On July 8, 2005, Lincoln Partners contacted the other last stage bidder who indicated that it was not in a position to exceed its previous final offer or change its position on other material deal issues. At this point in time, the merger price being negotiated with Quad-C was above the other last stage bidder’s previous final offer.

On July 11, 2005, our board of directors met to review the discussions with Quad-C, the possibilities of a revised transaction with Audax or a transaction with another party, and other matters relevant to continuing the sale process.

On July 12, 2005, we released our amended first quarter results.

On July 14, 2005, our management and a representative of Lincoln Partners met with Quad-C’s principals in its Charlottesville, Virginia office to further discuss a possible merger at an enterprise value of between $106 million and $107 million, or approximately $19.50 per share to our common stockholders, as well as to discuss recent financial performance and overall business conditions.

In the thirty days before we released our second quarter results and announced the termination of the Audax letter of intent on August 15, 2005, the closing prices of our stock ranged from $18.15 to $19.00 per share. Following that announcement on the morning of August 15, 2005 , our closing stock price dropped over $1 per share from $18.15 per share as of the close on August 14th to $17.10 per share as of the close on August 15th.

On August 25 and 26, 2005, Quad-C met with our management in Chicago to discuss declining trends in our historical and projected financial performance and the status of the negotiation and documentation of an amendment and extension to a current supply agreement with a significant customer.

On September 9, 2005, after we completed our August 2005 financial statements, we provided to Quad-C a downward revised 2005 EBITDA forecast that was approximately 16% lower than the 2005 forecast provided to the final stage bidders in May 2005.

On September 16, 2005, Quad-C orally submitted an offer to acquire CFC for $17.50 per share. During the period from September 17, 2005 to September 23, 2005, Lincoln Partners and our management negotiated with Quad-C for an increased share price.

On September 23, 2005, CFC and Quad-C executed a letter of intent granting Quad-C 60 days of exclusivity with a proposed enterprise value of approximately $96 million, or $18.00 per share (based on our assumptions as to net debt, transaction costs and change of control payments net of taxes).

On October 6, 2005, the plaintiffs in the stockholder class action lawsuit voluntarily dismissed the consolidated action without prejudice.

From September 23, 2005 through December 19, 2005, Quad-C and its legal advisors updated their due diligence of CFC and our business, financial condition and operations. Throughout this period, we experienced softness in our business and start-up issues with a new product line that resulted in us lowering our forecast for the full year 2005. The revised 2005 forecast was approximately 19% lower than the 2005 forecast provided to the final stage bidders in May 2005. Based on this review, in mid-December 2005, Quad-C indicated to Lincoln Partners that it wished to reduce the purchase price payable to our stockholders due to the lower forecast and certain liabilities identified during due diligence.

From December 19, 2005 through January 5, 2006, Lincoln Partners and our management negotiated the purchase price with Quad-C, with the result that CFC and Quad-C on January 5, 2006 agreed on a purchase price based on an enterprise value of approximately $93 million, that would result in a $16.75 per share payment to our stockholders (based on our assumptions as to net debt, transaction costs and change in control payments net of taxes).

From December 19, 2005 through January 5, 2006, CFC, Quad-C and their respective legal counsel continued to negotiate and finalize the terms and conditions of a mutually acceptable merger agreement. Quad-C provided CFC with a copy of a financing commitment letter relating to the transaction on December 22, 2005. As a condition of signing the definitive merger agreement, Quad-C also required that we complete the negotiation and documentation of, and sign, an amendment and extension to the current supply agreement with one of our significant customers. This extension and amendment was signed as of January 4, 2006.

On the afternoon of January 5, 2006, the CFC board met by telephone, together with representatives of Lincoln Partners, Holland & Knight and Houlihan Lokey and reviewed the final terms and conditions of the proposed transaction with CFCI Holdings. Lincoln Partners summarized the key terms of the Quad-C offer contained in the merger agreement as follows:

•	an enterprise value of approximately $93 million;

•	a per share effective price to CFC stockholders of $16.75 per share;

•	expense reimbursement of $2.5 million; and

•	a $2.5 million break-up fee.

A draft of the merger agreement was distributed prior to the meeting. At the meeting, a representative of Houlihan Lokey presented and summarized Houlihan Lokey’s financial analysis of the proposed merger and discussed that analysis with the directors. Houlihan Lokey then rendered its oral opinion to our board of directors that, as of that date and based upon and subject to the various assumptions and limitations to be set forth in its written opinion, the $16.75 per share merger consideration to be received by our public stockholders in the proposed merger was fair from a financial point of view to such stockholders. A representative of Holland & Knight LLP then summarized for our board of directors certain material terms of the merger agreement that had been negotiated by the parties, and also discussed with our board of directors their fiduciary obligations in connection with their consideration of the proposed transaction. Our board also reviewed and considered, with our advisors, the various other factors described under “— Reasons for the Merger,” including the ability of our board to terminate the merger agreement if we receive an offer whose terms are superior to the terms of the merger agreement with CFCI Holdings. The board also noted that since September 1, 2005, our common stock trading price has ranged from $14.00 to $15.88 per share, and monthly trading volumes have moved much closer to the pre-IBD volumes of 100,000 shares per month.

Houlihan Lokey agreed to finalize and distribute its financial presentation to our directors over the weekend and prior to a January 9, 2006 special telephonic meeting scheduled by the board to vote on the merger.

On January 6, 2006, the parties completed negotiations on the final points open in the merger agreement, made all technical corrections and other modifications to the terms and conditions of the draft merger agreement and related schedules and exhibits, and circulated an execution copy of the merger agreement and principal stockholders agreement for signature on January 9, 2006, subject to the approval of the CFC board of directors.

The final Houlihan Lokey presentation materials were provided to directors via email on Sunday, January 8, 2006.

On January 9, 2006, the CFC board of directors reconvened by telephone together with representatives of Lincoln Partners, Houlihan Lokey and Holland & Knight. Houlihan Lokey presented and summarized its financial analysis to our board, and following a discussion with the board, Houlihan Lokey delivered orally its fairness opinion with respect to the merger consideration offered by CFCI Holdings in the merger agreement and later confirmed in its written opinion dated as of January 9, 2006, as described under “— Opinion of Houlihan Lokey.”

After further discussion and due deliberation, our board:

•	approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of our stockholders; and

•	recommended that our stockholders adopt and approve the merger agreement and approve the merger and the other transactions contemplated thereby.

The board also adopted resolutions relating to the preparation, filing and distribution of the information statement, and the filing under the Hart-Scott-Rodino Antitrust Improvements Act.

The foregoing actions were approved unanimously by our board.

The merger agreement and principal stockholders agreement were signed on the afternoon of January 9, 2006, and following the close of the NASDAQ market that same day, CFC and Quad-C issued a joint press release announcing the signing of the merger agreement.

On January 10, 2006, the principal company stockholders of CFC holding approximately 59% of the outstanding shares of CFC common stock executed and delivered a written consent to CFC approving the merger agreement and merger.

Pursuant to the terms of an engagement letter, we have agreed to pay Lincoln Partners customary fees and expenses of $1,122,000 in connection with the merger, a substantial portion of which is contingent upon the completion of the merger. In addition, we have agreed to indemnify Lincoln Partners and their affiliates, their respective directors, officers, agents and employees and each person, if any, controlling them or any of their affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of their engagement.

Required Approval of the Merger; Principal Stockholders Agreement; Written Consent

Under Section 251 of the DGCL, the approval of our board of directors and the affirmative vote (or written consent in lieu thereof) of a majority of the voting power of the outstanding shares of capital stock entitled to vote on the merger are required to adopt the merger agreement. Each share of our common stock is entitled to one vote in respect of the adoption of the merger agreement. Our Class B stock has no voting rights with respect to the adoption of the merger agreement. No shares of our voting preferred stock were outstanding on January 9, 2006. Accordingly, only holders of our common stock are entitled to consent to the adoption of the merger agreement, to receive notice of the proposed merger and to receive this information statement.

On January 9, 2006, the date the merger agreement was signed by CFCI Holdings, CFC and Holo Acquisition, there were 3,999,049 shares of common stock outstanding. On January 9, 2006, the principal company stockholders, which, together, beneficially owned as of that date approximately 59% of the outstanding shares of common stock, entered into the principal stockholders agreement with CFCI Holdings pursuant to which the stockholders agreed, among other things, to take specified actions in furtherance of the merger, including causing the record holders of their shares of CFC common stock to deliver to CFC written consents in accordance with Section 228 of the DGCL adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement.

On January 10, 2006 the principal company stockholders caused such record holders to execute and deliver to CFC such written consents adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement. Because the principal company stockholders beneficially own more than a majority of the outstanding shares of our common stock, this action by written consent is sufficient to adopt the merger agreement and to approve the merger and the other transactions contemplated by the merger agreement without any further action by any other CFC stockholder. As a result, no other votes are necessary to adopt the merger agreement, and your approval is not required and is not being requested.

Federal securities laws state that the merger may not be completed until 20 calendar days after the date this information statement is sent or given to CFC stockholders. Therefore, notwithstanding the execution and delivery of the written consents by the principal company stockholders, the merger will not occur until that time has elapsed. We expect the merger to close on or about [February 28, 2006], subject to certain government regulatory reviews and approvals. However, there can be no assurance that the merger will close at that time, or at all.

Recommendation of our Board of Directors

On January 9, 2006, after evaluating a variety of business, financial and market factors and consulting with our legal and financial advisors, and after due discussion and due consideration, our board of directors unanimously:

•	approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger,

•	determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of the stockholders of CFC, and

•	recommended that the stockholders of CFC adopt and approve the merger agreement and approve the merger and the other transactions contemplated thereby.

Reasons for the Merger

In reaching its determinations, approvals and recommendations referred to above, our board of directors consulted with management and its legal and financial advisors and considered a number of factors, including, among others, the following factors, each of which, in the view of our board of directors, supported such determinations, approvals and recommendations:

•	the $16.75 to be paid under the merger agreement represents a premium over our fundamental value as determined by Houlihan Lokey;

•	the merger consideration is all cash, so that the transaction allows our stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

•	the merger consideration is fixed, and our stockholders will not be affected by any decline in results in operations or prospects of CFC following the date the merger agreement was executed;

•	the indemnification provided by Roger F. Hruby with respect to certain costs of the transaction, stockholder litigation and appraisal proceedings;

•	the board’s view of CFCI Holdings’ financing commitments and its ability to fund the merger consideration and to close the transaction;

•	the financial presentation of Houlihan Lokey, including its opinion as to the fairness, from a financial point of view, to our public stockholders of the consideration to be received by such stockholders in the merger;

•	a comparison of the merger consideration and the other terms and conditions of the proposed merger agreement with CFCI Holdings and the proposals provided by other interested parties, and the risks and uncertainties associated with the other alternatives;

•	management’s view of the financial condition, operations and businesses of CFC, and our prospects if it were to remain independent including the increased capital requirements and the increased costs of compliance with the Sarbanes-Oxley Act;

•	the results of the thorough process conducted by CFC and its advisors for evaluating our strategic alternatives and reviewing proposals submitted by interested parties and our efforts to make certain that all reasonable alternatives and likely acquisition candidates were pursued;

•	management’s view that it is unlikely that any other party would propose to enter into a transaction more favorable to CFC and its stockholders;

•	the merger agreement contains only customary conditions to the completion of the merger, which increases the likelihood that the merger will be completed;

•	the principal company stockholders, together owning approximately 59% of our outstanding common stock, informed the board that they were in favor of the merger;

•	the financial and other terms and conditions of the merger agreement as reviewed by our board of directors and the fact that they were the product of arm’s-length negotiations between the parties;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, we are permitted to terminate the merger agreement, prior to the completion of the merger for an alternative transaction proposed by a third party that is a “superior proposal” as defined in the merger agreement, upon the payment to Holo Acquisition of a $2.5 million termination fee (representing approximately 2.7% of the total equity value of the transaction) and a $2.5 million fee reimbursement (see “The Merger Agreement—Termination” and “The Merger Agreement—Fees and Expenses”);

•	the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Appraisal Rights” and Annex E);

•	the commitment made by CFCI Holdings to continue to provide for 12 months following the merger benefits substantially comparable to those provided immediately prior to the merger to our employees that continue with CFC after the merger for the twelve months following the merger;

•	recognition that the trading price of CFC’s common stock at the time that the board began consideration of strategic alternatives in May, 2004 were in the $5 to $6 range; and

•	the fact that no alternative credible competitive proposal to acquire CFC had been made since May 3, 2005, the date on which we announced the letter of intent with Audax.

In addition, the board of directors believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the board of directors to represent effectively the interests of CFC’s stockholders. These procedural safeguards include the following:

•	the fact that, other than the acceleration of stock options to acquire shares of CFC common stock held by each director, and other than the equity investment opportunity and possible employment arrangements by Gregory Jehlik and Dennis Lakomy and certain other executives (other than Roger Hruby) in and with CFCI Holdings or the surviving corporation, the directors will not receive any consideration in connection with the merger that is different from that received by any other stockholder of CFC;

•	the fact that the board of directors made its evaluation of the merger agreement and the merger based upon the factors discussed in this information statement;

•	the fact that senior management did not discuss the terms of their opportunity to invest in CFCI Holdings or the surviving corporation with CFCI Holdings until the board of directors and CFCI Holdings had reached a preliminary agreement on the key terms of the proposed merger;

•	the fact that CFC is permitted under certain circumstances to respond to inquiries regarding takeover proposals and to terminate the merger agreement in order to complete a superior transaction; and

•	the fact that under Delaware law, the stockholders of CFC have the right to demand appraisal of their shares.

The board also considered potential adverse consequences of the merger and the merger agreement, including:

•	the fact that the merger consideration is fixed, and therefore, that our stockholders will not share in any benefits of improved results of operations or prospects of CFC following the date the merger agreement was executed;

•	the risk that the merger might not be completed and the potential adverse effects of the failure to complete the merger on CFC, including the diversion of management resources from other strategic opportunities and operational matters, the restrictions in the merger agreement on the operation of our business, the transaction costs of the proposed merger and the risk that, as a result of the announcement of the merger, our existing relationships with our employees, vendors and suppliers could be impaired;

•	the fact that gains from an all cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	that certain officers and directors of CFC have interests in the merger that may conflict with the interests of CFC and its stockholders as described under “The Merger — Interests of Directors and Executive Officers in the Merger”; and

•	the risks of stockholder lawsuits and the potential for appraisal rights proceedings.

Although the foregoing discussion sets forth the material factors considered by our board of directors in reaching its recommendation in favor of the merger, it may not include all of the factors considered by our board of directors, and each director may have considered different factors. In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching the determinations.

The foregoing discussion of the information and factors considered and given weight by the board of directors is not intended to be exhaustive but is believed to include all material factors considered by the board of directors.

Our board of directors approved, adopted and declared advisable the merger agreement and the other transactions contemplated by the merger agreement, including the merger, and recommended that our stockholders adopt and approve the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Opinion of Houlihan Lokey

In connection with the merger, our board of directors retained Houlihan Lokey to render an opinion as to whether the aggregate consideration to be received by the public stockholders of CFC pursuant to the merger is fair from a financial point of view. The fairness opinion as of January 9, 2006 was prepared to assist our board of directors in evaluating the terms of the merger.

The following summary of the fairness opinion is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex D to this information statement. The public stockholders are urged to read the fairness opinion in its entirety.

In connection with rendering its opinion, Houlihan Lokey, among other things:

1.	met with members of CFC’s board of directors to discuss the merger;

2.	met with certain members of the senior management of CFC to discuss the merger and the operations, financial condition, future prospects, and projected operations and performance of CFC;

3.	met with representatives of Lincoln Partners and CFC’s counsel to discuss certain matters;

4.	visited certain facilities and business offices of CFC;

5.	reviewed CFC’s annual reports to stockholders and SEC filings on Form 10-K for the fiscal years ended December 31, 1999 through December 31, 2004, SEC filings on Form 10-Q for the periods ended March 31, 2005, June 30, 2005, and September 30, 2005, and CFC-prepared preliminary financial statements for the period ended December 31, 2005, which CFC’s management has identified as being the most current financial statements available;

6.	reviewed forecasts and projections prepared by CFC’s management with respect to CFC, for the fiscal years ending December 31, 2005 through 2006;

7.	reviewed copies of the following documents:

•	Draft Agreement and Plan of Merger, dated January 6, 2006 by and between CFCI Holdings, Inc., Holo Acquisition Corp. and CFC International, Inc.;

•	Letter of Intent between Quad-C Management, Inc. and CFC, dated September 23, 2005;

•	Restated Certificate of Incorporation of CFC International, Inc., dated August 16, 1995;

•	Restated Bylaws of CFC International, Inc., dated as of August 16, 1995;

•	CFC International, Inc. Confidential Offering Memorandum, dated Fall 2004;

•	CFC International, Inc. Management Presentation, dated Winter 2005;

•	Stock Repurchase Agreement between CFC and Royce & Associates, Inc., dated as of June 25, 2001;

•	Retention Agreement between Gregory M. Jehlik and CFC, unsigned and dated September 9, 2004; and

•	A CFC-prepared schedule summarizing the financial aspects of success bonuses and severance protection agreements between certain members of CFC’s management and CFC;

8.	reviewed the historical market prices and trading volume for CFC’s publicly traded securities;

9.	reviewed certain other publicly available financial data for certain companies that it deemed comparable to CFC; and

10.	conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of CFC, and expressed no opinion with respect to the forecasts and projections or the assumptions on which they are based. Further, Houlihan Lokey has relied upon and assumed, without independent verification, that there had been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of CFC since the date of the most recent financial statements provided to it, and that there was no information or fact that would make the information reviewed by it incomplete or misleading. Houlihan Lokey also assumed that none of CFC, CFCI Holdings or Holo Acquisition is party to any material pending transaction, including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off (other than the merger).

Furthermore, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of CFC. Houlihan Lokey has relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements referred to above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the agreements will perform all of the covenants and agreements required to be performed by that party, (c) all conditions to the consummation of the merger will be satisfied without waiver thereof, and (d) the merger will be consummated in a timely manner in accordance with the terms described in the agreements provided to Houlihan Lokey, without any amendments or modifications thereto (other than with respect to the draft Agreement and Plan of Merger, as to which Houlihan Lokey assumed that the final Agreement and Plan of Merger would not differ therefrom in any material respect), or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Houlihan Lokey also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of CFC, or otherwise have an adverse effect on CFC or the expected benefits of the merger.

Houlihan Lokey was not requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger or any alternatives to the merger, (b) negotiate the terms of the merger, or (c) advise the board of directors with respect to alternatives to the merger. Houlihan Lokey’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of the opinion.

Houlihan Lokey has no material prior relationship with CFC or its affiliates. The opinion was furnished for the use and benefit of our board of directors in connection with its consideration of the merger. The opinion addresses only the fairness, from a financial point of view, of the aggregate consideration to be received in cash in the merger by the public stockholders and was not intended to constitute and does not constitute a recommendation as to whether any such public stockholder should or should not exercise dissenters’ rights or any other matters relating to the merger. The consideration to be received by the public stockholders was determined on the basis of negotiations between the board of directors and CFCI Holdings, and was recommended and approved by the board of directors.

Houlihan Lokey was not requested to opine as to, and the opinion does not address: (i) the underlying business decision of CFC, CFCI Holdings or Holo Acquisition, their respective security holders or any other party to proceed with or effect the merger; (ii) the fairness of any portion or aspect of the merger not expressly addressed in the opinion; (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of CFC, or any other party other than those set forth in the opinion; (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for CFC or the effect of any other transaction in which CFC might engage; (v) the tax or legal consequences of the merger to CFC, its security holders, or any other party; or (vi) the fairness of any portion or aspect of the merger to any one class of CFC’s security holders vis-à-vis any other class of CFC’s security holders.

Furthermore, no opinion, counsel or interpretation was intended by Houlihan Lokey in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with CFC’s consent, on advice of the outside counsel and the independent accountants to CFC, and on the assumptions of CFC’s management, as to all legal, regulatory, accounting, insurance and tax matters with respect to CFC and the merger.

The summary set forth below describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey’s fairness opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to CFC, the merger, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of CFC are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Houlihan Lokey used the methodologies described below to assess the fairness, from a financial point of view, of the aggregate consideration to be received by the public stockholders in connection with the merger. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion in connection with the merger. Houlihan Lokey used the following analysis based upon its view that the approach is appropriate and reflective of generally accepted valuation methodologies given CFC’s trading volume relative to total shares outstanding, the accessibility of comparable publicly traded companies, the availability of forecasts from management of CFC, and available information regarding similar mergers in the holographic and specialty coated films industry. Houlihan Lokey selected a number of public companies that it considered comparable to CFC to perform its analyses. Houlihan Lokey deemed the selected companies, all of which are engaged in the holographic and specialty coated films industry or related industries, to be reasonably comparable to CFC based on the industry in which CFC operates and its principal competitors.

Houlihan Lokey’s analyses included the calculation and comparison of the following: (i) an analysis of the premium being paid in the merger compared to historical public market prices of CFC common stock; and (ii) an analysis of CFC’s stock price as determined by Houlihan Lokey using a market multiple methodology described below.

Public Market Prices and Premium Paid. Houlihan Lokey reviewed the historical market prices and trading volume for CFC’s publicly held common stock and reviewed publicly available news articles and press releases relating to CFC.

Houlihan Lokey also noted that the offering price of $16.75 for each share in the transaction represents (a) a premium of 17.09 percent over the closing price as of January 6, 2006 for CFC common stock, and (b) a premium of approximately 12.64 percent and 10.05 percent over the average closing prices over the 20 trading days and 30 trading days, respectively, prior to January 6, 2006, the Friday prior to CFC’s announcement of its intention to consummate the merger. Houlihan Lokey noted that the control premium implied by the consideration provided for in the transaction is within the range of control premiums paid in comparable transactions.

Market Multiple Methodology. Houlihan Lokey reviewed certain financial information of publicly traded comparable companies engaged in the holographic and specialty coated films industry or in a related industry selected solely by Houlihan Lokey. Houlihan Lokey deemed the selected companies to be reasonably comparable to CFC based on the industry in which CFC operates and its principal competitors. Houlihan Lokey selected ten publicly traded companies with characteristics most similar to CFC based on publicly available information:

•	AEP Industries, Inc.

•	American Bank Note Holographics, Inc.

•	Applied Optical Technologies plc

•	Atlantis Plastics, Inc.

•	Bemis Company, Inc.

•	Brady Corporation

•	Intertape Polymer Group, Inc.

•	Nashua Corporation

•	Patrick Industries, Inc.

•	Southwall Technologies, Inc.

Houlihan Lokey calculated certain financial ratios of the comparable companies based on the most recent publicly available information, including multiples of:

(i)	enterprise value (EV, the equity value of the comparable company plus all interest-bearing debt, preferred securities, and minority interests less cash and cash equivalents) to latest twelve months (LTM) revenue, earnings before interest, taxes, depreciation and amortization (EBITDA), and earnings before interest and taxes (EBIT); and

(ii)	EV to projected next fiscal year (NFY) EBITDA and EBIT.

The analysis showed that the multiples exhibited by the comparable companies as of January 5, 2006 were as follows:

	EV / LTM Revenue		EV / LTM EBITDA		EV / LTM EBIT		EV / NFY EBITDA		EV / NFY EBIT

AEP Industries, Inc.	0.48	x	5.4	x	9.0	x	NA		NA

American Bank Note Holographics, Inc.	4.01	x	18.5	x	22.6	x	NA		NA

Applied Optical Technologies plc	0.69	x	-6.6	x	-163.7	x	6.2	x	11.2	x

Atlantis Plastics, Inc.	0.67	x	7.0	x	9.9	x	NA		NA

Bemis CFC, Inc.	1.16	x	8.5	x	12.8	x	7.9	x	11.7	x

Brady Corporation	2.25	x	11.8	x	14.2	x	10.5	x	12.9	x

Intertape Polymer Group, Inc.	0.88	x	8.1	x	13.2	x	7.5	x	12.2	x

Nashua Corporation	0.26	x	6.3	x	24.3	x	NA		NA

Patrick Industries, Inc.	0.23	x	12.1	x	47.1	x	NA		NA

Southwall Technologies, Inc.	0.54	x	3.0	x	3.9	x	NA		NA

Median (excluding italicized amounts)	0.68	x	7.5	x	13.0	x	7.7	x	12.0	x

Mean (excluding italicized amounts)	1.11	x	8.7	x	13.7	x	8.0	x	12.0	x

NA – Not Available.

Houlihan Lokey derived indications of the EV of CFC by applying selected revenue, EBITDA and EBIT multiples to CFC’s December 31, 2005 fiscal year equivalents (FYE) results as well as to expected operating results for the next fiscal year ending December 31, 2006.

(figures in millions, except per share values)

	Representative Level	Selected Multiple Range	Indicated Enterprise Value Range
Projected FYE – 12/31/05
Revenues	$89.819	0.85x - 0.95x	$76.35	-	$85.33
EBITDA	$13.022	6.0x - 6.5x	$78.13	-	$84.64
EBIT	$8.356	10.5x - 11.0x	$87.74	-	$91.91
Projected NFY – 12/31/06
EBITDA	$15.743	5.0x - 5.5x	$78.72	-	$86.59
EBIT	$10.967	8.0x - 8.5x	$87.74	-	$93.22

Median			$78.72	-	$86.59
Mean			$81.736	-	$88.338

Selected Median Enterprise Value Range, on a Minority Interest Basis (rounded)			$78.7	-	$86.6
Add: Projected Cash Balance as of December 31, 2005			8.0		8.0
Add: Cash from Options Exercised			1.75		1.75
Less: Change in Control and Transaction Costs			(3.41)		(3.41)
Less: Projected Total Debt as of December 31, 2005			(19.11)		(19.11)

Aggregate Value of Minority Interest, as if Marketable (1)			$65.93	-	$73.83
Per Share Aggregate Value of Minority Interest, as if Marketable (2)			$13.86	-	$15.52

(1)	Amounts may not add due to rounding.

(2)	Based upon 4,758,154 shares outstanding, which accounts for outstanding options assumed to be exercised.

The resulting indications of the EV of the operations of CFC ranged from $85.0 million to $92.9 million. The resulting indicated equity value from the market multiple methodology ranged from $65.9 million to $73.8 million. The resulting indicated range of per share value was $13.86 to $15.52.

Discounted Cash Flow Methodology. The discounted cash flow methodology was not used because the projections provided by CFC management forecasted through 2006 at a nominal growth rate over the NFY (2005) period. Thus, performing a discounted cash flow methodology would not provide an indication of value with results significantly different than a NFY market multiple methodology.

Comparable Transaction Methodology. Houlihan Lokey researched transactions that had been announced from June 2000 through and including December 31, 2005 and found only eight transactions in the holographic and specialty coated films industry. Some of the transactions Houlihan Lokey identified were for single-product companies under distressed financial condition. The distressed companies indicated being sold for high EBITDA multiples, but this was determined to be a reflection of their low EBITDA margins, not necessarily a premium paid for future growth of a normalized level of earnings. The sales multiples for the identified transactions fell within a fairly tight range, generally from 0.4x to 0.9x. This multiple range, if applied to CFC’s LTM sales, provided a valuation indication somewhat less than the public company approach. Houlihan Lokey felt that the indication of value provided a floor value of the CFC enterprise value. Because the transaction data did not provide sufficient detail to determine comparability to CFC and the low indications of value did not correlate with the public company approach, the transaction methodology was not used.

Determination of Fairness

After determining the equity value of CFC, and after consideration of (i) the premium over historical public market prices of CFC common stock and (ii) the multiples of comparable companies,

Houlihan Lokey noted that the consideration of $16.75 per share as provided for in the merger agreement exceeds the indications of value that are the result of Houlihan Lokey’s January 9, 2006 analyses. Accordingly, Houlihan Lokey determined, based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, that the aggregate cash consideration to be received by the public stockholders was fair to such stockholders from a financial point of view.

Use of Houlihan Lokey as a Financial Advisor

The board of directors retained Houlihan Lokey based upon Houlihan Lokey’s experience in the valuation of businesses and securities in connection with merger transactions, recapitalizations and similar transactions. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

In addition to its January 9, 2006 fairness opinion, Houlihan Lokey also provided CFC with fairness opinions in connection with the prior Audax transaction. CFC paid Houlihan Lokey normal and customary investment banking fees of $415,000 for its fairness opinions, plus reasonable out-of-pocket expenses. No portion of Houlihan Lokey’s fee is contingent upon the conclusions reached in the Houlihan Lokey opinions. CFC has agreed to indemnify and hold harmless Houlihan Lokey or any employee, agent, officer, director or attorney, of our stockholders or any person who controls Houlihan Lokey, against and from all losses arising out of or in connection with its engagement by the board of directors. The foregoing summary does not purport to be a complete description of the analyses performed by Houlihan Lokey.

Certain Effects of the Merger

When the merger is completed, each share of CFC common stock and Class B stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in our treasury, owned by CFCI Holdings or Holo Acquisition or any direct or indirect wholly owned subsidiary of CFCI Holdings or Holo Acquisition or CFC or held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $16.75 in cash. The merger agreement provides that immediately prior to the effective time of the merger, all outstanding options to acquire CFC common stock, whether or not vested or exercisable, will be converted into a right to receive an amount of cash equal to $16.75 multiplied by each share of stock subject to the option less the applicable exercise price for such option multiplied by each share of stock subject to the option. Such options will, immediately following such conversion, be cancelled without further payment.

In connection with the merger, certain members of our senior management, including Gregory Jehlik and Dennis Lakomy, who we refer to as management participants, will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of CFC stockholders generally. These incremental benefits include the right to make an agreed upon equity investment in the surviving corporation or CFCI Holdings. These equity interests will be illiquid and the ability of the management participants to sell such equity will be limited. Additional incremental benefits include continuing as executive officers of the surviving corporation and possibly executing employment and related agreements with CFCI Holdings or the surviving corporation. Furthermore, it is contemplated that Gregory Jehlik will continue as chief executive officer of the surviving corporation and Dennis W. Lakomy will continue as chief financial officer of the surviving corporation. Roger Hruby will no longer be a director or officer of the surviving corporation or CFCI Holdings.

At the effective time of the merger, our current stockholders will cease to have ownership interests in CFC or rights as CFC stockholders. Therefore, such current stockholders of CFC, other than the management participants which may invest in the surviving corporation or CFCI Holdings in connection with the merger, will not participate in any future earnings or growth of CFC and will not benefit from any appreciation in value of CFC.

Our common stock is currently registered under the Exchange Act and is listed on The NASDAQ Stock Market under the symbol “CFCI.” As a result of the merger, CFC will be a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be listed on The NASDAQ Stock Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to CFC. After the effective date of the merger, CFC will also no longer be required to file periodic reports with the SEC on account of its common stock.

At the effective time of the merger, the directors of Holo Acquisition will become the directors of the surviving corporation and the officers of CFC as the surviving corporation will continue as the officers of CFC, although Roger F. Hruby will no longer serve on the board of directors or in any other office. The certificate of incorporation of CFC will be amended simultaneously with the merger, with the name of the surviving corporation continuing to be “CFC International, Inc.” The bylaws of Holo Acquisition in effect immediately prior to the effectiveness of the merger will become the bylaws of the surviving corporation.

A benefit of the merger to CFCI Holdings (and the management participants who invest in CFCI Holdings or the surviving corporation) is that the future earnings and growth of CFC as the surviving corporation will be solely for their benefit and not for the benefit of our current stockholders. The detriments to these persons are the lack of liquidity for CFC’s capital stock following the merger, the risk that CFC will decrease in value following the merger, the incurrence by CFC of significant additional debt and, with respect to CFCI Holdings, the payment of approximately $2,133,000 in fees and expenses of CFC and $1,731,000 in change in control payments (net of tax effects) to employees (including management participants) and an unaffiliated stockholder of CFC. See “The Merger-Financing” and “The Merger-Fees and Expenses of the Merger.”

The benefit of the merger to our stockholders is the right to receive $16.75 in cash per share for their shares of CFC common stock and Class B stock. The detriments are that our stockholders (other than the management participants, if any, who invest in CFCI Holdings or the surviving corporation) will cease to participate in our future earnings and growth and that the receipt of the payment for their shares will be a taxable transaction for federal income tax purposes. See “The Merger—Material U.S. Federal Income Tax Consequences.”

Effects on the Company if the Merger is Not Completed

If the merger agreement is not completed for any reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, CFC will remain an independent public company and its common stock will continue to be listed and traded on The NASDAQ Stock Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that CFC stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your CFC shares. From time to time, CFC’s board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of CFC, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not consummated for any reason, there can be no assurance that any other transaction acceptable to CFC will be offered, or that the business, prospects or results of operations of CFC will not be adversely impacted.

If the merger agreement is terminated under certain circumstances, CFC will be obligated to pay to CFCI Holdings a termination fee of $2.5 million and an expense reimbursement of $2.5 million.

Financing

The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $98 million, consisting of (i) approximately $78 million to pay CFC’s stockholders and option holders the amounts due to them under the merger agreement, assuming that no CFC stockholder validly exercises and perfects its appraisal rights, and (ii) approximately $20 million to repay existing debt and to pay related fees and expenses in connection with the merger, the financing arrangements and the transactions described in this information statement.

In addition to the assumption of up to $4 million of existing industrial revenue bonds, the following arrangements are intended to provide the necessary financing for the merger.

Equity Financing

CFCI Holdings and its affiliates have agreed to contribute an aggregate of up to $37 million in cash to Holo Acquisition with our senior management being given the opportunity to provide up to $2,175,000 of that required equity.

Senior Secured Credit Facilities

CFCI Holdings has received a debt commitment letter, dated as of January 6, 2006, from The Royal Bank of Scotland PLC (“RBS”) and RBS Securities Corporation (RBS and the other lenders referred to therein collectively, the “debt financing sources”) to provide up to $68 million in senior secured credit facilities for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of CFC and its subsidiaries, paying fees and expenses incurred in connection with the merger and providing ongoing working capital and for other general corporate purposes of the surviving corporation and its subsidiaries. Effective as of the merger, the borrower under the senior secured credit facilities will be CFC and one of CFC’s foreign subsidiaries. A portion of the senior secured credit facilities may be provided directly by the debt financing sources to foreign subsidiaries of CFC for the purposes of refinancing certain existing indebtedness of such subsidiaries and providing them with ongoing working capital (the “foreign facility”).

The senior secured credit facilities consist of:

•	a seven year $53 million term loan facility, all of which will be drawn down on the closing date under the merger agreement; and

•	a $15 million revolving credit facility available from time to time until the sixth anniversary of the closing date under the merger agreement, up to $4.8 million of which may be drawn on the closing date.

All obligations under the senior secured credit facilities (other than the foreign facility) will be guaranteed by CFCI Holdings and each of CFC’s and CFCI Holding’s existing and future direct and indirect domestic subsidiaries. The obligations of the borrower and such guarantors under the senior secured credit facilities (other than the foreign facility) will be secured, subject to permitted liens and other agreed upon exceptions, by all the capital stock of their present and future subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of such subsidiaries), all of their present and future intercompany debt, and all of their present and future assets. The foreign facility will be guaranteed by certain of CFC’s foreign subsidiaries and will be secured, subject to permitted liens and other agreed upon exceptions, by all of their present and future intercompany debt and all of their present and future assets. The senior secured credit facilities will contain customary representations and warranties, customary affirmative and negative covenants and customary events of default for leveraged transactions of this type.

The debt commitments expire on April 15, 2006 unless the definitive documentation governing the senior secured credit facilities are executed and delivered and the conditions precedent to the effectiveness thereof are satisfied on or prior to such date. The documentation governing the senior secured credit facilities has not been finalized and, accordingly, its actual terms may differ from those described in this information statement. The execution and delivery of such definitive documents and the satisfaction of all conditions to the obligations of the debt financing sources to fund thereunder are a condition to the obligation of CFCI Holdings to close the merger.

Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders

The following is a summary of the material United States federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our capital stock are converted into the right to receive cash upon the merger. This discussion is for general information purposes only and does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. The discussion is based on current law which is subject to change, possibly with retroactive effect. The discussion applies only to stockholders who hold shares of our capital stock as capital assets, and does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain United States federal income tax laws, such as dealers in securities, banks, insurance companies, other financial institutions, mutual funds, real estate investment trusts, tax-exempt organizations, investors in pass-through entities, stockholders who hold our shares as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction, and stockholders who acquired shares of our capital stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan. If our capital stock is held by a partnership, the United States federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Stockholders, particularly partnerships that are holders of our capital stock and partners in partnerships, are urged to consult their own tax advisors regarding the consequences to them of the merger.

For purposes of this summary, a “U.S. holder” is a holder of shares of our capital stock, who is, for United States federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	An estate whose income is subject to United States federal income tax regardless of its source; or

•	A trust if (a) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust; or (b) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for United States federal income tax purposes.

Except with respect to the backup withholding discussion below, this discussion does not discuss the tax consequences to any stockholder who, for United States federal income tax purposes, is not a U.S. holder and does not address any aspect of state, local or foreign tax laws.

The receipt of the merger consideration (which consists solely of cash) for shares of our common stock as a result of the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who surrenders shares of our common stock for cash as a result of the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in connection with the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder held such shares for more than one year at the time of the completion of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding will apply to all cash payments to which a U.S. holder is entitled pursuant to the merger agreement if such holder fails to provide a taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other stockholders), certify that such number is correct, and otherwise comply with the backup withholding tax rules. In order to provide the information and certification necessary to avoid backup withholding tax, each U.S. holder should complete and sign the Substitute Form W-9 which will be included as part of the letter of transmittal which the paying agent will provide to you after the merger and return it to the paying agent designated by CFCI Holdings in the letter of transmittal, unless an exemption applies and is established in a manner satisfactory to the paying agent. Stockholders who are not U.S. holders should complete and sign a Form W-8BEN and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Stockholders considering the exercise of their appraisal rights should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the exercise of such rights arising under the laws of any other taxing jurisdiction.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION PURPOSES ONLY AND ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT THE STOCKHOLDER’S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO THE STOCKHOLDER AND THE

PARTICULAR TAX EFFECTS TO THE STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

Interests of Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, CFC’s stockholders should be aware that some of CFC’s executive officers and three members of its board of directors have interests in the transaction that are different from, and/or in addition to, the interests of CFC stockholders generally. The members of our board of directors were aware of these interests and considered them at the time they approved the merger agreement.

The members of the board of directors are independent of and have no economic interest or expectancy of an economic interest in CFCI Holdings, Holo Acquisition or their affiliates, and will not retain an economic interest in the surviving corporation following the merger except as discussed below. The board of directors was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the stockholders that the merger agreement be adopted.

Gregory Jehlik and Dennis Lakomy and certain other members of senior management (other than Roger Hruby) have been given the opportunity to invest an aggregate of approximately $2,175,000 to purchase equity interests in CFCI Holdings or the surviving corporation. Additional members of senior management of CFC may also be offered similar investment opportunities in CFCI Holdings or the surviving corporation in the future. See below at “— Equity Investment in the Surviving Corporation by Senior Management.”

Cancellation and Cash-out of Stock Options

The merger agreement provides that upon the effectiveness of the merger, each outstanding option to acquire CFC common stock (including those held by our directors and executive officers), whether or not vested or exercisable, will be converted into a right to receive cash equal to the amount by which (i) $16.75 multiplied by each share of stock subject to the option exceeds (ii) the applicable exercise price for such option multiplied by each share of stock subject to the option. Immediately following such conversion, all options will be cancelled and option holders will receive no additional amounts.

The table below sets forth, as of February 1, 2006, for each of CFC’s directors and executive officers, (a) the number of shares subject to vested options for CFC common stock, (b) the value of such vested options, calculated by multiplying (i) the excess of $16.75 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (c) the number of additional options that will vest upon effectiveness of the merger, (d) the value of such additional options, calculated by multiplying (i) the excess of $16.75 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger for such person and (f) the aggregate value of all such vested options and options that will vest as a result of the merger, calculated by multiplying (i) the excess of $16.75 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding.

Directors and Executive Officers	Vested Options		Options that will vest as a result of the merger		Totals
Name	Shares	Value	Shares	Value	Total Shares	Total Value
Dennis Lakomy	5,316	$21,264	—	—	5,316	$21,264
William G. Brown	13,125	$153,025	1,875	$20,625	15,000	$173,650
Robert B. Covalt	23,125	$233,025	1,875	$20,625	25,000	$253,650
Gregory M. Jehlik	27,500	$332,500	32,500	$387,500	60,000	$720,000
Richard Pierce	13,125	$153,025	1,875	$20,625	15,000	$173,025
David D. Wesselink	13,125	$153,025	1,875	$20,625	15,000	$173,025

Equity Investment in CFCI Holdings or the Surviving Corporation by Senior Management

Mr. Jehlik, Mr. Lakomy and other members of senior management (other than Roger Hruby) have been given the opportunity to make a cash equity investment in exchange for shares of common stock in the surviving corporation or CFCI Holdings. The total aggregate equity investment that the [nine] management participants have been given the opportunity to make is approximately $2,175,000, for which they will receive approximately 6% of the total equity of the surviving corporation or CFCI Holdings. Of the $2,175,000, Mr. Jehlik has been given the opportunity to invest $650,000, and Mr. Lakomy has been given the opportunity to invest $500,000, and would receive approximately 1.8% and 1.4%, respectively, of the total equity, of CFCI Holdings or the surviving corporation upon such investment.

Retention Incentive Payment to Gregory Jehlik

Under the terms of a retention agreement with CFC effective May 2, 2005, Gregory Jehlik is entitled to receive a retention incentive payment of $982,000 on completion of the merger. The retention incentive payment is payable in two equal installments, one-half on the closing of the merger and one-half on the six month anniversary of the merger. The second installment of this retention incentive payment may be paid partially or in full at the closing of the merger agreement.

The retention agreement also provides that upon completion of the merger, all stock options granted to Mr. Jehlik will become fully vested and exercisable immediately.

The retention agreement further provides that the retention incentive payment to Mr. Jehlik will be reduced to the extent necessary to avoid any excise tax liability he may incur as a result of payments or benefits.

Retention Plan for Key Employees

On May 2, 2005, the board of directors approved a retention plan for certain of our key employees that includes the terms described below. Our directors and executive officers are not participants in the plan. The plan has three tiers of benefits, with four employees participating at Tier 1, three employees participating at Tier 2, and five employees participating at Tier 3.

Success Bonus. Under the terms of the retention plan, in the event of a merger, participants are entitled to receive cash success bonuses consisting of a percentage of the participant’s annual base salary and annual target bonus. Tier 1 participants will be eligible to receive success bonuses of up to three-fourths (nine months) of annual base salary and annual target bonus, Tier 2 participants will be eligible to receive success bonuses of up to one-third (four months) of annual base salary and annual target bonus, and Tier 3 participants will be eligible to receive success bonuses of up to one-sixth (two months) of annual base salary and annual target bonus. The success bonus is payable in two equal installments, one-half on the closing of the merger and one-half on the six month anniversary of the merger, subject to the participant’s continued employment with CFC or any successor through that date, or earlier if a participant is terminated by CFC or any successor other than for cause or by the participant with good grounds (as defined in the retention plan). If, prior to the six month anniversary of the merger, a participant’s employment with CFC or any successor is terminated by CFC or any successor for cause or voluntarily by the participant for other than good reason, such participant will not be entitled to the unpaid portion of the success bonus. The second installment of this bonus may be paid partially or in full at the closing of the merger agreement.

The maximum amount of success bonus payments that would be made under this retention plan would be $915,000.

Acceleration of Option Vesting. Upon completion of the merger, all stock options granted to participants in the retention plan will become fully vested and exercisable immediately subject to the participant’s continued employment with CFC or any successor through the date of sale.

Severance. Under the terms of the retention plan, participants are entitled to receive cash severance payments in the event of a severance event. A severance event occurs when, within twelve months of the merger, a participant’s employment with CFC or any successor is terminated (i) by CFC or any successor for other than cause or (ii) by the participant for good grounds. Tier 1 and Tier 2 participants will be eligible to receive severance payments of up to three-fourths (nine months) of annual base salary and annual target bonus and Tier 2 participants will be eligible to receive success bonuses of up to one-fourth (three months) of annual base salary and annual target bonus. Tier 1and Tier 2 participants also will be eligible to use a CFC-provided vehicle for a period of six months following the severance event. The severance payments are payable in nine equal monthly installments for Tier 1 and Tier 2 participants and three equal monthly installments for Tier 3 participants, beginning on the last business day of the month following the month in which the severance event occurs. If a participant’s employment with CFC or any successor is terminated by CFC or any successor for cause, because of the death of the participant or voluntarily by the participant for other than good grounds, such participant will not be entitled to receive severance payments or the use of a CFC-provided vehicle. In addition, a participant will forfeit any unpaid portion of the severance payments otherwise payable to the participant and the use of a CFC-provided vehicle if the participant breaches the confidentiality and non-competition covenants to which the participant is subject under the retention plan.

The maximum amount of severance payments payable under the retention plan would be $1,160,442.

If our retention plan is amended or terminated during the 12-month period following the completion of the merger, and the effect of any such amendment would be to reduce or eliminate the severance benefit to be paid to the participant under the plan in the case of a termination without cause, the participant will be entitled to the severance benefit otherwise payable to the key employee under our severance plan in the event that the key employee is terminated without cause during the 12-month period following the completion of the merger as if the amendment had not been executed or the retention plan had not been terminated.

Indemnification of Directors and Executive Officers and Insurance

The merger agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring as of or prior to the effective date of the merger that exist in favor of the directors or executive officers of CFC or its subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any of their existing indemnification agreements in effect as of the date of the merger agreement will continue in full force and effect after completion of the merger in accordance with their terms. CFCI Holdings has agreed to cause CFC as the surviving corporation in the merger to fulfill and honor those obligations in all respects.

The merger agreement further provides that after the merger, CFCI Holdings will, or will cause CFC as the surviving corporation to, provide, for a period not less than six years, directors’ and officers’ liability insurance covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policy, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement. CFCI Holdings will not be required to pay an annual premium for such insurance that exceeds 275% of the annual premium paid by CFC for the period from September 1, 2005 to August 31, 2006.

Our board of directors was aware of, and considered the interests of, our directors and executive officers and the potential conflicts arising from such interests in its deliberations of the merits of the merger and in approving the merger agreement and the merger.

Principal Stockholders Agreement

In connection with the merger agreement, CFCI Holdings entered into a stockholders support agreement, which we refer to as the principal stockholders agreement, dated as of January 9, 2006 with Roger F. Hruby, RFH Investments, LP, Roger F. Hruby IRA and the Roger Hruby Trust u/a/d September 17, 1985, which we refer to as the principal company stockholders. Pursuant to the terms of the principal stockholders agreement, the principal company stockholders executed an action by written consent approving the merger and the adoption of the merger agreement. They also agreed, among other things:

•	to vote, at any stockholder meeting or in connection with any stockholder written consent, all of the shares they beneficially own or hold in favor of the merger and the adoption of the merger agreement and against certain actions that would interfere with the merger;

•	to appoint CFCI Holdings as their proxy to vote or act by written consent with respect to all of the shares of CFC common stock they beneficially own in connection with approval of the merger and adoption of the merger agreement;

•	not to take certain actions or enter into any third party arrangement with respect to the shares they beneficially own; and

•	to cease ongoing discussions with third parties with respect to a takeover proposal for CFC, and not to solicit or otherwise participate in discussions regarding a takeover proposal for CFC.

The principal stockholders agreement will terminate upon the earliest to occur of the following events:

•	the effective time of the merger;

•	the valid termination of the merger agreement in accordance with its terms;

•	a change by the board of directors of its approval or recommendation of the merger and related transactions based on receiving a superior proposal for CFC;

•	CFCI Holdings’ notice to the principal company stockholders of the termination of the principal stockholders agreement; or

•	the date that CFCI Holdings reduces, or proposes to reduce, the merger consideration.

If the principal stockholders agreement is terminated because CFCI Holdings reduces, or proposes to reduce, the merger consideration, any written consent previously delivered by the principal company stockholders pursuant to the principal stockholders agreement shall be terminated and deemed null and void. The principal company stockholders have advised the board of directors that, following any such termination of the principal stockholders agreement, the principal company stockholders shall consider all available alternatives with respect to the voting and disposition of their shares of CFC common stock. For more detailed information, the full text of the principal stockholders agreement is attached as Annex B to this information statement.

Each principal company stockholder and the number of shares of CFC common stock beneficially owned by such principal company stockholder or over which such principal company stockholder has voting control (excluding shares which may be acquired upon the exercise of options) as of January 9, 2006, are as follows:

Principal Stockholders	No. of Shares of Common Stock Beneficially Owned	Percentage Owned
Roger F. Hruby(1)	471,200	11.78%
RFH Investments, LP	1,137,958	28.52%
Roger F. Hruby IRA	5,328	0.13%
Roger F. Hruby Trust dated 09-17-85	749,863	18.75%
Total	2,364,349	59.12%

(1)	Includes shares of CFC common stock beneficially owned by Dennis W. Lakomy (314,133) shares) and the William Gardner Brown 1993 GST Trust (157,067 shares) for which Mr. Hruby holds an irrevocable voting proxy.

Appraisal Rights

THE DISCUSSION OF THE PROVISIONS SET FORTH BELOW IS NOT A COMPLETE SUMMARY REGARDING YOUR APPRAISAL RIGHTS UNDER DELAWARE LAW AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF THE RELEVANT PROVISIONS OF DELAWARE LAW, WHICH ARE ATTACHED AS ANNEX E TO THIS INFORMATION STATEMENT. STOCKHOLDERS INTENDING TO EXERCISE APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW ANNEX E. FAILURE TO FOLLOW PRECISELY ANY OF THE STATUTORY PROCEDURES SET FORTH IN ANNEX E MAY RESULT IN A TERMINATION OR WAIVER OF THESE RIGHTS.

Upon completion of the merger, holders of our common stock who did not consent to the adoption of the merger agreement and who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares in cash as determined by such court in lieu of the consideration that such stockholders would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for holders of common stock who did not consent to the adoption of the merger agreement and decide to exercise their statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective date of the merger.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders, either the constituent corporation before the effective date of the merger or the surviving or resulting corporation, within ten calendar days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of the merger and that appraisal rights are available. This information statement constitutes notice to holders of shares of our common stock concerning the availability of appraisal rights under Section 262.

Holders of shares of CFC common stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to CFC within 20 calendar days after the mailing of this information statement and the attached Notice of Action By Written Consent And Of Appraisal Rights. A demand for appraisal must reasonably inform CFC of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the shares of our common stock held by each stockholder. A stockholder who elects to exercise appraisal rights should mail or deliver the written demand to CFC International, Inc., 500 State Street, Chicago Heights, Illinois 60411, Attention: Dennis W. Lakomy, Executive Vice President, Chief Financial Officer and Secretary. SUCH DEMAND MUST BE RECEIVED BY CFC WITHIN 20 CALENDAR DAYS AFTER THE DATE WE MAILED THIS INFORMATION STATEMENT TO YOU.

If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the record owner. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of our common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand and the persons that the record holder serves as nominee for.

A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the procedures set forth in Section 262 in a timely manner to perfect any appraisal rights.

Prior to the merger or within ten calendar days after the effective date of the merger, we must provide notice of the effective date of the merger to all of our stockholders entitled to appraisal rights. If this notice is sent more than 20 calendar days after the sending of this information statement, we will only send it to stockholders who are entitled to appraisal rights and who have demanded appraisal in accordance with Section 262.

Within 120 calendar days after the effective date of the merger, any stockholder who did not consent to the merger and who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. CFC, as the surviving corporation in the merger, must mail any such written statement to the stockholder within ten calendar days after the stockholder’s request is received by us or within ten calendar days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

Within 120 calendar days after the effective date of the merger, either CFC or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the CFC shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

Upon the filing of a petition for appraisal by a stockholder in accordance with Section 262, service of a copy must be provided to us. Within 20 calendar days after service, we must file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by us. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, at a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. The court will direct us to pay the fair value of the shares, together with interest, if any, for those shares it determines are entitled to appraisal rights. We will make any such payment upon the surrender by you of the certificates representing the shares.

Our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same as or less than the $16.75 consideration they would have received pursuant to the merger agreement if they had not sought appraisal of their shares. Moreover, CFC does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of CFC common stock is less than the merger consideration. The costs of the appraisal proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances. Upon application of a stockholder seeking appraisal, the court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination by the court, each party must bear his, her or its own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote for any purpose the shares subject to appraisal or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

At any time within 60 calendar days after the effective date of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 calendar days after the effective date of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any stockholder to comply fully with the procedures described above and set forth in Annex E to this information statement may result in termination of the stockholder’s appraisal rights.

The merger agreement provides that CFCI Holdings may terminate the merger agreement if stockholders holding more than 400,000 shares of CFC common stock seek appraisal rights, subject to the option of Roger F. Hruby to indemnify CFCI Holdings against any potential liability of CFCI Holdings above this threshold amount. If the merger agreement is terminated for this reason, CFC has agreed to pay a $2.5 million expense reimbursement to CFCI Holdings (but no termination fee will be payable).

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of our common stock and Class B stock into the right to receive merger consideration in cash, without interest, will occur automatically at the effective time of the merger. Promptly after the effective time of the merger, the paying agent will send a letter of transmittal to each holder of record of a certificate or certificates representing shares of our common stock or Class B stock. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock or Class B stock, as the case may be. Stockholders should not return stock certificates before receiving the letter of transmittal.

In the event of a transfer of ownership of our common stock or Class B stock that is not registered in the records of our transfer agent, the cash consideration for shares of our common stock or Class B stock may be paid to a person other than the person in whose name the certificate so surrendered is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer; and

•	the person requesting such payment (i) pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or (ii) establishes that the tax has been paid or is not applicable.

The cash paid in exchange for shares of our common stock or Class B stock, as the case may be, will be issued in full satisfaction of all rights relating to shares of our common stock or Class B stock, as the case may be.

Regulatory Approvals Required for the Merger

The HSR Act and related rules provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On January 13, 2006, CFC and CFCI Holdings each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on February [13], 2006.

Under the merger agreement, both CFC and CFCI Holdings have agreed to use their commercially reasonable efforts to obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and to give any necessary notices to, governmental authorities and to make all necessary registrations, declarations and filings (including filings with governmental authorities, if any), and to take all acts as may be necessary to obtain any such action, nonaction, waiver, consent, approval, order or authorization. Notwithstanding the foregoing, CFCI Holdings shall not be required to, and CFC and its subsidiaries shall not, without the written consent of CFCI Holdings, agree or proffer to divest or hold separate, enter into any licensing or similar arrangement with respect to, or take any other action with respect to (i) any of the properties, other assets (whether tangible or intangible) or any portion of any business of CFCI Holdings or any of its subsidiaries or (ii) any of the properties, other assets (whether tangible or intangible) or any portion of any business of CFC or any of its subsidiaries other than any such action that is not reasonably likely to have a material adverse effect on us.

Fees and Expenses of the Merger

CFC estimates that it will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, HSR Act filing fees, fees and expenses of attorneys and accountants and other related charges, totaling approximately $2,133,000. This amount consists of the following estimated fees and expenses:

Description	Amount
Lincoln Partners financial advisory fees and expenses	$1,122,000
Houlihan Lokey financial advisory fees and expenses	$432,849
Legal, accounting and tax advisory fees and expenses	$509,943
HSR Act filing fees	$22,500
SEC filing fees	$15,617
Printing and mailing costs	$20,000
Miscellaneous	$10,000

In addition, CFC as surviving corporation will be required to pay approximately $1,731,000 in change in control payments to employees and an unaffiliated stockholder (net of tax effects), related to the merger and financing transactions.

Also, if the merger agreement is terminated under certain circumstances, we will be obligated to pay CFCI Holdings a termination fee of $2.5 million and/or a $2.5 million expense reimbursement.

Payments to be Made by CFC Upon the Closing of the Merger

Immediately upon the closing of the merger, the following amounts will be payable and paid by CFC as the surviving corporation:

•	the short-term and long-term debt of CFC outstanding as of the closing (which we currently estimate will be $19,238,000), less actual cash on that date and approximately $4 million of debt in the form of two industrial revenue bonds that will be assumed by the surviving corporation;

•	all costs and fees paid (or to be paid) by CFC in connection with the merger after September 20, 2005, including without limitation, legal and accounting fees, investment banking fees and fairness opinion fees, in each case determined after giving effect to any tax benefit to be received by CFC with respect to the payment of such fees, and other than costs relating to any appraisal proceedings or shareholder litigation relating to the sale or proposed sale of CFC (currently estimated at less than $1,688,000) (the “CFC post-September 20, 2005 transaction costs”);

•	$1,935,949, which is the amount of the bonus and/or change-in-control payments to Gregory Jehlik and other members of management payable on consummation of the merger (including all payroll taxes associates with such bonus payments); and

•	$528,750, which is the amount payable to Royce & Associates, LLC on consummation of the merger in connection with a June 25, 2001 agreement between Royce & Associates and CFC, pursuant to which CFC purchased 45,000 shares from Royce at $5.00 per share and agreed to pay Royce, if CFC were sold prior to June 25, 2006, an amount equal to the difference between what Royce received in 2001 for those shares and what Royce would have received for those shares in the subsequent sale.

2005 Stockholder Litigation

Following our announcement on May 3, 2005 of our letter of intent with Audax, four stockholder class action lawsuits, Dennis Buki v. Roger F. Hruby, et al., C.A. No. 1325-N, Terrence S. Lehane v. Roger F. Hruby, et al., C.A. No. 1326-N, Marcel Gaschke v. CFC International, Inc., et al., C.A. No. 1333-N,

and Levi Goldberg v. Roger F. Hruby et al., which we refer to as the “stockholder lawsuits”, were filed against us and our directors in the Court of Chancery of the State of Delaware in New Castle County on May 6, 2005, May 7, 2005, May 10, 2005 and May 17, 2005, respectively. Each plaintiff purported to represent a class of all persons who own our common stock. The complaints alleged, among other things, that our directors breached their fiduciary duties in pursuing the Audax merger and in allegedly failing to obtain the highest price per share. In addition, certain of the complaints alleged that our directors violated their fiduciary duties by, among other things, failing to engage in a fair sales process and invite other bidders and, failing to conduct an active market check of CFC’s value. The complaints sought, among other relief, certification of the lawsuit as a class action, an injunction preventing completion of the merger, compensatory and/or rescissory damages to the class, attorneys’ fees and expenses, along with such other relief as the court might find just and proper. The lawsuits were consolidated by order of Court of Chancery on June 8, 2005 as In Re CFC International, Inc. Shareholders Litigation, Consolidated C.A. No. 1325-N. The plaintiffs voluntarily dismissed the consolidated action without prejudice on October 6, 2005. CFC believes that the lawsuits were without merit and, should they be refiled, will defend against them vigorously.

Market Price of CFC Common Stock

Our common stock is listed on The NASDAQ Stock Market under the trading symbol “CFCI.” On January 9, 2006, which was the last trading day before we announced the execution of the merger agreement, our common stock closed at $14.40 per share. On                     , 2006, which was the last trading day before the date of this information statement, our common stock closed at $                 per share.

Structure

At the effective time of the merger, Holo Acquisition will merge with and into CFC. Upon completion of the merger, Holo Acquisition will cease to exist as a separate entity and CFC will continue as the surviving corporation. All of CFC’s and Holo Acquisition’s properties, assets, rights, privileges, immunities, powers and purposes, and all of their liabilities, obligations and penalties, will become those of the surviving corporation. Following the completion of the merger, our common stock will be delisted from The NASDAQ Stock Market, deregistered under the Securities Exchange Act of 1934, as amended, and no longer publicly traded.

THE MERGER AGREEMENT

This section of this information statement describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this information statement and is incorporated into this information statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

The Merger

Subject to the terms of the merger agreement, Holo Acquisition, a wholly owned subsidiary of CFCI Holdings, will merge with and into CFC with CFC surviving the merger as a wholly owned subsidiary of CFCI Holdings. As a result of the merger, CFC will cease to be an independent, publicly traded company, and its shares of common stock will no longer be quoted on The NASDAQ Stock Market. The merger will become effective at the time a certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by CFC and CFCI Holdings and specified in the certificate of merger filed with the Secretary of State of the State of Delaware).

Merger Consideration

The merger agreement provides that, upon completion of the merger, each issued and outstanding share of CFC common stock and Class B stock will automatically be cancelled and will cease to exist and each outstanding share of CFC common stock and Class B stock not owned by CFC, CFCI Holdings or Holo Acquisition will be converted into the right to receive $16.75 in cash, without interest. Each issued and outstanding share of CFC common stock and Class B stock owned by CFC, CFCI Holdings or Holo Acquisition prior to the effective date of the merger will be cancelled without consideration.

In addition to the merger consideration payable to our common stockholders, the merger agreement provides that CFCI Holdings will pay $2,374,048.50 to option holders upon the conversion and termination of the outstanding CFC options, based on options outstanding as of January 9, 2006.

Payment Procedures

Pursuant to the merger agreement, prior to the effective time of the merger, CFCI Holdings and CFC will designate a bank or trust company to act as paying agent for payment of the merger consideration upon surrender of the certificates representing shares of CFC common stock or Class B stock, as the case may be. As of or prior to the effective time of the merger, CFCI Holdings will deposit, or cause to be deposited, with the paying agent cash sufficient to pay the aggregate amounts payable in exchange for the outstanding shares of common stock and Class B stock. As promptly as practicable after the effective time of the merger, CFCI Holdings is required to cause the paying agent to send each CFC stockholder of record a letter of transmittal and instructions explaining how to send his or her stock certificates to the paying agent. The paying agent will mail checks for the appropriate amounts of the merger consideration minus any withholding taxes required by law, to the former holders of CFC common stock or Class B stock, as the case may be, as promptly as practicable following the paying agent’s receipt and processing of our common stock and Class B stock certificates and properly completed transmittal documents. The letter of transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit of that fact and, if required by CFCI Holdings or the paying agent, post a bond in an amount that CFCI Holdings may reasonably direct as indemnity against any claim that may be made against it in respect of the certificate. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL.

Directors and Officers

Upon completion of the merger, the directors of Holo Acquisition immediately prior to the effective time of the merger will be the directors of the surviving corporation until the earlier of their respective death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of CFC immediately prior to the effective time of the merger will be the officers of the surviving corporation (other than Roger Hruby who will no longer be a director or officer) until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The by-laws of Holo Acquisition will govern the filling of any vacancies in the board of directors and the appointment of new officers.

Stockholders Seeking Appraisal

The merger agreement provides that those holders of shares of common stock who are entitled to demand and who properly demand appraisal will not have the right to receive the merger consideration but will receive payment of the fair value of their shares in accordance with Delaware law. If a holder fails to perfect, waives, withdraws or loses his, her or its right to appraisal of our common stock after the effective date of the merger, his, her or its shares will be treated as if they had been converted into and are exchangeable for the right to receive the merger consideration without interest and the stockholder’s right to appraisal will be extinguished.

CFC must give CFCI Holdings prompt notice of demands for appraisal and CFC may not make a payment with respect to a demand for appraisal or settle any such demands without CFCI Holdings’ prior written consent.

The merger agreement provides that CFCI Holdings may terminate the merger agreement if stockholders holding more than 400,000 shares of CFC common stock seek appraisal rights, subject to the option of Roger F. Hruby to indemnify CFCI Holdings against any liabilities paid or incurred by CFC with respect to appraisal proceedings relating to shares above this threshold amount. If the merger agreement is terminated for this reason CFC has agreed to pay CFCI Holdings a $2.5 million expense reimbursement (but no termination fee). Additional details on appraisal rights are described above in “The Merger — Appraisal Rights.”

Treatment of Stock and Options

CFC Common Stock and Class B Stock

At the effective time of the merger, each share of our common stock and Class B stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and converted into the right to receive $16.75 in cash, without interest and less applicable withholding taxes, other than our common stock:

•	held in our treasury immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•	held by CFC, CFCI Holdings or Holo Acquisition immediately prior to the effective time of the merger, all of which will be cancelled without any payment; and

•	as to which our stockholders validly exercise and perfect appraisal rights in compliance with Delaware law, which will be subject to appraisal in accordance with Delaware law.

CFC Stock Options

•	Upon consummation of the merger, all such options not exercised prior to the merger will be converted into a right to receive, cash equal to the amount by which (i) $16.75 multiplied by each share of stock subject to an option exceeds (ii) the applicable exercise price for such option multiplied by each share of stock subject to the option.

•	Immediately following such conversion, all options will be cancelled and option holders will receive no additional amounts. See “The Merger — Conversion of Shares; Procedures for Exchange of Certificates.”

No Solicitation of Transactions

We have agreed that neither we nor any of our subsidiaries or representatives will, directly or indirectly:

•	solicit, initiate or encourage (including by furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal for CFC;

•	participate in any discussions or negotiations regarding any takeover proposal;

•	approve, endorse or recommend any takeover proposal;

•	furnish or disclose information to any person other than CFCI Holdings or take any other action or facilitate the making of any proposal that constitutes or could reasonably be expected to lead to a takeover proposal; or

•	enter into any definitive acquisition agreement related to any takeover proposal , which we refer to as an alternative acquisition agreement, or any agreement or understanding requiring it to abandon, terminate or fail to consummate the merger or any transaction contemplated by the merger agreement.

For purposes of the merger agreement, “takeover proposal” means any proposal or offer, including any proposal to or from our stockholders, from any person or group other than CFCI Holdings relating to at least a majority of CFC’s and its subsidiaries’ assets on a consolidated basis, at least a majority of the voting power of CFC’s or its subsidiaries’ securities, any tender offer or exchange offer that would result in any person owning at least a majority of the voting power of CFC’s or its subsidiaries’ securities, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction.

We or our board of directors, however, are permitted to engage in discussions or negotiations with, or provide any information to, a third party in connection with an unsolicited bona fide written takeover proposal received before February 9, 2006, if and only to the extent that prior to taking such action our board of directors:

•	determines in good faith, after consultation with its legal and financial advisors, that the takeover proposal is, or could reasonably be expected to result in, a superior proposal and that it is required to request information from or provide information to, or engage in discussions or negotiations with, the third party to comply with its fiduciary duties to our stockholders; and

•	receives from the third party an executed confidentiality agreement containing terms that are substantially similar to and no less favorable to us than those contained in the confidentiality agreement signed with Quad-C (and which does not prohibit us from disclosing the terms and conditions of such proposal to CFCI Holdings).

For purposes of the merger agreement, “superior proposal” means any bona fide written takeover proposal that:

•	is not solicited or initiated in violation of our obligations under the merger agreement;

•	our board of directors determines in its good faith judgment (after consultation with its financial advisor and taking into account all of the terms and conditions of the takeover proposal) is more favorable to our stockholders, from a financial point of view, than the merger agreement (taking into account any alterations to the merger agreement agreed to in writing by CFCI Holdings in response to such proposal).

We have agreed to notify CFCI Holdings orally and in writing within 48 hours of our receipt of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any takeover proposal. In our notice to CFCI Holdings, we have agreed to specify the material terms and conditions of the takeover proposal and the identity of the third party making the inquiry, proposal, offer or request. We have also agreed to provide CFCI Holdings with copies of all correspondence and other written materials and notice of any modifications to the financial or other material terms of such inquiries, proposals or offers within 48 hours.

Notwithstanding our obligations under the merger agreement, if, prior to February 9, 2006, a superior proposal has been made and has not been withdrawn and continues to be a superior proposal and we have:

•	provided CFCI Holdings 5 business days’ prior written notice that states:

•	that we have received a superior proposal,

•	the material terms and conditions of the superior proposal and the identity of the person making the superior proposal, and

•	that it intends to effect a change of recommendation and the manner in which it intends to do so, and

•	made available to CFCI Holdings all materials and information made available to the person making the superior proposal in connection with such superior proposal not otherwise made available to CFCI Holdings,

•	during such 5 business day period, if requested by CFCI Holdings, engaged in good faith negotiations to amend the merger agreement in such a manner that the takeover proposal which was determined to be a superior proposal no longer is a superior proposal; and

•	we have paid to CFCI Holdings, the $2.5 million termination fee,

then our board of directors may, on or before February 9, 2006, cause CFC to terminate the merger agreement and

•	enter into or seek to enter into an alternative acquisition agreement with respect to a superior proposal; or

•	in the case of a superior proposal that is a tender offer or exchange offer made directly to our stockholders, recommend that our stockholders accept the tender or exchange offer.

We refer to any such termination, whether caused by the board of directors or a committee of the board, and the actions described above, as a change of recommendation.

Representations and Warranties

The merger agreement contains representations and warranties made by CFC to CFCI Holdings and Holo Acquisition, including but not limited to representations and warranties relating to:

•	organization, standing and power, and other corporate matters of CFC and its subsidiaries;

•	our certificate of incorporation and by-laws;

•	the capitalization of CFC and its subsidiaries;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	the absence of conflicts or violations under our organizational documents, contracts, instruments or law, and required consents and approvals;

•	the reports, schedules, forms, statements, and other documents filed by CFC with the SEC and the accuracy of the information in those documents;

•	the absence of undisclosed liabilities of CFC;

•	the accuracy and completeness of the information supplied for, and compliance of, the information statement;

•	the conduct of our business and the absence of certain changes in our business;

•	litigation;

•	our material contracts;

•	our compliance with laws;

•	our compliance with environmental matters;

•	employee benefit plans;

•	labor relations;

•	tax matters;

•	our real and personal property;

•	our intellectual property;

•	our customer accounts receivable;

•	required stockholder approvals;

•	compliance with state takeover statutes;

•	transactions with our affiliates;

•	our major suppliers and customers;

•	our insurance;

•	our inventory;

•	the sufficiency of our assets;

•	the brokers’ and finders’ fees and other expenses payable by CFC with respect to the merger; and

•	our receipt of a fairness opinion.

The merger agreement also contains representations and warranties made by CFCI Holdings and Holo Acquisition to CFC, including but not limited to representations and warranties relating to:

•	organization, standing and power, and other corporate matters of CFCI Holdings and Holo Acquisition;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	the absence of conflicts or violations under CFCI Holdings’ and Holo Acquisition’s organizational documents, contracts, instruments or laws, and required consents and approvals;

•	the accuracy and completeness of information supplied for the information statement;

•	litigation;

•	ownership of Holo Acquisition;

•	financing commitments for the transaction;

•	DGCL Section 203 Status;

•	CFCI Holdings’ ownership of CFC common stock; and

•	the brokers’ and finders’ fees payable by CFCI Holdings with respect to the merger.

Covenants; Conduct of the Business of CFC Prior to the Completion of the Merger

From the date of the merger agreement through the effective time of the merger or, if earlier, the termination of the merger agreement, CFC has agreed (and has agreed to cause its subsidiaries) to:

•	carry on their respective businesses and operations in the ordinary course consistent with past practice;

•	continue all advertising, pricing, sales, inventory, receivables, payables, customer credit and proprietary credit card operations and currency hedging practices, in the ordinary course consistent with past practice; and

•	use all commercially reasonable efforts to:

•	preserve intact their respective assets, brands, licenses, technology, intellectual property rights and business organizations,

•	keep available the services of their respective current officers and employees and preserve in accordance with past practice their respective relationships with suppliers, licensors, licensees, distributors, customers and others having business dealings with any of them, and

•	maintain their respective contracts, franchises, rights and permits, with the intention that their goodwill and ongoing businesses shall be unimpaired as of the effective time of the merger.

Without limiting the generality of the foregoing, CFC has agreed that, prior to the effective time of the merger, except as consented to in writing by CFCI Holdings or as specifically and expressly required or permitted by the merger agreement, it will not, and will not, directly or indirectly, cause or permit its subsidiaries to:

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or other assets) in respect of their capital stock, other than dividends or distributions by a direct or indirect wholly owned subsidiary of CFC to its parent,

•	split, combine or reclassify any of its respective shares of outstanding capital stock, or issue or authorize the issuance of any other securities in respect of or in substitution for their respective capital stock;

•	purchase, redeem or otherwise acquire any shares of its outstanding capital stock, or any warrants, options or other rights to acquire such stock;

•	take any action that could result in any amendment, modification or change of any term of any debt security of any of them;

•	issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien, any shares of their outstanding capital stock or securities convertible into or exchangeable for or any warrants, options, or other rights to acquire or receive, any shares of its capital stock, or phantom stock rights or awards or any other rights associated with the price or value of CFC common stock (other than the issuance of shares of its common stock upon the exercise of its stock options outstanding on the date of the merger agreement is signed);

•	amend or propose to amend its respective organizational documents;

•	acquire or agree to acquire through any type of transaction any assets (including equity or debt securities) other than assets acquired in the ordinary course of business consistent with past practice;

•	sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or other assets or any interest therein, to a third party, in the aggregate, in excess of $150,000, except for sales of inventory or other assets in the ordinary course of business consistent with past practice;

•	allow any assets or properties to become subject to any lien other than certain permitted liens;

•	incur or commit to incur any indebtedness other than:

•	any incurrence of indebtedness associated with the issuance of letters of credit on behalf of any of them, which letters of credit are issued in the ordinary course of business consistent with past practice, or

•	any incurrence of indebtedness associated with foreign currency transactions entered into in the ordinary course of business consistent with past practice;

•	issue or sell any debt securities or warrants, options or other rights to acquire any debt securities of CFC or any of its subsidiaries;

•	repurchase or prepay any indebtedness or debt securities of any of them or any third person;

•	guarantee any indebtedness or debt securities of another person or enter into any “keep well” or other contract to maintain any financial statement condition of another person;

•	make any loans, advances (other than in respect of travel expenses advanced to employees in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other person, other than CFC or any of its subsidiaries;

•	incur or commit to incur any capital expenditure;

•	pay, discharge, settle or satisfy any claims (including claims of any stockholders of CFC and any stockholder litigation relating to the merger agreement, the principal stockholders’ agreement, the merger or any other transaction contemplated by the merger agreement or the principal stockholders’ agreement), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations:

•	in the ordinary course of business consistent with past practice,

•	for an immaterial amount of money, or

•	with the proceeds of any insurance recoveries in respect of such claims, liabilities or obligations under insurance policies of any of them;

•	waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice;

•	waive any material benefits of, agree to modify, fail to enforce or consent to any matter with respect to which its consent is required under any confidentiality, standstill or similar contract to which any of them is a party;

•	grant to any director, officer, employee or consultant any increase in compensation, bonus or other benefits or severance or termination pay, in each case, except

•	as required by any benefit plan or agreement of CFC or its subsidiaries as in effect on January 9, 2006,

•	increases in cash compensation in the ordinary course of business consistent with past practice; and

•	certain increases to retain employees;

•	enter into, amend or terminate any benefit plan or agreement of CFC or its subsidiaries;

•	accelerate, fund or secure the vesting or payment of compensation or benefits under any benefit plan or agreement of CFC or its subsidiaries, in each case except for the entry into of employment agreements with new hires in the ordinary course of business consistent with past practice or as required by any benefit plan or agreement of CFC or its subsidiaries as in effect on January 9, 2006;

•	adopt, enter into, amend or terminate any collective bargaining agreement or other labor union contract;

•	make any change in its fiscal year, revalue any of its material assets or make changes in financial or tax accounting methods, principles or practices, except as required by GAAP or applicable law;

•	make any material election with respect to taxes (other than elections that are consistent with past practice) or enter into any settlement or compromise of any material tax liability or refund;

•	enter into any lease of real property;

•	modify, amend, terminate or permit the lapse of any contract relating to the lease of any real property, any reciprocal easement agreement or any operating agreement pertaining to, real property;

•	maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

•	take any action that is reasonably likely to result in any representation or warranty of CFC becoming untrue in any material respect; or

•	enter into any contract:

•	that could restrict the ability of CFCI Holdings or any of its subsidiaries, including CFC and its subsidiaries, to compete with any person in any business or in any geographic area or to engage in any business or other activity, including any restrictions relating to “exclusivity” or any similar requirement not in favor of CFC or one of its subsidiaries,

•	pursuant to which CFC or any of its subsidiaries has agreed not to, or which, following the completion of the merger, could restrict the ability of CFCI Holdings or any of its subsidiaries, including CFC and its subsidiaries, to solicit or to hire any person for positions in which annual compensation would be expected to exceed $100,000 to work for CFC or any of its subsidiaries,

•	granting the other party to such contract or a third party “most favored nation” or similar status, or

•	that is a standstill or similar contract that imposes restrictions on the activities of CFC or any of its subsidiaries or that, following the effective time of the merger, would impose restrictions on the activities of CFCI Holdings or any of its subsidiaries, including the surviving corporation.

CFCI Holdings and CFC have agreed to certain exceptions to the foregoing limitations.

CFC has also agreed prior to completion of the merger to provide CFCI Holdings with written notice and copies of all relevant documents relating to litigation matters concerning the merger and certain tax matters, and to advise CFCI Holdings promptly if CFC becomes aware of any potential material adverse effect or that any representation of warranty of CFC is untrue and inaccurate in any material respect.

Efforts to Complete the Merger

Upon the terms and subject to the conditions set forth in the merger agreement, CFC, CFCI Holdings and Holo Acquisition have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to complete and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including using commercially reasonable efforts to accomplish the following:

•	the taking of all acts necessary to cause the conditions to closing the transaction to be satisfied as promptly as practicable following the execution and delivery of the merger agreement; and

•	the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, governmental authorities and the making of all necessary registrations, declarations and filings (including filings with governmental authorities, if any), and the taking of all acts as may be necessary to obtain any such action, nonaction, waiver, consent, approval, order or authorization.

CFC, CFCI Holdings and Holo Acquisition agreed to take all commercially reasonable steps necessary to avoid or eliminate impediments under any antitrust, competition or trade law that may be asserted by a governmental authority; provided that none of CFCI Holdings, CFC or any of their respective subsidiaries are required to agree or proffer to divest or hold separate, enter into any licensing or similar arrangement with respect to, or take any other action with respect to:

•	any of the properties, other assets (whether tangible or intangible) or any portion of any business of CFCI Holdings or any of its subsidiaries, or

•	any of the properties, other assets (whether tangible or intangible) or any portion of any business of CFC or any of its subsidiaries other than any such action that is not reasonably likely to have a material adverse effect on us.

Conditions to the Completion of the Merger

The completion of the merger is subject to certain customary closing conditions, as described more fully below.

Mutual Closing Conditions

Under the merger agreement, each of the party’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been approved by an affirmative vote (or consent in writing in lieu thereof) of the holders of a majority of the outstanding shares of our common stock and a period of at least 20 calendar days must have elapsed from the date this information statement was sent or given to CFC stockholders;

•	the waiting period (and any extension thereof) applicable to the merger under the HSR Act must have been terminated or expired; and

•	no (i) temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any governmental authority or (ii) law that, in either case, has the effect of preventing the completion of the merger, will be in effect.

CFCI Holdings Closing Conditions

Under the merger agreement, the obligations of CFCI Holdings and Holo Acquisition to effect the merger are further subject to the satisfaction or waiver of the following conditions:

•	our representations and warranties as to (i) its capital structure, (ii) the absence of a material adverse effect and (iii) certain of its contracts, that are qualified as to materiality or material adverse effect are true and correct and those not so qualified are true and correct in all material respects, in each case, as of January 9, 2006 and as of the closing date of the merger, with the same effect as if made as of the closing date of the merger (or, if given as of a specific date, as of such date);

•

our representations and warranties contained in the merger agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, are true and correct as of January 9, 2006, and as of the closing date of the merger with the same effect as if made on and as of the closing date of the merger (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct is not reasonably likely to have, individually or in the aggregate, a material adverse effect on us;

•	CFC has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

•	neither Gregory Jehlik (who is our President and Chief Executive Officer) nor Dennis W. Lakomy (who is our Executive Vice President and Chief Financial Officer) will have died or become disabled;

•	Roger F. Hruby and Dennis Lakomy will have entered into non-competition agreements with CFC;

•	stockholders holding less than 400,000 shares of CFC common stock have sought appraisal rights, subject to the option of Roger F. Hruby to indemnify CFCI Holdings against costs paid or incurred by CFC with respect to appraisal proceedings for shares above this threshold amount;

•	there is no pending claim, suit, action, investigation or other proceeding, whether judicial or administrative, brought or threatened by any governmental authority:

•	challenging or seeking to restrain or prohibit the completion of the merger,

•	seeking to prohibit or limit in any material respect the ownership or operation by CFC, CFCI Holdings or any of their respective affiliates of the properties, other assets (whether tangible or intangible) or any portion of any business of CFC and its subsidiaries or CFCI Holdings and its subsidiaries or to require any such person to dispose of or hold separate any of the properties, other assets (whether tangible or intangible) or any portion of any business of CFC and its subsidiaries or CFCI Holdings and its subsidiaries as a result of the merger,

•	seeking to prohibit CFCI Holdings or any of its affiliates from effectively controlling in any material respect the properties, other assets (whether tangible or intangible) or any portion of any business of CFC and its subsidiaries;

•	Roger F. Hruby will have resigned as an officer and director and all other directors shall have resigned as directors of CFC;

•	CFCI Holdings shall have closed and obtained the proceeds of its financing commitments; and

•	CFC shall have provided CFCI Holdings certain documentation with respect to its intellectual property rights and international subsidiaries.

CFC Closing Conditions

Under the merger agreement, the obligation of CFC to effect the merger is further subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of CFCI Holdings and Holo Acquisition contained in the merger agreement, disregarding all qualifications and exceptions contained in the merger agreement relating to materiality, must be true and correct as of January 9, 2006 and as of the closing date of the merger with the same effect as if made on and as of the closing date of the merger (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct is not reasonably likely to impair in any material respect the ability of each of CFCI Holdings and Holo Acquisition to perform their obligations under the merger agreement or prevent or materially impede, interfere with, hinder or delay the completion of the merger or any of the other transactions contemplated by the merger agreement; and

•	CFCI Holdings and Holo Acquisition have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated, and the merger contemplated by the merger agreement may be abandoned, at any time prior to the effective time of the merger, whether before or after receipt of the requisite approval of our stockholders:

•	by mutual written consent of CFCI Holdings and CFC;

•	by either CFCI Holdings or CFC,

•	if the Merger has not been completed on or before April 15, 2006, for any reason; provided, however, that this right to terminate the merger agreement will not be available to any party to the merger agreement whose action or failure to act was a principal cause of or resulted in the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement; or

•	if any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any governmental authority or law that has the effect of preventing the completion of the merger is in effect and has become final and nonappealable;

•	by CFCI Holdings,

•	if CFC has materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a condition described in the first, second or third bullet point under “CFCI Holdings Closing Conditions”, and is incapable of being cured by April 15, 2006, or is capable of being cured by April 15, 2006, but CFC is not diligently attempting, or has ceased to diligently attempt, to cure such breach or failure after its receipt of written notice thereof from CFCI Holdings; or

•

if any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any governmental authority, or any law, having the effect of granting or implementing any relief referred to on page 46 in the seventh bullet point under “CFCI Holdings Closing Conditions” shall be in effect and shall have become final and nonappealable; or

•	if CFC or its board of directors have entered into an agreement or understanding with respect to a takeover proposal, withdrawn or modified or proposed to do so in a manner adverse to CFCI Holdings, its approval and recommendation of the merger, approved or recommended a takeover proposal or announced a neutral position with respect to a takeover proposal and does not reject such proposal within 3 days after its announcement; or

•	if our board of directors fails to reaffirm its approval and recommendation of the merger and merger agreement within 3 business days after CFCI Holding’s request; or

•	if more than 400,000 shares are subject to appraisal and Mr. Hruby has not agreed to indemnify CFCI Holdings as provided in the merger agreement;

•	by CFC,

•	if the board of directors of CFC in compliance with the terms of the merger agreement has effected a change in recommendation with respect to the merger; and

•	if CFCI Holdings has materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a condition described under “CFC Closing Conditions”, and is incapable of being cured by April 15, 2006, or is capable of being cured by April 15, 2006, but CFCI Holdings is not diligently attempting, or has ceased to diligently attempt, to cure such breach or failure after its receipt of written notice thereof from CFC.

Effect of Termination

In the event that the merger agreement is terminated by either CFC or CFCI Holdings as provided for in the merger agreement, the merger agreement will become void and have no further force or effect, without any liability or obligation on the part of CFCI Holdings, Holo Acquisition or CFC, other than in the case of certain limited provisions.

Termination Fees and Expense Reimbursement

We have agreed to pay to CFCI Holdings a $2.5 million expense reimbursement, together with a termination fee of $2.5 million, if:

•	we terminate the merger agreement as a result of a change in recommendation by our board of directors made in accordance with the merger agreement; or

•	if CFCI Holdings terminates the merger agreement because we or our board have approved, recommended or entered into any takeover proposal other than the merger, withdrawn or modified our approval and recommendation of the merger; or announced a neutral position with respect to a takeover proposal and fail to reject such proposal within 3 days of our announcement, or if the board of directors fails to reaffirm its approval or recommendation of the merger or merger agreement within 3 days after a request by CFCI Holdings; or

•	if either CFCI Holdings or we terminate the merger agreement because the merger has not occurred prior to April 15, 2006, and, following such termination we (x) receive a takeover proposal and (y) enter into an alternative acquisition agreement within twelve months of such termination.

If the merger agreement is terminated because more than 400,000 shares are subject to appraisal, we will pay the $2.5 million expense reimbursement, but not the termination fee.

Indemnification Obligations of Roger F. Hruby

Pursuant to the merger agreement, Roger F. Hruby has agreed to indemnify CFC against:

•	CFC’s post-September 20, 2005 transaction costs and any costs relating to any litigation commenced by CFC’s stockholders with respect to the sale or proposed sale of CFC that exceed, in the aggregate, $1,668,000; and

•	The costs paid or incurred by CFC in connection with the exercise of appraisal rights by CFC stockholders holding up to 400,000 shares (including legal fees and expenses and fair value payments under Delaware law) in excess of the consideration that would have been otherwise payable to such persons under the merger agreement.

Employee Obligations

Under the merger agreement, for at least 12 months following the completion of the merger, our employees who continue their service after the completion of the merger will receive employee benefits substantially comparable in the aggregate to certain of CFC existing benefit plans (excluding for all purposes stock-based plans and other equity-based compensation arrangements) as in effect immediately prior to the completion of the merger. In addition, for a period of at least 18 months following the completion of the merger, CFCI Holdings will cause the surviving corporation to maintain certain other identified benefits with respect to certain employees and not to amend such plan in a manner that is adverse to any employee.

Amendment, Extension and Waiver

The parties may amend or waive the provisions of the merger agreement, or extend the time for performance of any of the obligations or acts of the other parties pursuant to the merger agreement, if such amendment, waiver or extension is set forth in writing and signed by the parties.

A termination of the merger agreement in accordance with its terms, an amendment of the merger agreement in accordance with its terms or an extension or waiver of any provision of the merger agreement in accordance with its terms must, in order to be effective,

•	be approved by the board of directors of each party to the merger agreement that is required to act in connection with such termination, amendment, extension or waiver in accordance with the merger agreement, and

•	to the extent required by the merger agreement, be approved by our stockholders if required by applicable law in connection with any such amendment, extension or waiver.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 9, 2006, certain information regarding the beneficial ownership of our common stock by each person known by us to be the beneficial owner of 5% or more of our outstanding common stock, by each director, nominee for director, and executive officer, and by all directors and executive officers as a group. As of such date, there were              record holders and approximately              beneficial holders of our common stock and 3,999,049 shares of our common stock outstanding. RFH Investments, LP also owns 512,989 shares of Class B stock, which is substantially equivalent to the common stock in all respects except that the Class B stock is not entitled to vote on any matters submitted to a vote of our stockholders, including the merger. The Class B stock is not included in the table below.

	Shares Beneficially Owned
Name (1)	Number (2)	Percentage
Roger F. Hruby (3)	2,364,349	59.12
Dennis W. Lakomy	328,510	8.23
William G. Brown (4)	181,894	4.55
Robert B. Covalt	23,125	*
Gregory M. Jehlik	32,210	*
Richard Pierce	24,125	*
David D. Wesselink	26,125	*
RFH Investments, LP	1,137,958	28.46
Loeb Group(5)	378,180	9.45
All directors and executive officers as a group (7 persons) (3) (4)	2,509,138	62.74

*	Represents less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address of all of the persons named or identified above is c/o CFC International, Inc., 500 State Street, Chicago Heights, Illinois 60411.

(2)	The numbers and percentages of shares shown above as owned by the directors, named executive officers, and by all directors and executive officers as a group include in each case all outstanding stock options covering shares of CFC common stock that were exercisable within 60 days of January 9, 2006 by that person or group as follows: Gregory M. Jehlik – 42,500; Dennis W. Lakomy – 5,316; William G. Brown – 21,875; Robert B. Covalt –21,875; Richard Pierce – 21,875; David D. Wesselink – 21,875; and all directors and executive officers as a group (including such individuals) – 135,316. The remaining options held by such persons are not exercisable within 60 days of January 9, 2005: Gregory M. Jehlik – 17,500; William G. Brown – 1,250; Robert B. Covalt – 1,250 Richard Pierce – 1,250; David D. Wesselink – 1,250; and all directors and executive officers as a group (including such individuals) – 22,500.

(3)	Includes 1,137,958 shares of CFC common stock owned by RFH Investments, LP, a limited partnership of which Mr. Hruby is the managing general partner (and of which all of the partners are members of Mr. Hruby’s immediate family or trusts for the benefit of such family members), but does not include 512,989 shares of Class B stock owned by RFH Investments, LP. The shares above include 749,863 owned by the Roger Hruby Trust dated 09-17-85, a trust for the benefit of Mr. Hruby’s family. The shares above include 5,328 shares held by the Roger F. Hruby IRA. The shares of CFC common stock shown above as beneficially owned by Mr. Hruby also include 471,200 shares of CFC common stock which Mr. Lakomy and the William G. Gardner Brown 1993 GST Trust beneficially own, and for which Mr. Hruby holds an irrevocable voting proxy. In addition to the CFC common stock set forth in the table above, Mr. Hruby owns an option to purchase 534 shares of our preferred stock with an exercise price of $500 per share. These shares are not included in the above table.

(4)	Includes 157,067 shares of CFC common stock which are owned by the William Gardner Brown 1993 GST Trust, a trust for the benefit of Mr. Brown’s family and of which Mr. Brown is not a beneficiary nor is he, or a member of his immediate family, a trustee.

(5)	These shares are held by Loeb Arbitrage Fund, Loeb Partners Corporation, Loeb Offshore Fund Ltd., Loeb Marathon Fund and Loeb Marathon Offshore Fund Ltd. The number of shares of CFC common stock shown as beneficially owned is derived from an Amendment No. 34 to Schedule 13D dated December 21, 2005 filed with the SEC by the listed stockholder. These stockholders’ address is c./o Loeb Partners Corporation, 61 Broadway, New York, New York 10006.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This information statement contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. These statements include, among others, statements regarding our prospects, opportunities, outlook, plans, intentions, anticipated financial and operating results, our business strategy and means to implement the strategy, and objectives.

Forward-looking statements are only estimates or predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products and services, competition from existing and new competitors, our ability to introduce new products, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Among other things, continued unfavorable economic conditions may impact market growth trends or otherwise impact the demand for our products and services; competition from existing and new competitors and producers of alternative products will impact our ability to penetrate or expand its presence in new or growing markets; uncertainties relating to our ability to develop and distribute new proprietary products to respond to market needs in a timely manner may impact our ability to exploit new or growing markets; our ability to successfully identify and implement productivity improvements and cost reduction initiatives may impact profitability; and risks inherent in international operations, including possible economic, political or monetary instability, may impact the level and profitability of our foreign sales. Many of these factors are beyond our ability to control or predict.

In addition, the statements in this information statement are made as of                 , 2006. We expect that subsequent events or developments will cause our views to change. We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to                 , 2006.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website located at http://www.sec.gov, which contains reports, proxy statements and other information regarding companies that file electronically with the SEC.

Pursuant to the rules of the SEC, services that deliver our communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our information statement, unless CFC has received contrary instructions from one or more of the stockholders. Upon written or oral request, CFC will promptly deliver a separate copy of the information statement to any stockholder at a shared address to which a single copy of the information statement was delivered. Multiple stockholders sharing the same address may also notify CFC if they wish to receive separate copies of our communications to stockholders in the future or if they are currently receiving multiple copies of such communications and they would prefer to receive a single copy in the future. Stockholders may notify CFC of their requests by calling or writing Dennis W. Lakomy, Executive Vice President, Chief Financial Officer and Secretary, CFC International, Inc., 500 State Street, Chicago Heights, Illinois 60411, telephone (708) 891-3456.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized anyone to provide you with any additional information. This information statement is dated as of the date listed on the cover page of this information statement. You should not assume that the information contained in this information statement is accurate as of any date other than such date, and neither the mailing of this information statement to our stockholders nor the payment of the merger consideration shall create any implication to the contrary.

HOUSEHOLDING

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single information statement will be sent to any household address shared by two or more of our stockholders. This delivery method can result in meaningful cost savings for us. We undertake to deliver promptly upon written or oral request a separate copy of the information statement to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies of the information statement, or if you are registered stockholders who share the same address and received separate copies of the information statement but would prefer that a single copy of the documents be provided in the future, please contact: Computershare Investor Services, Shareholder Communications Team, P.O. Box A-3504, Chicago, IL 60690, telephone (312-360-5428). If your stock is held through a broker or bank and you prefer to receive separate copies of the information statement, please contact your broker or bank.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of January 9, 2006

Among

CFCI HOLDINGS, INC.,

HOLO ACQUISITION CORP.

And

CFC INTERNATIONAL, INC.

i

Table of Defined Terms

Section
2005 Stockholder Litigation	6.11(c)
Affected Employees	6.07(a)
Affiliate	9.03(a)
Affiliated group	3.15(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.02(a)
Appraisal Shares	2.01(d)
Appraisal Shares Amounts	6.11(c)
Business Day	9.03(b)
Certificate	2.01(c)
Certificate of Merger	1.03
Change of Recommendation	5.02(d)
Change of Recommendation Notice	5.02(d)
Closing	1.02
Closing Date	1.02
Code	2.02(g)
Common Stock Merger Consideration	2.01(c)
Company	Preamble
Company Benefit Agreements	3.08(d)
Company By-laws	3.01
Company Certificate	3.01
Company Class B Stock	2.01
Company Common Stock	2.01
Company Disclosure Letter	Article III
Company Notice	5.02(c)
Company Plans	3.14(a)
Company Preferred Stock	2.01
Company Preferred Stock Option	3.03(b)
Company SEC Documents	3.06(a)
Company Stock Options	3.03(b)
Company Stock Plans	2.03(a)
Company Transaction Costs	6.11(c)
Confidentiality Agreement	6.02
Contract	3.04(b)
Credit Agreement	3.02
Debt obligations	3.10(a)(ii)
DGCL	1.01
Effect	3.01
Effective Time	1.03
Employees	3.13
Employment Agreements	Recitals
Environmental Laws	3.12
ERISA	3.14(a)
Escrow Agreement	6.09
Escrow Amount	6.09
Exchange Act	3.06(a)
Exchange Fund	2.02(a)
Expense Reimbursement	6.05(b)
Executives	Recitals

Section
Filed Company SEC Document	3.06(a)
Final Change Deadline	5.02(c)
GAAP	3.06(a)
Governmental Authority	3.05
HSR Act	3.05
Indemnitee	6.04(a)
Information Statement	3.05
Initial Proposal Deadline	5.02(c)
Intellectual Property Rights	3.17(d)
IRS	3.14(b)
Knowledge	9.03(c)
Laws	3.11
Leased Real Property	3.16(b)
Lender	3.02
Liens	3.02
Major Business Partners	3.10(a)(iii)
material	3.01
Material Adverse Effect	3.01
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plans	3.14(a)
Outside Date	8.01(b)
Owned Real Property	3.16(a)
Parent	Preamble
Parent Disclosure Letter	Article IV
Paying Agent	2.02(a)
person	9.02(e)
Permits	3.11
Permitted Liens	9.03(d)
Preferred Stock Merger Consideration	2.01(c)
Principal Company Stockholders	Recitals
Principal Stockholder Consent	Recitals
Principal Stockholders’ Agreement	Recitals
Representatives	5.02(a)
Restraints	7.01(c)
Run-Off Insurance	6.04(c)
SEC	2.04(a)
Secretary	Recitals
Section 203	3.20
Section 262	2.01(d)
Section 3.10 Contracts	3.10(a)
Securities Act	3.06(a)
Shareholder Litigation Costs	6.11(c)
SOX	3.06(a)
Stockholder Approval	3.19
Subsidiary	9.03(f)
Superior Proposal	5.02(f)
Surviving Corporation	1.01
Takeover Proposal	5.02(f)
Taxes	3.15(g)
Tax Returns	3.15(g)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 9, 2006, among CFCI HOLDINGS, INC., a Virginia corporation (“Parent”), HOLO ACQUISITION CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and CFC INTERNATIONAL, INC., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of each of Merger Sub and the Company has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Roger Hruby, RFH Investments, LP, Roger F. Hruby IRA, and the Roger Hruby Trust u/a/d 9/17/85 (collectively, the “Principal Company Stockholders”), the Company and Parent are entering into an agreement (the “Principal Stockholders’ Agreement”) pursuant to which each of the Principal Company Stockholders agrees, among other things, to take certain actions in furtherance of the Merger, including causing the execution and delivery of written consents in accordance with Section 228 of the DGCL (a “Principal Stockholders’ Consent”) pursuant to which the record holders of the shares of Company Common Stock beneficially owned by each of the Principal Company Stockholders will consent to the adoption of this Agreement and the approval of the Merger without a meeting, without prior notice and without a vote;

WHEREAS, immediately following the execution and delivery of this Agreement, each of the record holders of the shares of Company Common Stock beneficially owned by the Principal Company Stockholders will execute a Principal Stockholders’ Consent and deliver it to the secretary of the Company (the “Secretary”), and the Secretary shall certify and acknowledge that the Stockholder Approval has been duly obtained; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company as of the Effective Time pursuant to Section 251 of the DGCL. As of the Effective Time, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.02. Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Chicago Illinois local time) on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at such time), at the offices of Holland & Knight LLP, 131 South Dearborn, 30th Floor, Chicago, Illinois 60603, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied or (to the extent permitted by applicable Law) waived on such second business day, the Closing will take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by applicable Law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03. Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as promptly as practicable after the Closing and on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL, and, as promptly as practicable on or after the Closing Date, the parties shall make all other filings or recordings required under the DGCL. The Merger shall become effective as of such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or as of such subsequent time or date as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time and date at which the Merger becomes effective being the “Effective Time”).

Section 1.04. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL, including Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, as of the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05. Certificate of Incorporation and By-laws.

(a) The certificate of incorporation of the Company shall be amended at the Effective Time to read as set forth on Exhibit B hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.06. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent

Corporations; Exchange of Certificates; Company Stock Options and Other Rights

Section 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), any shares of Class B common stock, par value $0.01 per share, of the Company (“Company Class B Stock”), any shares of voting preferred stock, par value $0.01 per share, of the Company (“Company Preferred Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock, and Parent-Owned Stock. Each share of Company Common Stock, Company Class B Stock or Company Preferred Stock that is owned by the Company, Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock and Company Class B Stock. Each issued and outstanding share of Company Common Stock and Company Class B Stock (other than shares to be canceled in accordance with Section 2.01(b) and Appraisal Shares) shall be converted into the right to receive $16.75 in cash, without interest (the “Common Stock Merger Consideration”). All such shares of Company Common Stock and Company Class B Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock or Company Class B Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock or Company Class B Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the consideration payable as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. As of the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease to exist and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall have become, the right to receive the Common Stock Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock or Company Class B Stock and Parent shall have the right to participate in and, subject to applicable Law, direct all negotiations and proceedings with respect to such demands. None of the Company and its Subsidiaries shall, without the written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.02. Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company (the “Paying Agent”) reasonably acceptable to the Company to act as agent for payment of the Common Stock Merger Consideration pursuant to Section 2.01(c) upon surrender of certificates representing the Company Common Stock and Company Class B Stock (“Certificates”). As of or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate amounts payable pursuant to Section 2.01(c) in exchange for the outstanding shares of Company Common Stock and Company Class B Stock (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of Certificates to the Paying Agent and which shall be in such form as Parent and the Company may reasonably agree to use) and (ii) instructions for use in surrendering Certificates in exchange for the cash amounts specified in Section 2.01(c). Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Paying Agent, the holder of record of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock or Company Class B Stock formerly represented by such Certificate shall have been converted pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock or Company Class B Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name a Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash such holder shall be entitled to receive pursuant to Section 2.01(c). No interest will be paid or will accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock or Company Class B Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or Company Class B Stock previously represented by such Certificates. As of the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Class B Stock, in each case that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, such Certificates shall be canceled and exchanged as provided in this Article II.

(d) No Liability. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the cash included in the Exchange Fund that remains undistributed to the holders of Certificates for one year after the Effective Time shall be returned to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of such funds to which such holder may be due pursuant to Section 2.01(c).

(e) Investment of Exchange Fund. Parent may cause the Paying Agent to invest, as directed by Parent in its sole discretion, any cash included in the Exchange Fund, and any capital gain, interest or other income resulting from such investments shall inure to the benefit of Parent and shall be paid to Parent from time to time by the Paying Agent.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any successful claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the amount of cash which such holder would be entitled pursuant to Section 2.01(c).

(g) Withholding Rights. The Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock, shares of Company Class B Stock, or Company Stock Options pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax Law. To the extent that such amounts are so withheld and paid over to the appropriate taxing authority, such amounts shall be treated for purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 2.03. Company Stock Options; Company Preferred Stock Option.

(a) Before the Closing, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the Company Stock Plans) shall adopt such resolutions and take all such other actions as may be necessary to provide that each Company Stock Option granted under the Company’s 1995 Employee Stock Option Plan, 2000 Employee Stock Option Plan, 1995 Stock Option Plan For Non-Employee Directors or the 2000 Stock Option Plan for Non-Employee Directors (together, the “Company Stock Plans”), as the case may be, outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be canceled as of the Effective Time in exchange for a lump sum payment in cash payable at the time of cancellation equal to the excess, if any, of (i) the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option and (B) the Common Stock Merger Consideration over (ii) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option and (y) the per share exercise price of such Company Stock Option.

(b) Before the Closing, the Board of Directors of the Company shall adopt such resolutions and the Company and Roger F. Hruby shall take all such other actions as may be necessary to provide that the option to purchase 534 shares of the Company Preferred Stock at an exercise price of $500 per share held by Roger F. Hruby (the “Company Preferred Stock Option”), if unexercised and outstanding immediately prior to the Effective Time, shall be canceled as of the Effective Time. If for any reason the Company Preferred Stock Option is exercised by Roger F. Hruby prior to Closing, at the Closing, all issued and outstanding shares of Company Preferred Stock shall be cancelled without additional consideration.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the disclosure letter delivered by the Company to Parent dated as of the date hereof certified by a duly authorized officer of the Company (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.01. Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries (i) is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or formed, as the case may be, and (ii) has all requisite corporate or limited liability company, as the case may be, power and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in the jurisdictions set forth in Section 3.02 of the Company Disclosure Letter, which jurisdictions are all of the jurisdictions in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and is not reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” shall mean any state of facts, change, development, effect, condition or occurrence (any such item, an “Effect”) that is or is reasonably likely to adversely affect in a material respect the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries taken as a whole or that impairs in any material respect the ability of the Company to perform its obligations under this Agreement or prevents or materially impedes, interferes with, hinders or delays the consummation of the Merger or any of the other transactions contemplated hereby; provided that, in any such case referred to in clause (i) or (ii) the following shall not be deemed “material” or to have a “Material Adverse Effect”: any change or event caused by or resulting from (A) actions or omissions of the Company or Parent taken with the prior written consent of the other or required in this Agreement, (B) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof, or (C) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; and provided, further, that in no event shall a change in the trading price of the Company’s capital stock, by itself, be considered material or constitute a Material Adverse Effect. Section 3.01 of the Company Disclosure Letter sets forth the officers and directors of the Company and each of its Subsidiaries. The Company has provided to Parent true and complete copies of the certificate of incorporation of the Company as in effect on the date hereof (“Company Certificate”) and the By-laws of the Company as in effect on the date hereof (“Company By-laws”) and, provided the Parent access to the minutes of all of the meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company held since January 1, 2000.

Section 3.02. Subsidiaries. Section 3.02 of the Company Disclosure Letter sets forth a true and complete list of all the Subsidiaries of the Company and, for each such Subsidiary, the jurisdiction of incorporation or formation. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, claims, liens, charges, options, rights of first refusal or similar rights, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, other than as set forth in Section 3.02 of the Company Disclosure Letter and other than liens or restrictions in favor of LaSalle Bank National Association (“Lender”) pursuant to the Amended and Restated Loan and Security Agreement, dated May 17, 2001, as amended, between the Company and Lender, as included in the filed SEC Documents (the “Credit Agreement”). Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not beneficially own, directly or indirectly, any capital stock of, or other equity or voting interests or investment (whether equity or debt) in, any person, nor is the Company or any of its Subsidiaries subject to any obligation or requirement to provide for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any person.

Section 3.03. Capital Structure.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, 750,000 shares of Company Class B Stock and 750 shares of Company Preferred Stock. As of the close of business on December 30, 2005, (i) 3,999,049 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, none of which were held by any Subsidiary of the Company, (ii) 512,989 shares of Company Class B Stock, none of which were held by any Subsidiary of the Company, (iii) no shares of Company Preferred Stock (excluding treasury shares) were issued and outstanding, (iv) 582,727 shares of Company Common Stock, no shares of Company Class B Stock and no shares of Company Preferred Stock were held by the Company in its treasury, (v) 512,989 shares of Company Common Stock were reserved for issuance pursuant to conversion of the Company Class B Stock, (vi) 294,000 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans (of which 246,116 shares of Company Common Stock were subject to outstanding options to purchase shares of Company Common Stock granted under the Company Stock Plans), (vii) 534 shares of Company Preferred Stock were reserved for issuance pursuant to the Company Preferred Stock Option, and (viii) no shares of Company Common Stock will be (x) subject to a right of repurchase by the Company, (y) subject to forfeiture back to the Company or (z) subject to transfer or lock-up restrictions, in each of cases (x), (y) and (z), following the consummation of the Merger.

(b) Section 3.03(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of (i) all outstanding options to purchase Company Common Stock (collectively, “Company Stock Options”), the number of shares of Company Common Stock subject to each such Company Stock Option or other such right, the grant dates and exercise prices and vesting schedule of each such Company Stock Option, or other right and the names of the holder of each such Company Stock Option or other right and (ii) all outstanding options to purchase Company Preferred Stock (the “Company Preferred Stock Option”), the number of shares of Company Preferred Stock subject to the Company Preferred Stock Option, the grant date and exercise price and vesting schedule of the Company Preferred Stock Option and the name of the holder of the Company Preferred Stock Option. Except as set forth in Section 3.03(a) of this Agreement, (i) there are not issued, reserved for issuance or outstanding any (A) shares of capital stock of, or other equity or voting interests in, the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (C) options, warrants or other rights to acquire from the Company or any of its Subsidiaries any capital stock of, or other equity or voting interests in, or securities convertible into or exchangeable or exercisable for capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and (ii) as of the date of this Agreement, there exists no obligation of the Company or any of its Subsidiaries to issue any capital stock of, or other equity or voting interests in, or securities convertible into or exchangeable or exercisable for capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. Except as set forth in Section 3.03(a) of this Agreement, there are no outstanding stock appreciation rights, phantom stock awards, rights to receive shares of Company Common Stock on a deferred basis or otherwise or other similar rights that are linked in any way to the value of Company Common Stock or any part thereof. Except as set forth in Section 3.03(b) of the Company Disclosure Letter, during the period from the close of business on December 31, 2004, to the date hereof, there have been no issuances by the Company or any of its Subsidiaries of (i) shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries (other than issuances pursuant to the exercise of Company Stock Options, the Company Preferred Stock Option or conversion of the Convertible Note, in each case as outstanding on such date as required by their terms as in effect on the date of this Agreement), (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (iii) options, warrants or other rights to acquire from the Company or any of its Subsidiaries any capital stock of, or other equity or voting interests in, or securities convertible into or exchangeable or exercisable for capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

(c) All outstanding shares of capital stock of the Company are, and all shares which may be issued upon exercise of the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Section 3.03(a) and Section 303(b) of this Agreement, there are no (i) Contracts of any kind to which the Company or any of its Subsidiaries is a party or is bound that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) options, warrants or other rights to acquire shares of capital stock of, or other equity or voting interests in, or securities convertible into or exchangeable for capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. Other than the Principal Stockholders’ Agreement or as set forth in Section 3.03(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities. Other than the Principal Stockholders’ Agreement or as set forth in Section 3.03(c) of the Company Disclosure Letter, to the knowledge of the Company, there are no irrevocable proxies and no voting Contracts (or Contracts to execute a written consent or a proxy) with respect to any shares of Company Common Stock, Company Class B Stock, or Company Preferred Stock or any other voting securities of the Company.

(d) Section 3.03(d) of the Company Disclosure Letter sets forth a true and complete list of all outstanding indebtedness for borrowed money of the Company or any of its Subsidiaries and all guarantees by the Company or any of its Subsidiaries of indebtedness in respect of borrowed money of any person.

Section 3.04. Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and thereby, subject, in the case of the consummation of the Merger, only to receipt of the Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby and thereby and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the Merger or the other transactions contemplated hereby or thereby, subject, in the case of the consummation of the Merger, only to receipt of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect). The Board of Directors of the Company, at a meeting duly called and held, at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving, adopting and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby and thereby, (ii) declaring that the Merger and the other transactions contemplated hereby are in the best interests of the stockholders of the Company, (iii) fixing the record date to determine the stockholders entitled to consent to the adoption of this Agreement and approve the Merger and the other transactions contemplated hereby, which date is the date hereof, (iv) directing that this Agreement be submitted to the stockholders promptly following the execution and delivery of this Agreement by each of the parties hereto for such stockholders to consider whether to adopt this Agreement and approve the Merger and other transactions contemplated hereby and (v) recommending that the stockholders of the Company adopt this Agreement and approve the Merger and the other transactions contemplated hereby, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(b) The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof do not and will not, conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under (i) the Company Certificate or the Company By-laws or the comparable organizational documents of any Subsidiary of the Company, (ii) except for the Credit Agreement, any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, commitment, agreement, instrument, obligation, option, undertaking, concession, franchise or license, binding arrangement or binding understanding (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or is bound or any of their respective properties or other assets is bound by or subject to or otherwise under which the Company or any of its Subsidiaries has any rights or benefits or (iii) subject to the governmental filings and other matters referred to in Section 3.05, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, results, losses or Liens that individually or in the aggregate have not had and is not reasonably likely to have a Material Adverse Effect.

Section 3.05. Governmental Approvals. Except as set forth in Section 3.05 of the Company Disclosure Letter, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any domestic or foreign (whether supernational, national, Federal, state, provincial, local or otherwise) government or any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (each, a “Governmental Authority”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated hereby or thereby, except for (a) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the filing with the Securities and Exchange Commission (“SEC”) of (i) an information statement pursuant to Regulation 14C of the Exchange Act (as amended or supplemented from time to time, the “Information Statement”) following the Stockholder Approval and (ii) such reports under the Exchange Act as may be required after the date hereof in connection with this Agreement, the Principal Stockholders’ Agreement, the Merger and the other transactions contemplated hereby and thereby, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (d) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required after the date hereof under the corporation, takeover or blue sky laws of various states or the NASDAQ National Market.

Section 3.06. Company SEC Documents; NASDAQ Compliance; No Undisclosed Liabilities.

(a) The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 2000 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder (“SOX”), applicable to such Company SEC Documents, and, as of their respective dates, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document filed and publicly available prior to the date hereof (“Filed Company SEC Document”) has been revised, amended, supplemented or superceded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.06(a) of the Company Disclosure Letter, the financial statements (including the related notes thereto) of the Company included in the Company SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) presented fairly in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Company is in compliance with the applicable listing rules of the NASDAQ National Market and, except as set forth in Section 3.06(a) of the Company Disclosure Letter, has not since January 1, 2000 received any notice from the NASDAQ National Market asserting any non-compliance with such rules. The Company has not made any filings or any amendments or modifications to any Company SEC Documents which have not yet been filed with the SEC but that are required to be filed with the SEC in accordance with the Securities Act or the Exchange Act, as the case may be. As used in this Section 3.06, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available in writing to the SEC.

None of the Subsidiaries of the Company are, or have at any time been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether known or unknown), except for (i) liabilities and obligations referenced (whether by value or otherwise) or reflected in the Company’s annual report for the fiscal year ended December 31, 2004 on Form 10-K filed with the SEC on March 30, 2005, (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2004, that individually or in the aggregate have not had and are not reasonably likely to have a Material Adverse Effect, (iii) liabilities under Section 3.10 Contracts, Contracts filed as exhibits to the Filed Company SEC Documents and Contracts set forth on Section 3.16(a) or Section 3.16(b) of the Company Disclosure Letter, in each case, that relate to obligations that have not yet been performed, and are not required to be performed, as of the date hereof, and (iv) liabilities and obligations set forth in item B of Section 3.06 of the Company Disclosure Letter.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications were at the time they were made, and are, true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Except as set forth in item C of Section 3.06 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(e) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) access to assets is permitted only in accordance with management’s general or specific authorization and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(g) Except as set forth in item D of Section 3.06 of the Company Disclosure Letter, since January 1, 2000, the Company has not received any notification of (i) a “significant deficiency” or (ii) a “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

Section 3.07. Information Supplied. None of the information included or incorporated by reference in the Information Statement will, on the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent to the Company specifically for inclusion or incorporation by reference in the Information Statement. The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.08. Absence of Certain Changes or Events. Since December 31, 2004, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and except as disclosed in the Filed SEC Documents, or as set forth in Section 3.08 of the Company Disclosure Letter, there has not been:

(a) any Effect that individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect;

(b) (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or other assets) in respect of any of the Company’s or any of its Subsidiaries’ capital stock, or other equity or voting interests, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (ii) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock, or other equity or voting interests, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock, or other equity or voting interests, or (iii) any purchase, redemption or other acquisition of any shares of capital stock, or other equity or voting interests or any other securities of the Company or any of its Subsidiaries or any warrants, options or other rights to acquire any such shares or other securities;

(c) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant (other than attorneys, accountants or other similar professional service providers) of the Company or any of its Subsidiaries of any increase in compensation, bonus or other benefits or any such granting of any type of compensation, bonus or other benefits to any current or former director, officer, employee or consultant (other than attorneys, accountants or other similar professional service providers) of the Company or any of its Subsidiaries not previously receiving or entitled to receive such type of compensation, bonus or other benefit, except for increases of cash compensation (i) in the ordinary course of business consistent with past practice or, (ii) as was required under any Company Plan or Company Benefit Agreement listed in Section 3.14(a) of the Company Disclosure Letter as in effect on December 31, 2004;

(d) any entering into, or any amendment or termination of, any employment, deferred compensation, supplemental retirement, severance, retention, “change in control” or other similar Contract (“Company Benefit Agreements”) or any collective bargaining Contract or other labor union Contract or any Company Plan;

(e) any change in the manner in which contributions to any Multiemployer Plan are made or the basis on which such contributions are determined;

(f) any change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP;

(g) any material election with respect to taxes by the Company or any of its Subsidiaries (other than elections that are consistent with past practice) or any settlement or compromise of any material tax liability or refund that is reasonably likely to have a material and adverse effect on the tax liability of the Company or any of its Subsidiaries after the Effective Time;

(h) any revaluation by the Company or any of its Subsidiaries of any material assets of the Company or any of its Subsidiaries; or

(i) any sale, lease, license or other disposition of, or subjecting to any Lien, any assets of the Company or any of its Subsidiaries (including Intellectual Property Rights), except in the ordinary course of business consistent with past practice.

Section 3.09. Litigation. Except as set forth in Section 3.09 of the Company Disclosure Letter, there is no claim, suit, action, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or other assets, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Authority involving, the Company or any of its Subsidiaries. “2005 Stockholder Litigation” shall mean the litigation matters identified as “2005 Stockholder Litigation” in Section 3.09 of the Company Disclosure Letter.

Section 3.10. Contracts.

(a) Neither the Company nor any of its Subsidiaries is a party or is bound or otherwise has rights or benefits under, and none of their respective properties or other assets is bound by or subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act, other than any such Contract that is filed as an exhibit to the Filed Company SEC Documents. Except for Contracts filed as exhibits to the Filed Company SEC Documents and purchase orders entered into in the ordinary course of business consistent with past practice (but not the Contracts pursuant to which such purchase orders were issued), Section 3.10 of the Company Disclosure Letter sets forth (with specific reference to the Subsection to which it relates), as of the date hereof, a true and complete list of, and the Company has provided the Parent access to true and complete copies of (collectively, the Contracts required to be listed in the Company Disclosure Letter, “Section 3.10 Contracts”):

(i) each Contract of the Company or any of its Subsidiaries involving aggregate annual payments by or to the Company or any of its Subsidiaries, of more than $100,000, other than any Contract set forth on Section 3.13, 3.14(a) or 3.16(a) of the Company Disclosure Letter;

(ii) (A) all Contracts pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred (collectively, “debt obligations”), (B) all Contracts of or by the Company or any of its Subsidiaries guaranteeing any debt obligations of any other person (other than the Company or any of its Subsidiaries), including the respective aggregate principal amounts outstanding as of the date hereof, and (C) all Contracts involving any “keep well” arrangements or pursuant to which the Company or any of its Subsidiaries has agreed to maintain any financial statement condition of another person;

(iii) all Contracts between the Company or any of its Subsidiaries and any vendor or supplier of the Company or any of its Subsidiaries to whom the Company or any of its Subsidiaries has paid or has an annual payment obligation to, and each customer of the Company or any of its Subsidiaries who has paid or is obligated to pay the Company and its Subsidiaries, in excess of $400,000 in either 2004 or to date in 2005 (each such vendor, supplier or customer, a “Major Business Partner”);

(iv) (A) all Contracts pursuant to which the Company or any of its Subsidiaries has agreed not to, or which, following the consummation of the Merger, could restrict the ability of Parent or any of its Subsidiaries, including the Company and its Subsidiaries to compete with any person in any business or in any geographic area or to engage in any business or other activity, including any restrictions relating to “exclusivity” or any similar requirement in favor of any person other than the Company or any of its Subsidiaries or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging, and (B) all Contracts pursuant to which the Company or any of its Subsidiaries has agreed not to, or which, following the consummation of the Merger, could restrict the ability of Parent or any of its Subsidiaries, including the Company and its Subsidiaries to solicit or to hire any person for positions in which annual compensation would be expected to exceed $100,000 to work for the Company or any of its Subsidiaries (either as an employee or as an independent contractor or other agent) or pursuant to which any benefit is required to be given or lost as a result of so soliciting or hiring;

(v) all Contracts of the Company or any of its Subsidiaries granting the other party to such Contract or a third party “most favored nation” or similar status;

(vi) all Contracts to which the Company or any of its Subsidiaries is party granting any license to, or franchise in respect of, any material right, property or other asset;

(vii) all joint venture, limited liability company, partnership or other similar Contracts (including all amendments thereto) in which the Company or any of its Subsidiaries holds an interest;

(viii) all confidentiality, standstill or similar Contracts to which the Company or any of its Subsidiaries is a party that impose restrictions on the activities of the Company or any of its Subsidiaries or that, following the Effective Time, would impose restrictions on the activities of Parent or any of its Subsidiaries, including the Surviving Corporation;

(ix) all Contracts by the Company or any of its Subsidiaries that restrict the payment of dividends or the repurchase of securities; and

(x) all Contracts by the Company or any of its Subsidiaries that relate to the making of any loan to or investment in any person; and

(xi) all Contracts providing for indemnity (including an obligation to advance funds for expenses) by the Company or any of its Subsidiaries.

Neither the Company nor any of its Subsidiaries is in material violation or breach of or in default under (nor, to the Knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or breach of or default under) any Contract to which it is a party or is bound or by which it or any of its properties or other assets is bound by or subject to or otherwise under which the Company or any of its Subsidiaries has any rights or benefits. Except as set forth in Section 3.10 of the Company Disclosure Letter, no approval or consent of, or notice to, any person is needed in order that each Section 3.10 Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement.

(b) No person that was a Major Business Partner at any time after January 1, 2004 has terminated (including delivering a notice to the Company having such effect) any Section 3.10 Contract or any of its existing relationships with the Company or any of its Subsidiaries or failed to renew or requested any amendment to any Section 3.10 Contract that is material and adverse to the Company or any of its Subsidiaries.

Section 3.11. Compliance with Laws.

(a) Except with respect to Environmental Laws and taxes, which are the subject of Sections 3.12 and 3.15, respectively, each of the Company and its Subsidiaries is, and since January 1, 2002, has been, in compliance in all material respects with (a) all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Authority (collectively, “Laws”) applicable to it, its personnel, properties or other assets or its business or operations, and (b) all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Authorities (collectively, “Permits”) issued to the Company or any of its Subsidiaries. None of the Company and its Subsidiaries have received, since January 1, 2002, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to it, its personnel, properties or other assets or its businesses or operations. The Company and its Subsidiaries have in effect all Permits necessary for them to own, lease or operate their properties and other assets and to carry on their businesses operations as now conducted. All Permits are listed on Section 3.11 of the Company Disclosure Letter. There is no event that has occurred that has resulted in or, to the Knowledge of the Company, is reasonably likely to result in the revocation, cancellation, nonrenewal or adverse modification of any Permit.

(b) The Company and its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively the “Export Control Laws”). Neither the Company nor any of its Subsidiaries has received any communication that alleges that the Company or a Subsidiary is not, or may not be, in compliance with, or has, or may have, any material liability under, the Export Control Laws.

(c) The Company and its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under (i) the anti-bribery provisions of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 and 78dd-2), (ii) the books and records provisions of the Foreign Corrupt Practices Act as they relate to any payment in violation of the anti-bribery provisions of the Foreign Corrupt Practices Act, (iii) the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and (iv) local anti-corruption and bribery laws in jurisdictions in which the Company and the Company Subsidiaries are operating (collectively, the “Anti-Bribery Laws”). Neither the Company nor any of its Subsidiaries has received any communication that alleges that the Company, a Subsidiary or any agent thereof is, or may be, in violation of, or has, or may have, any material liability under, the Anti-Bribery Laws.

Section 3.12. Environmental Matters. Except as disclosed in the Company SEC Documents or as set forth in Section 3.12 of the Company Disclosure Letter, (i) Hazardous Materials (as hereinafter defined) have not at any time been generated, used, treated or stored on, or transported to or from or released or disposed of on any Company Property (as hereinafter defined) or, to the knowledge of the Company, any property adjoining or adjacent to any Company Property, except in material compliance with Environmental Laws (as hereinafter defined) and so as not to give rise to an Environmental Claim (as hereinafter defined), (ii) the Company and each of its Subsidiaries is in compliance in all material respects with all Environmental Laws and the requirements of any Permits issued under such Environmental Laws with respect to any Company Property, (iii) there are no past, pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company or any of its Subsidiaries or any Company Property, (iv) there are no facts or circumstances, conditions or occurrences regarding any Company Property or, to the Knowledge of the Company, any property adjoining or adjacent to any Company Property, that is reasonably likely (A) to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or any Company Property or (B) to cause such Company Property to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, (v) there are not now and never have been any underground storage tanks located on any Company Property or, to the Knowledge of the Company, on any property adjoining or adjacent to any Company Property and (vi) no Company Property is listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq. or state equivalent lists and laws.

For purposes of this Agreement, the following terms shall have the following meanings: (i) “Company Property” means any real property and improvements at any time owned, leased, used, operated or occupied by the Company or any of its Subsidiaries; (ii) “Hazardous Materials” means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (B) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law; and (C) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority; (iii) “Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended as of the date hereof and the Effective Time, and any judicial or administrative interpretation thereof as of the date hereof and the Effective Time, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3808 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 - 678 (1999); and the Oil Pollution Act, 33 U.S.C. §§ 2701 - 2706 (1999); and (iv) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law (for purposes of this subclause (iv), “Claims”) or any permit issued under any such Environmental Law, including (A) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (B) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

Section 3.13. Employees and Labor.

(a) Section 3.13 of the Company Disclosure Letter sets forth (i) a true and complete list of all collective bargaining Contracts and similar labor union Contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound, (ii) a true and complete list of all current or pending arbitrations to which any collective bargaining Contract or similar labor union Contract is applicable or relating to any labor union or similar organization or any member thereof. No other collective bargaining Contracts or similar labor union Contracts with the employees or their representatives and/or the trade unions exist and/or are applied with the Company other than those disclosed in Section 3.13 of the Company Disclosure Letter. Except to the extent covered by a collective bargaining Contract or similar labor union Contract as set forth on Section 3.13 of the Company Disclosure Letter, (A) none of the employees of the Company or any of its Subsidiaries (the “Employees”) is represented in his or her capacity as an Employee by any labor union or similar organization, (B) the Company and its Subsidiaries have not recognized any labor organization as the collective bargaining agent of any Employees with respect to employment with the Company or any of its Subsidiaries and (C) after January 1, 2002, no labor union or similar organization has attempted to organize or otherwise made a claim to represent the Employees and no such action is pending or threatened. After January 1, 2002, neither the Company nor any of its Subsidiaries has experienced any lockout or work slowdown or stoppage, and there is no labor dispute or work slowdown or stoppage pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries.

(b) (i) Each of the Company and its Subsidiaries is, and at all times since January 1, 2002, has been, in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice, (ii) no unfair labor practice complaint against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened before the National Labor Relations Board, and (iii) the Company and its Subsidiaries have not experienced any material labor difficulty since January 1, 2002, (iv) there has been no “mass layoff” or “plant closing” by the Company or any of its Subsidiaries as defined in the Federal Workers Adjustment Retraining And Notification Act (“WARN”) or any state law equivalent, or any other mass layoff or plant closing that would trigger notice pursuant to WARN or any state law equivalent, within (90) days prior to the Effective Time.

(c) No liability has been incurred by the Company for breach of any employment agreement, plant agreement, collective bargaining Contract, or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employment or for any other liability accruing from the termination or variation of any contract of employment or for services or from the violation of any statutory labor law, including the applicable laws regarding the protection of disabled persons.

(d) The Company has no obligations (including the obligation to restore employment relationships that have been terminated) arising from the termination or cancellation of any of its employment agreements with any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries.

(e) All salaries, wages, bonuses, commissions and other emoluments relating to the directors, officers and employees of the Company have always been paid when due and to the extent this is not the case are reflected and accrued in the records of the Company.

(f) All foreign nationals employed with the Company hold valid work permits, if necessary, and are in compliance with any rules or regulations imposed by the relevant country.

(g) No independent contractor of the Company may be characterized as an employee in connection with the determination to provide or pay any benefits in respect of such person or to pay or withhold any taxes or required withholdings.

Section 3.14. Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list of (i) all “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other material employee benefit or compensation plans, programs, policies, arrangements or payroll practices maintained or required to be maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder for any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (the “Company Plans”) and (ii) all Company Benefit Agreements. Except with respect to the multiemployer plans, within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code, each of which is set forth on Section 3.14(a) of the Company Disclosure Letter (the “Multiemployer Plans”), none of the Company and its Subsidiaries has incurred or is reasonably likely to incur any liability under Section 412 of the Code or Title IV of ERISA with respect to any ongoing, frozen or terminated employee benefit plan. Except as set forth in item A.16 of Section 3.14(a) of the Company Disclosure Letter, none of the Company Plans provides for postemployment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and at the sole expense of the participant or the participant’s beneficiary.

(b) The Company has provided Parent access to true and complete copies of the following documents, with respect to each of the Company Plans (other than any Multiemployer Plan) and Company Benefit Agreements, to the extent applicable: (i) such Company Plan or Company Benefit Agreement, all amendments thereto and related trust documents and amendments thereto, (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any, (iii) the most recent Internal Revenue Service (the “IRS”) determination letter and any communication from or with the IRS relating to such letter or the subject matter thereof and (iv) summary plan descriptions.

(c) Each Company Plan (other than the Multiemployer Plans) has been maintained in all material respects in accordance with its terms and, together with the Company and its Subsidiaries, is in compliance in all material respects with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Laws with respect to such Company Plan. There is no pending or, to the Knowledge of the Company, threatened claim, suit, action, investigation or proceeding relating to any Company Plan or Company Benefit Agreement. To the Knowledge of the Company, no “prohibited transaction”, breach of fiduciary duty or similar action or omission has resulted in or is reasonably likely to result in the imposition of any material liability, tax or penalty on the Company or any of its Subsidiaries under ERISA, the Code or other applicable Law. During the five years preceding the date hereof, no Company Plan has been terminated and there has been no “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement was not waived.

(d) The Company Plans (other than the Multiemployer Plans) intended to qualify under Section 401 of the Code are so qualified, and the trusts maintained pursuant thereto are exempt from Federal income taxation under Section 501 of the Code, and, to the Knowledge of the Company, nothing has occurred with respect to the Company Plans (other than the Multiemployer Plans) that has caused or is reasonably likely to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(e) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (or in the case of any

Multiemployer Plan, the applicable collective bargaining agreement or other governing Contract) or by Law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established under a Company Plan or in connection therewith have been made by the due date thereof (including any valid extensions).

(f) Neither the Company nor any of its Subsidiaries has (i) incurred, or is reasonably likely to incur, a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) with respect to any Multiemployer Plan or (ii) received any notice or otherwise reasonably expects that any Multiemployer Plan is or will be “insolvent” or in “reorganization” (within the meaning of Sections 4241 and 4245, respectively, of ERISA). The Company has provided to Parent the most recent estimate available to the Company of the potential withdrawal liability of the Company under each Multiemployer Plan.

(g) Each Company Plan (other than any Multiemployer Plan) that is an employee welfare benefit plan may be amended or terminated on or after the Closing Date, on notice provided as set forth in Section 3.14(g) of the Company Disclosure Letter, without the incurrence of any material cost or liability by the Company or its Subsidiaries.

(h) Except as set forth in Section 3.14(h) of the Company Disclosure Letter, no current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, is entitled to any compensation or benefit that could become payable or be provided to such person under the Company Plans and Company Benefit Agreements if such person’s employment were terminated immediately after the Closing Date. Except as set forth in Section 3.14(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement or the Principal Stockholders’ Agreement nor the consummation of the Merger or any other transaction contemplated hereby or thereby will (i) entitle any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries to, or increase any, severance, change in control, termination or other compensation or benefits (whether alone or in coordination with any other event) or (ii) except pursuant to the Company Stock Plans with respect to Company Stock Options, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or trigger any other material obligation pursuant to, any Company Plan or Company Benefit Agreement.

(i) Any amount or economic benefit that could be received (whether in cash or property or in respect of the vesting of property) as a result of the Merger or any other transaction contemplated by this Agreement or the Principal Stockholders’ Agreement (alone or in combination with any other event) by any person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company or any of its Subsidiaries would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), and no such person is entitled to receive any additional payment from the Company or any of its Subsidiaries or any other person in the event that the excise tax under Section 4999 of the Code is imposed on such person.

(j) No deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.

(k) The Company and its Subsidiaries do not have any material liability or obligations, including under or pursuant to any Company Plan or Company Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or its Subsidiaries.

(l) Except as set forth in Section 3.14(1) of the Company Disclosure Letter, the Company has no obligations with respect to pension payments or contributions for current or former employees or directors except as reflected in the Filed Company SEC Documents.

(m) The Company has no formal plans or commitments to create any additional pension plan or to modify or change any existing pension plan, nor has the Company communicated any such plans or commitments to any employee.

Section 3.15. Taxes.

(a) Each of the Company and its Subsidiaries and any consolidated, combined, unitary, affiliated or aggregate group of which the Company and any of its Subsidiaries is a member (an “affiliated group”) has timely filed (taking into account any extension of time within which to file) all Federal, state, local and foreign income and franchise tax returns and all other material tax returns required to be filed by it, all taxes shown due on such tax returns and, except as set forth in item B.5 of Section 3.06 of the Company Disclosure Letter all other taxes as are due, have been paid, and all such tax returns are true and complete in all material respects. Each of the Company and its Subsidiaries has withheld or collected all taxes it was required to withhold and collect, and has timely paid to the proper authorities such taxes withheld or collected to the extent due and payable.

(b) Neither the Company nor any of its Subsidiaries has been the subject of an audit or other examination of taxes by the taxing authority nor has the Company or any of its Subsidiaries received any notices from any taxing authority relating to any issue which could affect the tax liability of the Company or any of its Subsidiaries. No deficiencies for any taxes have been proposed, asserted or assessed against the Company, any of its Subsidiaries or any affiliated group that are still pending and no Liens for taxes exist with respect to any property or other assets of the Company or any of its Subsidiaries, except for statutory Liens for taxes not yet due or payable or the validity of which is being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Company’s books and records reflecting the full amount of such contested taxes.

(c) All assessments for taxes due with respect to such completed and settled examinations or to any concluded litigation have been fully paid or have been adequately reserved on the most recent financial statements included in the Filed Company SEC Documents in accordance with GAAP.

(d) The Company has provided Parent access to true and complete copies of (i) all income and franchise tax returns of the Company, its Subsidiaries and affiliated groups for the preceding three taxable years and (ii) any audit report issued since January 1, 2002 (or otherwise with respect to any audit or proceeding in progress) relating to taxes of the Company, any of its Subsidiaries or any affiliated group.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(e) of the Code (A) in the two years preceding the date hereof or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(f) Neither the Company nor any of its Subsidiaries (i) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes, (ii) is presently contesting the tax liability of the Company or any of its Subsidiaries before any court, tribunal or agency or (iii) has applied for and/or received a ruling or determination from a taxing authority regarding a past or prospective transaction of the Company or any of its Subsidiaries.

(g) No claim has ever been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(h) There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any predecessor or affiliate thereof and any other party under which the Company or any of its Subsidiaries could be liable for any taxes or other claims of any person.

(i) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (x) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign tax law) and (y) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign tax law).

(j) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(k) Each of the Company and its Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code or a reportable transaction understatement within the meaning of Section 6662A of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction that would be reportable by or with respect to the Company or any of its Subsidiaries pursuant to Sections 6011, 6111, or 6112 of the Code. Neither the Company nor any of its Subsidiaries has entered into any transactions that required or will require the filing of Internal Revenue Service Form 8886.

(l) Neither the Company nor any of its Subsidiaries (x) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which is the Company) or (y) has any liability for the taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(m) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date or the Effective Time as a result of any: (A) change in method of accounting for a taxable period ending on or before the Closing Date or the Effective Time; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign tax law) executed on or before the Closing Date or the Effective Time; (C) intercompany transaction or excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of state, local or foreign tax law); (D) installment sale or open transaction disposition made on or before the Closing Date or the Effective Time; or (E) prepaid amount received on or before the Closing Date or the Effective Time.

(n) The Company complies and has duly complied with all actions required pursuant to the applicable rules for employment taxes for all employees, officers and directors. The Company has withheld from each payment made to any of its directors, officers and employees the amount of all taxes and contributions required to be withheld and has paid the same together with the Company’s share of the same, if any, to the proper tax and other receiving offices within the time required under applicable law.

(o) For purposes of this Agreement, (i) “taxes” shall mean all Federal, state and local (whether domestic or foreign) income, employment, withholding, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including any interest, penalties or additions with respect thereto, imposed by any Governmental Authority, including any liability for the payment of any amounts of the type described above as a result of being a member of an affiliated group or a party to any tax sharing Contract or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any tax, and (ii) “tax returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.16. Title to Assets; Leases.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list of all real property owned by the Company or any of its Subsidiaries (“Owned Real Property”). The Company has provided Parent access to true, correct and complete copies of all conveyance documents, plats and surveys, title policies, declarations, operating agreements, reciprocal easement agreements, service contracts and other similar or related material documents pertaining to the use, ownership, occupation and/or operation of any or all of the Owned Real Property (collectively, the “Ownership Document”). Each of the Company and its Subsidiaries has complied in all respects with the terms of the Ownership Documents to which it is a party, and all such Ownership Documents are in full force and effect.

(b) Section 3.16(b) of the Company Disclosure Letter sets forth a true and complete list of all leases for real property and interests in real property leased by the Company or any of its Subsidiaries (individually, a “Leased Real Property”). The Company has provided Parent access to true and complete copies of all such leases and agreements. Each of the Company and its Subsidiaries has complied in all material respects with the terms of all leases of the Leased Real Properties to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Leased Real Property and Owned Real Property are all of the property used or held for use by the Company and its Subsidiaries.

(c) Each of the Company and its Subsidiaries has good and marketable fee simple title (or, with respect to any such assets located outside the United States, its equivalent in such other location(s)) to all its Owned Real Property, valid leasehold interests (or, with respect to any such assets located outside the United States, its equivalent in such other location(s)) in its Leased Real Properties, and good and marketable title or valid leasehold interests (or, with respect to any such assets located outside the United States, its equivalent in such other location(s)) in the other assets reflected in the Company’s consolidated balance sheet, except for such as have been disposed of in the ordinary course of business consistent with past practice. All such Owned Real Property, Leased Real Properties and other assets are free and clear of all Liens other than Permitted Liens (except in the case of a Leased Real Property for any Liens created by the owner of such Leased Real Property).

(d) Neither the Company nor any Subsidiary has received any written notice, and neither the Company nor any Subsidiary has any Knowledge, that any entity or Governmental Authority considers the operation, use or ownership of the Owned Real Property or the Leased Real Property to have violated any zoning, land use or similar laws, ordinances, rules, regulations or administrative interpretations applicable thereto, or that any investigation has been commenced regarding such possible violation. The present use and operation of the Owned Real Property and the Leased Real Property is in compliance with all existing zoning, land use and similar laws, ordinances, rules, regulations or administrative interpretations applicable thereto. No condemnation or eminent domain proceeding against any part of the Owned Real Property or Leased Property is pending or, to the Knowledge of the Company, threatened. All operating facilities located on the Owned Real Property and the Leased Real Property are supplied with utilities and other services, assuming the operation of such utilities, in such amounts as are reasonably necessary for the current operation of such facilities, including gas, electricity, water, waste water, irrigation, drainage, and similar reasonably required services.

(e) This Section 3.16 does not relate to any matters with respect to intellectual property, which are addressed in Section 3.17.

(f) Other than the items listed as exceptions from coverage in (i) that certain owner’s title insurance policy issued by Chicago Title Insurance Company having policy number 1410 008192438 UL and insuring CFC International, Inc. in the amount of $1,600,000.00, (ii) that certain owner’s title insurance policy issued by Ticor Title Insurance Company of California dated June 11, 1986, having policy number 213035-1 and insuring The Coated Film Company in the amount of $2,500,000; and (iii) that certain title insurance commitment given by Ticor Title Insurance Company of California dated effective May 13, 1986 and having commitment number 213035-2, there are no other exceptions or matters of title that would prevent any or all of the Owned Real Property from being used for the purposes for which, and in the manner in which, such Owned Real Property has traditionally and historically been used by the Company and/or its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries is in material violation or breach of or in default under (nor, to the Knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or breach of or default under) any lease to which it is a party. Except as set forth in Section 3.16(b) of the Company Disclosure Letter, no approval or consent of, or notice to, any person is needed in order that each such lease shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement.

(h) The buildings, machinery, equipment, and other tangible assets that each Company and its Subsidiaries own or lease are and have been maintained in accordance with such Company’s prior practice, and are in good operating condition and repair (subject to normal wear and tear), considering their age and operational use. The assets, properties and rights of the Company and its Subsidiaries as of the Closing Date and after giving effect to the transactions contemplated hereby will be sufficient to conduct the business of the Company and its Subsidiaries as going concern on a basis consistent with past practice.

Section 3.17. Intellectual Property.

(a) Section 3.17 of the Company Disclosure Letter sets forth a true and complete list of all trademarks (registered or unregistered), trade mark applications, trade names, service marks, service mark applications, brand names, registered copyrights and applications therefor, patents and patent applications, if any, in each case, owned by or licensed to the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the exclusive right to use all Intellectual Property Rights that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens other than the Permitted Liens.

(b) Neither the Company nor any of its Subsidiaries has infringed upon or misappropriated any Intellectual Property Rights of any other person, except for such infringement or misappropriation that individually or in the aggregate would reasonably be expected to result in expense or liability in excess of $250,000. No claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing or misappropriating the rights of any person with regard to any Intellectual Property Right.

(c) To the Knowledge of the Company, no person or persons are infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right owned by the Company or any of its Subsidiaries. No claims are pending or, to the Knowledge of the Company, are threatened against the Company or any of its Subsidiaries with regard to the ownership by the Company or any of its Subsidiaries of any of their respective Intellectual Property Rights.

(d) As used in this Agreement, “Intellectual Property Rights” shall mean all intellectual property rights arising from or in respect of the following, whether protected, created, or arising under the laws of the United States or any other jurisdiction: patents, trademarks (registered or unregistered), trade names, domain names, service marks, brand names, trade dress, and other indications of origin, together with the goodwill associated with the foregoing and registrations of, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application; computer programs, technical know-how, trade secrets and confidential information and rights to limit the use or disclosure thereof by any person; registrations or applications for registration of copyrights, and any renewals or extensions thereof; any similar intellectual property or proprietary rights similar to any of the foregoing, including all rights in and privileges with respect to customer databases; and licenses.

(e) Neither the Company nor any of its Subsidiaries is in material violation or breach of or in default under (nor, to the Knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or breach of or default under) any agreement with respect to Intellectual Property Rights to which it is a party. Except as set forth in Section 3.17 of the Company Disclosure Letter, no approval or consent of, or notice to, any person is needed in order that each such agreements shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement.

Section 3.18. Customer Accounts Receivable. All customer accounts receivable of the Company or any of its Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practice.

Section 3.19. Approval and Adoption Requirements. The only approval or consent of the holders of any class or series of capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby is the affirmative vote of the holders of a majority of outstanding votes attributed to the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class (the “Stockholder Approval”), which the parties hereto expect to obtain by written consent pursuant to Section 228 of the DGCL. The execution and delivery to the Secretary of the Company of written consents, in the form attached to the Principal Stockholders’ Agreement, is sufficient to adopt this Agreement and approve the Merger and the other transactions contemplated hereby, and no other corporate proceedings are necessary to adopt or approve this Agreement or to consummate the Merger or the other transactions contemplated hereby.

Section 3.20. State Takeover Statutes. Prior to the date of this Agreement, the Board of Directors of the Company has taken all action necessary, assuming the accuracy of the representations given by the Parent and Merger Sub in Section 4.08, to render inapplicable to this Agreement, the Principal Stockholders’ Agreement, the Merger and the other transactions contemplated hereby and thereby, the provisions of Section 203 of the DGCL (“Section 203”) to the extent, if any, Section 203 would otherwise be applicable to this Agreement, the Principal Stockholders’ Agreement, the Merger and the other transactions contemplated hereby or thereby. No other state takeover or similar statute or regulation is applicable to this Agreement, the Principal Stockholders’ Agreement, the Merger or the other transactions contemplated hereby or thereby.

Section 3.21. Transactions with Affiliates. Except as set forth in the Filed Company SEC Documents and except for compensation arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries, on the other hand, entered into in the ordinary course of business consistent with past practice, Section 3.21 of the Company Disclosure Letter sets forth, (i) a true and complete list of all Contracts between, among or involving the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries or any of the Affiliates thereof, on the other hand and (ii) a description of all payments (including dividends, distributions, loans, service or trade payments, salary, bonuses, payments under any management, consulting, monitoring or financial advisory Contract, advances or otherwise) made to or received from the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of its Subsidiaries, on the other hand, after January 1, 2002. Except as expressly disclosed in Section 3.21 of the Company Disclosure Letter, no such payments have been so made or received since January 1, 2002, or are required to be so received as of or after the date hereof. Except as expressly disclosed in Section 3.21 of the Company Disclosure Letter, none of the Contracts between the Company or any of its Subsidiaries, on the one hand, and any Principal Company Stockholder or any of the Affiliates thereof, on the other hand, will continue in effect subsequent to the Closing, and all obligations of the Company or any of its Subsidiaries thereunder will have been satisfied.

Section 3.22. Suppliers and Customers. Section 3.22 of the Company Disclosure Letter contains a list of the top ten suppliers and customers of the Company and its Subsidiaries (by volume in dollars of purchases) for the two fiscal years ended December 31, 2004 and for the nine (9) month period ended September 30, 2005 (the “Major Suppliers” and “Major Customers”, respectively). Except as set forth in Section 3.22 of the Company Disclosure Letter, the Company has no Knowledge that a Major Supplier or Major Customer will stop or materially reduce the aggregate volume of its supply or purchase of materials, products or services to or from the Company and its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise), that a Major Supplier intends significant price increases, that a Major Customer has received or intends to seek significant price decreases or that the relationship between the Company and its Subsidiaries with the Major Suppliers and Major Customers would otherwise be materially affected.

Section 3.23. Insurance. Section 3.23 of the Company Disclosure Letter lists all policies of fire, liability, workmen’s compensation, life, property and casualty and other insurance owned or held by the Company or any of its Subsidiaries. Except as set forth in Section 3.23 of the Company Disclosure Letter, all such policies of insurance (a) are in full force and effect and (b) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any of such insurance policies, nor has the Company or any Subsidiary received any notice of cancellation of any insurance policy. No insurance carrier has denied coverage for any claim asserted by the Company or its Subsidiaries since January 1, 2002, nor has any insurance carrier declined to provide any coverage to the Company or any of its Subsidiaries since January 1, 2002.

Section 3.24. Inventory. Except as set forth in Section 3.24 of the Company Disclosure Letter, the inventory of the Company and its Subsidiaries (a) is usable or salable in the ordinary course of business, except to the extent of reserves for obsolescence recorded in the September 30, 2005 balance sheet; (b) is sufficient but not excessive in kind or amount for the conduct of the Business as it is presently being conducted; (c) meets the quality control standards of the Company; (d) is not held on consignment from third parties; (e) is not subject to any Encumbrance; (f) is carried on the books of the Company at an amount which reflects valuations not in excess of the lower of cost or market determined in accordance with generally accepted accounting principles applied on a consistent basis and (g) has not been consigned to any third party.

Section 3.25. Sufficiency of Assets. The assets of the Company and its Subsidiaries are in all material respects sufficient to conduct the Business as it is presently being conducted, are suitable and adequate for the purposes for which such assets are currently used and are in good condition and repair for their present use in the Business.

Section 3.26. Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Lincoln Partners, LLC, Houlihan Lokey, Howard & Zukin Capital, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent true and complete copies of all Contracts under which such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees or expenses are payable.

Section 3.27. Opinion of Financial Advisor. The Company’s Board of Directors has received the opinion of Houlihan Lokey, Howard & Zukin Financial Advisors, Inc. in customary form, to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the common stockholders of the Company is fair from a financial point of view to such stockholders, a complete and correct signed copy of which has been delivered to Parent by the Company. The Company has been authorized by Houlihan Lokey, Howard & Zukin Financial Advisors, Inc. to permit the inclusion of such fairness opinion (or a reference thereto) in the Information Statement.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except as set forth in the disclosure letter delivered by Parent to the Company dated as of the date hereof and certified by a duly authorized officer of Parent (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent), each of Parent and Merger Sub represents and warrants to the Company as follows:

Section 4.01. Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted.

Section 4.02. Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, in the case of Parent, the Principal Stockholders’ Agreement and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and Merger Sub and the Principal Stockholders’ Agreement by Parent and the consummation of the Merger and the other transactions contemplated hereby and thereby and the compliance by Parent and Merger Sub, as the case may be, with the provisions of this Agreement and the Principal Stockholders’ Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (and immediately following the signing hereof will have been adopted by Parent as the sole stockholder of Merger Sub), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize or approve this Agreement or to consummate the Merger or the other transactions contemplated hereby and thereby. This Agreement and the Principal Stockholders’ Agreement have been duly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, such agreements constitute legal, valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with each of their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect).

(b) The execution and delivery of this Agreement and the Principal Stockholders’ Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof do not and will not, conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or other assets of Parent or Merger Sub under (i) the certificate of incorporation or By-laws of each of Parent and Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or is bound or any of their respective properties or other assets is bound by or subject to or otherwise under which Parent or Merger Sub has any rights or benefits or (iii) subject to the governmental filings and other matters referred to in Section 4.03, any Law applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, breaches, defaults, rights, results, losses or Liens that individually or in the aggregate are not reasonably likely to impair in any material respect the ability of each of Parent and Merger Sub to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

Section 4.03. Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Principal Stockholders’ Agreement by Parent and Merger Sub, as applicable, or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated hereby or thereby, except for (i) the filing of a pre-merger notification and report form by Parent under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing with the SEC of (x) a Schedule 13D as a result of entering into the Principal Stockholders’ Agreement and (y) such reports under the Exchange Act as may be required in connection with this Agreement, the Principal Stockholders’ Agreement, the Merger and the other transactions contemplated hereby and thereby and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate is not reasonably likely to impair in any material respect the ability of each of Parent and Merger Sub to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement.

Section 4.04. Information Supplied. None of the information supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Information Statement will, on the date it is first mailed to the stockholders of the Company contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.05. Litigation. There is no claim, suit, action, investigation or other proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that individually or in the aggregate is reasonably likely to impair in any material respect the ability of each of Parent and Merger Sub to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding, or, to the Knowledge of Parent, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Authority involving, Parent or any of its Subsidiaries that individually or in the aggregate is reasonably likely to impair in any material respect the ability of each of Parent and Merger Sub to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

Section 4.06. Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business activities other than in connection with the transactions contemplated hereby.

Section 4.07. Financing. Parent has obtained a commitment letter (the “Commitment Letter”) from The Royal Bank of Scotland PLC and RBS Securities Corporation addressed to Parent which, on the terms and subject to the conditions thereof, provides for a $68 million Senior Secured and Revolving Credit Facility. A true, complete and correct copy of the Commitment Letter has been furnished to the Company. As of the date hereof, the Commitment Letter has not been terminated.

Section 4.08. Interested Stockholder. Neither Parent nor Merger Sub, nor any of their “affiliates” or “associates” have been “interested stockholders” of the Company at any time within the three years prior to the date of this Agreement, as those terms are used in Section 203 of the DGCL.

Section 4.09. No Capital Ownership. Neither Parent nor Merger Sub owns any shares of capital stock of the Company.

Section 4.10. Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Quad-C or its affiliates, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01. Conduct of Business.

(a) Conduct of Business by the Company. During the period from the date hereof to the Effective Time, except as provided in Section 5.01 of the Company Disclosure Letter, as consented to in writing by Parent or as specifically and expressly required or permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (i) carry on its businesses and operations in the ordinary course consistent with past practice, (ii) continue all advertising, pricing, sales, inventory, receivables, payables, customer credit and proprietary credit card operations and currency hedging practices, in the ordinary course consistent with past practice (to the extent consistent with this Section 5.01(a)) and (iii) use all commercially reasonable efforts to preserve intact its assets, brands, licenses, technology, Intellectual Property Rights and business organizations, keep available the services of its current officers and employees and preserve in accordance with past practice its relationships with suppliers, licensors, licensees, distributors, customers and others having business dealings with it and maintain its franchises, rights, Contracts and Permits, with the intention that its goodwill and ongoing business shall be unimpaired as of the Effective Time. Without limiting the generality of the foregoing, during the period from the date hereof to the Effective Time, except as consented to in writing by Parent, as provided in Section 5.01 of the Company Disclosure Letter or as specifically and expressly required or permitted by this Agreement, the Company shall not, and shall not, directly or indirectly, cause or permit any of its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or other assets) in respect of, any of its capital stock, or other equity or voting interests, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock, or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock, or other equity or voting interests, or any other securities of the Company or any of its Subsidiaries or any warrants, options or other rights to acquire any such shares or other securities or (D) take any action that could result in any amendment, modification or change of any term of any debt security of the Company or any of its Subsidiaries;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any warrants, options or other rights to acquire or receive, any such shares, interests or securities or any “phantom” stock, “phantom” stock rights or awards, stock appreciation rights, stock-based performance units or any other rights that are linked in any way to the price of Company Common Stock or the value of the Company or any part thereof (other than the issuance of shares of Company Common Stock upon the conversion of the Convertible Note or the exercise of Company Stock Options, or Company Preferred Stock Option or rights under the ESPP outstanding (as set forth in Section 3.03) on the date hereof in accordance with their terms on the date hereof);

(iii) amend or propose to amend the Company Certificate or Company By-laws or the comparable charter or organizational documents of any Subsidiary of the Company;

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets;

(v) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets or any interest therein, to a third party, in the aggregate, in excess of $150,000 except for sales of inventory or excess or obsolete assets in the ordinary course of business consistent with past practice, or allow any assets or properties to become subject to any Lien other than Permitted Liens;

(vi) (A) incur or commit to incur any indebtedness (other than any incurrence of indebtedness associated with (1) the issuance of letters of credit on behalf of the Company or any of its Subsidiaries, which letters of credit are issued in the ordinary course of business consistent with past practice or (2) foreign currency transactions entered into in the ordinary course of business consistent with past practice) or issue or sell any debt securities or warrants, options or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (B) repurchase or prepay any indebtedness or debt securities of the Company or any of its Subsidiaries or any third person, (C) guarantee any indebtedness or debt securities of another person or enter into any “keep well” or other Contract to maintain any financial statement condition of another person or (D) make any loans, advances (other than in respect of travel expenses advanced to employees in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(vii) incur or commit to incur any capital expenditure, or any obligations or liabilities in connection therewith, except as set forth in the capital expenditure budget provided to Parent;

(viii) (A) pay, discharge, settle or satisfy any claims (including claims of any stockholders of the Company and any stockholder litigation relating to this Agreement, the Principal Stockholders’ Agreement, the Merger or any other transaction contemplated hereby or thereby), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations (x) in the ordinary course of business consistent with past practice, (y) for an immaterial amount of money or (z) with the proceeds of any insurance recoveries in respect of such claims, liabilities or obligations under insurance policies of the Company or its Subsidiaries (provided that payments, discharges, settlements and satisfactions under subsections (x), (y) and (z) shall not have and shall not be reasonably likely to have a material and adverse effect or include the admission of liability, or (B) waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice, or (C) waive any material benefits of, agree to modify, fail to enforce or consent to any matter with respect to which its consent is required under any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party;

(ix) grant to any director, officer, employee or consultant of the Company or any of its Subsidiaries any increase in (A) compensation, bonus or other benefits or (B) severance or termination pay, in each case, except (1) as required by any Company Plan or Company Benefit Agreement as in effect on the date hereof, (2) increases in cash compensation in the ordinary course of business consistent with past practice and (3) increases to retain any employee that has notified the Company that he or she intends to terminate his or her employment with the Company or one of its Subsidiaries so long as such increases do not exceed $10,000 for any individual employee or $150,000 in the aggregate;

(x) (A) enter into, amend or terminate any Company Plan or Company Benefit Agreement, (B) accelerate, fund or secure the vesting or payment of compensation or benefits under any Company Plan or Company Benefit Agreement, in each case except for the entry into of employment agreements with new hires in the ordinary course of business consistent with past practice or as required by any Company Plan or Company Benefit Agreement as in effect on the date hereof or (C) adopt, enter into, amend or terminate any collective bargaining Contract or other labor union Contract;

(xi) except as required by GAAP or applicable Law, make any change in its fiscal year, revalue any of its material assets or make changes in financial or tax accounting methods, principles or practices;

(xii) make any material election with respect to taxes (other than elections that are consistent with past practice) or enter into any settlement or compromise of any material tax liability or refund;

(xiii) enter into any lease of real property;

(xiv) modify, amend, terminate or permit the lapse of any Contract relating to the lease of any real property, any reciprocal easement agreement or any operating agreement pertaining to, real property;

(xv) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(xvi) take any action if such action is reasonably likely to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect;

(xvii) enter into any Contract of the type described in Section 3.10(a)(iv), (v) or (viii);

(xviii) alter through merger, liquidation, reorganization, restructuring, sale of shares or in any other fashion the corporate structure or ownership of the Company or any Subsidiary of the Company or adopt any plan with respect to any of the foregoing; or

(xix) propose, resolve, authorize, agree or commit to take any of the foregoing actions.

(b) Litigation. The Company shall promptly provide to Parent written notice and copies of all pleadings and correspondence in connection with any claim, suit, action, investigation or other proceeding before or by a Governmental Authority against the Company or its directors relating to the transactions contemplated by this Agreement or by the Principal Stockholders’ Agreement. Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any litigation against the Company or its directors relating to the transactions contemplated by this Agreement or by the Principal Stockholders’ Agreement.

(c) Certain Tax Matters. During the period from the date hereof to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, cause any and all existing tax sharing Contracts, tax indemnity obligations and similar Contracts, arrangements and practices with respect to taxes to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is otherwise bound to be terminated as of the Closing Date so that after such date neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder. If applicable, the Company shall deliver to Merger Sub at the Closing a certificate, in compliance with Treasury Regulations Section 1.1445-2, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code. If the Company reasonably believes that the delivery of such certificate is not applicable or cannot be provided at the Closing, then, at least 10 days prior to the Closing, the Company shall deliver to Parent a written statement setting forth the reasons as to why such delivery is inapplicable and withholding not required. In such a case, Parent shall take whatever steps it deems necessary to comply with its withholding obligations under Section 1445 of the Code.

(d) Advice of Changes. The Company shall promptly advise Parent orally and in writing of (i) any Effect that has had or is reasonably likely to have a Material Adverse Effect and (ii) upon obtaining Knowledge thereof, any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the conditions set forth in Article VII would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 5.02. No Solicitation by the Company.

(a) No Solicitation. From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with Article VIII, except as described in this Section 5.02, the Company shall not, and it shall cause its Subsidiaries and its and their officers, directors or employees or the investment bankers, financial advisors, attorneys, accountants or other representatives retained by it or any of the Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined in Section 5.02(f)(i)); (ii) participate in any way in any discussions or negotiations regarding any Takeover Proposal; (iii) furnish or disclose to any person (other than Parent) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) approve, endorse or recommend any Takeover Proposal; or (v) enter into any agreement related to any Takeover Proposal (an “Alternative Acquisition Agreement”) or any agreement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any transaction contemplated by this Agreement. The Company shall cease, and shall cause its Subsidiaries to cease, each of the foregoing actions, and shall cause its officers, directors, employees, financial advisors, attorneys and other advisors to cease, any and all such existing actions.

(b) Notification of Takeover Proposals. As promptly as reasonably practicable (and, in any event, within 48 hours) after receipt by the Company or any of its Subsidiaries of any Takeover Proposal or any written request for nonpublic information or inquiry relating to a Takeover Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Takeover Proposal, request or inquiry, and the identity of the Person making such Takeover Proposal, request or inquiry and a copy of all written materials provided from the Person making such Takeover Proposal in connection with such Takeover Proposal, request or inquiry. The Company shall provide Parent as promptly as reasonably practicable (and, in any event within 48 hours) copies of all correspondence and other written materials reasonably relating to the Takeover Proposal, request or inquiry and the status and details thereof (including material amendments or proposed material amendments) and notice of all changes in the aggregate amount of consideration contemplated by the Takeover Proposal. The Company shall promptly provide oral updates to Parent, upon request by Parent, regarding all material developments with respect to such Takeover Proposal.

(c) Superior Proposals. Notwithstanding anything to the contrary contained in this Section 5.02, in the event that (i) the Company receives an unsolicited written bona fide Takeover Proposal on or before the thirtieth (30th) calendar day following the date hereof (the “Initial Proposal Deadline”) and the Board of Directors (or a committee thereof) has in good faith concluded (based upon the advice of its financial advisor) that such Takeover Proposal is a Superior Proposal (as defined in Section 5.02(f)(ii)), and (ii) the Board of Directors (or a committee thereof) concludes in good faith, following consultation with its outside legal counsel and independent financial advisor that the failure to do any of the following would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable law (without regard, if applicable, to the existence of the Principal Stockholders’ Consent), then, (i) after providing written notice of its decision to take such action to the Parent (the “Company Notice”) and (ii) on or before the fifth (5th) Business Day following the thirtieth (30th) calendar day following the last date on which a Person making a Takeover Proposal has made its first Takeover Proposal (which the Board of Directors (or a committee thereof) has in good faith concluded (following consultation with its financial advisor) is, or could reasonably be expected to lead to, a Superior Proposal) which is received by the Company following the execution hereof and on or before the Initial Proposal Deadline (such date, the “Final Change Deadline”), it may:

(A) request information from the person making such Takeover Proposal for the purpose of the Board of Directors informing itself about the Takeover Proposal that has been made and the Person that made it;

(B) furnish information with respect to the Company to the person making such Takeover Proposal pursuant to a customary confidentiality agreement the benefits of the terms are which no more favorable to the person making such Takeover Proposal than the Confidentiality Agreement in any material respect; provided that such confidentiality agreement shall not prohibit disclosure to Parent of the terms and conditions of such Takeover Proposal, including the identity of the Person making such Takeover Proposal and any material changes thereto; and

(C) engage in discussions or negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal.

(d) Change of Recommendation. Following the receipt of an unsolicited Takeover Proposal received by the Company on or before the Initial Proposal Deadline that as of the Final Change Deadline is a Superior Proposal, the Board of Directors (or a committee thereof) may, on or before the Final Change Deadline, cause the Company to terminate this Agreement pursuant to Section 8.01(d)(i) and (x) enter into or seek to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal or (y) in the case of a Superior Proposal that is a tender offer or exchange offer made directly to its stockholders, recommend that its stockholders accept the tender or exchange offer (any such termination, whether caused by the Board of Directors or a committee thereof, and actions described under clause (x) or (y) above, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (iv) are met:

(i) the Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii) the Company has (A) provided to Parent five (5) Business Days’ prior written notice (a “Change of Recommendation Notice”) which shall state expressly (x) that it has received a Superior Proposal, (y) the material terms and conditions of the Superior Proposal and the identity of the Person making the Superior Proposal, and (z) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to Parent all materials and information made available to the person making the Superior Proposal in connection with such Superior Proposal not otherwise made available to Parent, and (C) during such five (5) Business Day period, if requested by Parent, engaged in good faith negotiations to amend this Agreement in such a manner that the Takeover Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal (for purposes of such determination, if the consideration offered in a Superior Proposal is other than cash, Parent shall be deemed to have “matched” such Superior Proposal for purposes of the amount of consideration of such Superior Proposal if the aggregate consideration offered by Parent has a value that is not less than the value of the consideration offered in the Superior Proposal, as determined in good faith by the Board of Directors (or a committee thereof), after consultation with and taking into account the advice of its outside legal counsel and financial advisor);

(iii) the Company shall have paid to Parent the Termination Fee and Expenses referred to in Section 6.05 if required by this Agreement; and

(iv) the Company shall have complied with this paragraph (d) and shall not have breached in any material respect any of the other provisions set forth in this Section 5.02.

(e) Compliance with Tender Offer Rules. Nothing contained in this Section 5.02 or in Section 6.06 shall prohibit the Company from taking and disclosing to its stockholders a position with respect to a Takeover Proposal by a third party to the extent required by Rule 14d-9(a) or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders required by law; provided, however, neither the Company nor the Board of Directors nor any committee thereof shall, except as in accordance with Section 5.02(d), effect or propose publicly to effect a Change of Recommendation.

(f) Definitions. For purposes of this Agreement:

(i) “Takeover Proposal” means any inquiry, proposal or offer from any Person other than Parent or its subsidiaries, affiliates or representatives relating to any acquisition, purchase, lease, sale, issuance or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise of at least a majority of the assets of the Company and its Subsidiaries on a consolidated basis or at least a majority of the voting power represented by the equity securities of the Company or the Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning at least a majority of the voting power represented by the equity securities of the Company or the Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Subsidiaries, or any combination of the foregoing, other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any bona fide Takeover Proposal submitted to the Company or the Board of Directors (or any committee thereof) which did not result from a breach of this Section 5.02 and which the Board of Directors (or any committee thereof) concludes in good faith after (A) taking into account all relevant factors, facts and circumstances, including (x) the respective terms, conditions and structure of the transaction contemplated by this Agreement and the transaction contemplated by such Takeover Proposal, including pricing terms, the type of consideration, financing conditions and contingencies, regulatory conditions and impediments, other conditions, termination rights, break-up or similar fees, expense reimbursement obligations and the timing of the closing of the transaction, (y) the likelihood that each such transaction will be consummated and (z) any changes to the terms of this Agreement which have been proposed by Parent, and (B) consulting with its financial advisor and/or other advisors, is, given all relevant factors, more favorable to the Company’s stockholders from a financial point of view than the terms of the transactions contemplated by this Agreement (including any changes to the terms of this Agreement which have been proposed by Parent).

(g) Immediately following a request by Parent, the Company shall request each person or entity which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such person or entity by or on behalf of the Company.

ARTICLE VI

Additional Agreements

Section 6.01. Preparation of the Information Statement.

(a) As promptly as practicable following the date hereof, the Company shall prepare and file with the SEC the Information Statement in preliminary form pursuant to Regulation 14C promulgated under the Exchange Act. Each of the Company and Parent shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement and to cause the Information Statement to be mailed to the Company’s stockholders as promptly as practicable following the date hereof. Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the consent of Parent, such consent not to be unreasonably withheld.

(b) Immediately following the execution and delivery of this Agreement, this Agreement will be submitted to the record holders of the shares of Company Common Stock beneficially owned by the Principal Company Stockholders for adoption and approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal.

(c) In addition to the actions specified in Sections 6.01(a) and (b), the Company, from time to time, shall promptly take, or shall cause its executive officers to promptly take, any action required under Section 228 of the DGCL necessary to give operative effect to the Principal Stockholder Consent.

Section 6.02. Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, the Company shall afford, and shall cause each of its Subsidiaries to afford, upon reasonable advance notice, to Parent and Parent’s Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties and other assets, books, contracts, commitments, records, directors, officers, employees, attorneys, accountants, and auditors and other advisors and, during such period, the Company shall furnish promptly, and shall cause each of its Subsidiaries to furnish promptly, to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws, (ii) all organizational documents, stock certificates and other evidences of equity interests, stockholders’ registers and other registers of equity interests, minute books, certificates of good standing, authorizations to do business and certified accounts of each Subsidiary of the Company and (iii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated as of November 5, 2004, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”). Parent shall hold, and shall cause its Representatives to hold, all confidential information received from the Company, directly or indirectly, under this Agreement or otherwise in confidence in accordance with the Confidentiality Agreement.

Section 6.03. Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use, except as otherwise provided below, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Authorities and the making of all necessary registrations, declarations and filings (including filings with Governmental Authorities, if any), and the taking of all acts as may be necessary to obtain any such action, nonaction, waiver, consent, approval, order or authorization, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the first sentence of this Section 6.03(a), each of the Company and its Board of Directors shall (x) take all action necessary (and not otherwise prohibited by this Agreement) to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Principal Stockholders’ Agreement, the Merger or any of the other transactions contemplated hereby or thereby and (y) if any state takeover statute or similar statute becomes applicable to this Agreement, the Principal Stockholders’ Agreement, the Merger or any of the other transactions contemplated hereby or thereby, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement or by Principal Stockholders’ Agreement may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Principal Stockholders’ Agreement, the Merger and the other transactions contemplated hereby or thereby.

(b) In addition to and without limitation of the foregoing, each of Parent, Merger Sub and the Company undertakes and agrees to file as promptly as practicable after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as promptly as practicable any form or report required by any other Governmental Authority relating to antitrust, competition, trade or other regulatory matters). Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation and (ii) not extend any waiting period under the HSR Act or enter into any Contract with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the written consent of the other parties hereto. Parent and the Company shall take any and all commercially reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Effective Time to occur as promptly as reasonably practicable and to avoid any suit or proceeding that would otherwise have the effect of preventing or delaying the Effective Time; provided, however, that Parent shall not be required to, and the Company and its Subsidiaries shall not, without the written consent of Parent, agree or proffer to divest or hold separate, enter into any licensing or similar arrangement with respect to, or take any other action with respect to (A) any of the properties, other assets (whether tangible or intangible) or any portion of any business of Parent or any of its Subsidiaries or (B) any of the properties, other assets (whether tangible or intangible) or any portion of any business of the Company or any of its Subsidiaries, other than, in the case of this clause (B), any such action that is not reasonably likely to have a Material Adverse Effect. Each party hereto shall (x) promptly notify the other party of any written communication to that party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing, (y) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority with respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat, and (z) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement and the Merger.

Section 6.04. Indemnification, Exculpation and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring as of or prior to the Effective Time (and any rights relating to the advancement of expenses) existing as of the date hereof in favor of the current or former directors, officers, employees or agents of the Company and its Subsidiaries (each, an “Indemnitee”) as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and indemnification Contracts in existence as of the date hereof between the Company or its Subsidiaries and any of them shall be assumed by the Surviving Corporation, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law. In addition, the Surviving Corporation shall pay any related expenses of any Indemnitee under this Section 6.04(a) as incurred to the fullest extent permitted under applicable Law (including expenses incurred to determine whether indemnification or exculpation is available), provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law. Parent shall take any and all actions necessary to ensure that the Surviving Corporation complies with and honors the foregoing obligation as in effect on the date hereof, including providing funds, if necessary, to permit the Surviving Corporation to comply with its obligations under this Section 6.04(a).

(b) Parent, from and after the Effective Time, shall cause (i) the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable with respect to the limitation of certain liabilities of directors, officers, employees and agents and indemnification than are set forth as of the date of this Agreement in the Company Certificate and the Company By-laws and (ii) the certificate of incorporation and by-laws (or similar organizational documents) of each Subsidiary of the Surviving Corporation to contain provisions no less favorable with respect to the limitation of certain liabilities of directors, officers, employees and agents and indemnification than those in effect as of the date hereof and set forth in the certificate of incorporation or by-laws (or similar organizational documents) of the applicable Subsidiary of the Company, which provisions, in the case of clauses (i) and (ii), shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

(c) For six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, obtain and maintain director’s and officers’ liability insurance with respect to acts, errors or omissions occurring prior to the Effective Time (“Run-Off Insurance”). Such Run-Off Insurance shall (i) solely be negotiated and implemented by the Parent or its agents, (ii) provide coverage for each person or entity covered by the Company’s current directors and officers liability insurance policy as in effect on the date hereof, (iii) not be cancelable by the Parent, its agents or the Surviving Corporation during the six year term of such Run-Off Insurance and (iv) be no less favorable with respect to coverage terms and amounts in any material respect than the Company’s current directors’ and officers’ liability insurance policy as in effect on the date hereof; provided, however, that in no event shall Parent, any of its Subsidiaries or the Surviving Corporation be obligated or required to pay aggregate premiums for insurance under this Section 6.04(c) in any annual coverage period in excess of 275% of the amount of the aggregate premiums paid by the Company for the period from September 1, 2005 to, and including, August 31, 2006, for such purpose (which premiums for such period are hereby represented and warranted by the Company to be $49,000); provided that Parent shall nevertheless be obligated to provide such coverage in any annual coverage period as may be obtained for such 275% amount. Subject to this Section 6.04(c), the Parent or its agents shall have the right to substitute the insurance company providing the Company’s current director’s and officer’s liability insurance policy with another financially sound insurance company.

(d) The provisions of this Section 6.04 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of the Surviving Corporation, as the case may be, assumes the obligations set forth in this Section 6.04.

(f) The obligations of Parent and the Surviving Corporation under this Section 6.04 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.04 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.04 applies shall be third party beneficiaries of this Section 6.04).

Section 6.05. Fees and Expenses.

(a) Except as provided in Section 6.05(b), all fees and expenses incurred in connection with this Agreement, the Principal Stockholders’ Agreement, the Merger and the other transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Merger or any such other transaction is consummated, provided however that Parent and the Company will each pay fifty percent (50%) of all of the filing fees for the pre-merger notification and report forms under the HSR Act.

(b) (i) The Company will pay to Parent a fixed expense reimbursement amount of $2,500,000 (“Expense Reimbursement”) and a termination fee in an amount equal to $2,500,000 (“Termination Fee”):

(A) if this Agreement is terminated by Company pursuant to Section 8.01(d)(i);

(B) if this Agreement is terminated by Parent pursuant to Section 8.01(e); or

(C) if (1) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b), and (2) a Takeover Proposal has been made after the date of this Agreement, and (3) within twelve (12) months of the date of such termination the Company enters into an Alternative Acquisition Agreement with any person or entity other than Parent or any of its affiliates.

(ii) If this Agreement is terminated by Parent pursuant to Section 8.01(f), the Company shall pay the Parent the Expense Reimbursement, but shall not be required to pay the Termination Fee. If this Agreement is terminated by the Company pursuant to Section 8.01(d)(ii), the Company shall not be required to pay the Parent either the Expense Reimbursement or Termination Fee.

(iii) The Company shall make any payments required by this Section 6.05(b) in immediately available funds within three (3) business days of (A) the date of termination in the case of termination pursuant to Section 8.01(d)(i), Section 8.01(e) or Section 8.01(f), or (B) the date of the execution of such Alternative Acquisition Agreement under the circumstances contemplated by Section 6.05(b)(i).

Section 6.06. Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Principal Stockholders’ Agreement, the Merger and the other transactions contemplated hereby and thereby, and shall not issue any such press release or make any such public statement without the consent of the other party, such consent not to be unreasonably withheld or delayed, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 6.07. Employee Matters.

(a) For a period of not less than twelve months after the Effective Time, Employees who continue their employment after the Effective Time (“Affected Employees”) shall receive employee benefits substantially comparable in the aggregate to the Company Plans listed on Section 3.14(a) of the Company Disclosure Letter according to their terms as in effect immediately prior to the Effective Time (excluding for all purposes stock-based plans and other equity-based compensation arrangements). Notwithstanding the foregoing, for a period of not less than less than 18 months after the Effective Time, Parent shall cause the Surviving Corporation to maintain those Company Benefit Agreements set forth in Section 6.07 of the Company Disclosure Letter with respect to Affected Employees and not to amend such plan in a manner that is adverse to any Affected Employee.

(b) For purposes of any applicable waiting period, vesting eligibility and benefit entitlement (but excluding benefit accruals under any defined benefit pension plan), following the Effective Time, Parent shall, or shall cause its Affiliates to, recognize each Affected Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time as service with Parent and its Affiliates in connection with any tax-qualified pension plan, 401(k) savings or other retirement plan and welfare benefit plan (including paid time off, vacations and holidays) maintained by Parent or any of its Affiliates in which such Affected Employee participates, but only (i) to the extent such service was recognized under a comparable plan of the Company immediately prior to the Effective Time and (ii) to the extent the recognition of such service would not result in a duplication of benefits. Parent shall, or shall cause its Affiliates to, waive any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provision under any of the welfare plans maintained by Parent or any of its Affiliates in which Affected Employees participate following the Effective Time to the extent such limitations and restrictions were waived or satisfied under the applicable Company Plan immediately prior to the Effective Time. In addition, Affected Employees shall receive credit for any co-payments, deductibles and annual out-of-pocket expenses incurred under the welfare plans of the Company or any of its Affiliates during the calendar year in which the Effective Time occurs, but prior to the Effective Time, for purposes of the corresponding co-payments, deductibles and annual out-of-pocket expenses under welfare plans of Parent or any of its Affiliates for the calendar year in which the Effective Time occurs.

(c) Prior to the Effective Time, the Company and each of the Executives shall take all such steps as may be required to cause the transactions contemplated by Section 2.03 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement or the transactions contemplated hereby by each individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(d) Nothing contained in this Section 6.07 or elsewhere in this Agreement shall be construed to prevent, from and after the Effective Time, the termination of employment of any individual Affected Employee or any change in the particular employee benefits available to any such individual Affected Employee or the amendment or termination of any particular Company Plan or Company Benefit Agreement in accordance with the terms of such Company Plan or Company Benefit Agreement.

Section 6.08. Principal Stockholders’ Agreement. Concurrently herewith, the Principal Stockholders entered into the Principal Stockholders’ Agreement with Parent in substantially the form attached hereto as Exhibit A.

Section 6.09. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of securities of the Company (including derivative securities with respect to securities of the Company, including any Company Preferred Stock or Company Options) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of the Company.

Section 6.10. Stock Plans; Company Preferred Stock Option. The Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and the Company shall amend the Company Stock Plans, Company Preferred Stock Option and take the actions described on Schedule 6.10 to effectuate the treatment of each outstanding Company Stock Option at the Effective Time as contemplated by Section 2.03(a) and (b). The Board of Directors (or, if appropriate, any committee thereof) shall adopt such resolutions and take such other action as may be necessary to terminate, as of the Effective Time, any plan, program or arrangement providing for the prospective issuance or grant of any interest in respect of the capital stock of the Company or any of the Subsidiaries.

Section 6.11. Indemnification Obligations of Roger F. Hruby as an Individual

(a) Roger F. Hruby agrees to indemnify the Parent and the Company against any and all Company Transaction Costs and Stockholder Litigation Costs that exceed, in aggregate, $1,688,000; provided that the Company shall remit to Roger F. Hruby promptly after receipt payments received by the Company under the Company’s director and officers liability insurance or other insurance policies with respect to Stockholder Litigation Costs up to the amount of such Stockholder Litigation Costs that were paid by Roger F. Hruby pursuant to this Section 6.11(a).

(b) Roger F. Hruby agrees to indemnify the Parent and the Company against any and all Appraisal Shares Amounts with respect to up to 400,000 Appraisal Shares; provided that if there are more than 400,000 Appraisal Shares, Parent may terminate the Agreement, unless Roger F. Hruby, at his sole option, agrees in writing to indemnify the Parent and the Company against all Appraisal Shares Amounts with respect to all Appraisal Shares and to amend this Section 6.11(b) to such effect.

(c) For purposes of this Section 6.11,

(i) “Stockholder Litigation Costs” shall mean any amounts payable by the Company or the Parent after September 20, 2005 as a result of litigation commenced by the Company’s stockholders against the Company with respect a sale or proposed sale of the Company (including the Merger), including without limitation the 2005 Stockholder Litigation.

(ii) “Company Transaction Costs” means all costs and fees paid or incurred by the Company after September 20, 2005 in connection with the Merger and other transactions contemplated by this Agreement, including without limitation, investment banking fees and fairness opinion fees, accounting fees, and legal fees and expenses (excluding Stockholder Litigation Costs and Appraisal Shares Amounts) and in each case determined after giving effect to any tax benefit to be received by the Company with respect to the payment of such costs and fees.

(iii) “Appraisal Shares Amounts” shall mean any amounts paid or incurred by the Company in connection with the exercise of appraisal rights by stockholders of the Company in accordance with Section 262 of the DGCL that exceed the amounts that would have been paid by the Parent to the holders of Appraisal Shares as Common Stock Merger Consideration if such holders had not exercised appraisal rights with respect to such Appraisal Shares, including without limitation, (i) legal fees and expenses of the Company and (ii) payments of the fair value of Appraisal Shares, and interest as applicable, to holders of Appraisal Shares in accordance with Section 262 of the DGCL.

ARTICLE VII

Conditions Precedent

Section 7.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver by such party on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval; Information Statement. The Stockholder Approval shall have been obtained and a period of at least twenty calendar days shall have elapsed from the date the Information Statement was first mailed to the Company’s stockholders.

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No (i) temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Authority or (ii) Law that, in either case, has the effect of preventing the consummation of the Merger (collectively, “Restraints”) shall be in effect.

Section 7.02. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in Sections 3.03, 3.08(a), 3.09, 3.10(a)(iv), (v) and (viii), 3.11(b) and 3.11(c) that are qualified as to materiality or Material Adverse Effect shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date, with the same effect as if made as of the Closing Date (or, if given as of a specific date, as of such date);

(ii) the representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date with the same effect as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; and

(iii) Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect of the preceding clauses (i) and (ii).

(b) Performance of Obligations of the Company. The Company and its Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Non-competition Arrangements. The Company and each of Roger F. Hruby and Dennis Lakomy shall have signed and delivered the Non-competition Agreements, containing substantially the terms as provided in the attached Exhibit C.

(d) No Litigation. (i) There shall not be pending any claim, suit, action, investigation or other proceeding, whether judicial or administrative, brought or threatened by any Governmental Authority (A) challenging or seeking to restrain or prohibit the consummation of the Merger, (B) seeking to prohibit or limit in any material respect the ownership or operation by the Company, Parent or any of their respective Affiliates of the properties, other assets (whether tangible or intangible) or any portion of any business of the Company and its Subsidiaries or Parent and its Subsidiaries or to require any such person to dispose of or hold separate any of the properties, other assets (whether tangible or intangible) or any portion of any business of the Company and its Subsidiaries or Parent and its Subsidiaries, in each case, as a result of the Merger or (C) seeking to prohibit Parent or any of its Affiliates from effectively controlling in any material respect the properties, other assets (whether tangible or intangible) or any portion of any business of the Company and its Subsidiaries.

(e) Dissenters Rights. The Company shall not have received from the holders of more than 400,000 shares of Company Common Stock, notice of intention to demand appraisal of their shares pursuant to Section 262(d) of the DGCL, provided that this condition shall be deemed satisfied if Roger F. Hruby has delivered the written amendment to Section 6.11(b) of this Agreement as provided in that Section.

(f) Resignations. Roger F. Hruby shall have resigned as an officer and director of the Company and each of the other directors of the Company shall have resigned as a director of the Company.

(g) Intellectual Property Matters. The Company shall have used commercially reasonable efforts to clarify and correct the chain of title with respect to Patent Nos. 6,017,410, 6,837,960 and 6,632,533.

(h) Financing. Parent shall have closed and obtained the proceeds contemplated by the Commitment Letter, a copy of which has been provided to the Company.

(i) Executives. Neither Dennis Lakomy nor Gregory Jehlik shall have died or suffered any injury, sickness or mental illness or other condition which has resulted in, or is reasonably likely to result in, his “disability” (as defined in the Company’s executive disability insurance plan).

(j) Foundation Documents. The Company shall have provided Parent with the foundation documents (“Gründungsdokumente”) of CFC Europe GmbH and CFC International (Europe) GmbH within fourteen (14) days after the date hereof, which foundation documents shall evidence the valid existence of such entities.

Section 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct as of the date hereof and as of the Closing Date with the same effect as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct is not reasonably likely to impair in any material respect the ability of each of Parent and Merger Sub to perform their obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.04. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts, as the case may be, to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01. Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, (i) if the Merger shall not have been consummated on or before April 15, 2006 (the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this clause 8.01(b)(i) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or (ii) if any Restraint having the effect set forth in Section 7.01(c) shall be in effect and shall have become final and nonappealable;

(c) by Parent, (i) if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or (b) and (B) is incapable of being cured by the Outside Date or is capable of being cured by the Outside Date but the Company is not diligently attempting, or has ceased to diligently attempt, to cure such breach or failure after its receipt of written notice thereof from Parent; or (ii) if any Restraint having the effect of granting or implementing any relief referred to in Section 7.02(d) shall be in effect and shall have become final and nonappealable;

(d) by the Company, (i) if the Board of Directors shall have effected a Change of Recommendation; provided, however, that it shall be a condition to the exercise of this right of termination that it shall have complied with the conditions to taking such action set forth in Section 5.02(d); or (ii) if Parent shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03(a) or (b) and (B) is incapable of being cured by the Outside Date or is capable of being cured by the Outside Date but Parent is not diligently attempting, or has ceased to diligently attempt, to cure such breach or failure after its receipt of written notice thereof from the Company;

(e) by Parent if (i) the Company, or its Board of Directors, as the case may be, shall have (A) entered into any agreement, arrangement or understanding with respect to any Takeover Proposal other than the Merger, (B) withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Parent, its approval and recommendation of the Merger and this Agreement, (C) approved or recommended, or proposed to approve or recommend, any Takeover Proposal other than the Merger or (D) announced a neutral position with respect to any Takeover Proposal other than the Merger and does not reject such Takeover Proposal within three (3) Business Days of the announcement of such neutral position, (ii) the Company’s Board of Directors or any committee thereof shall have failed to reaffirm its approval and recommendation of the Merger and the Merger Agreement within three (3) Business Days of Parent’s request for such reaffirmation, or (iii) the Company or the Company’s Board of Directors or any committee thereof shall have resolved to do any of the foregoing; or

(f) by Parent if the conditions set forth in Section 7.02(e) are not satisfied.

Section 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no further force or effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 3.26, Section 4.10, the last sentence of Section 6.02, Section 6.05, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 8.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment without obtaining the further approval of the stockholders of the Company if such further approval is required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that, after the Stockholder Approval has been obtained, there shall be granted no extension or waiver without obtaining the further approval of the stockholders of the Company if such further approval is required by Law in connection with such extension or waiver. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent inaccuracy or noncompliance. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 8.05. Procedure for Termination, Amendment or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver of any provision of this Agreement pursuant to Section 8.04 shall, in order to be effective, require (i) approval by the board of directors of each party hereto that is required to act in connection with such termination, amendment, extension or waiver pursuant to Section 8.01, 8.03 or 8.04, as the case may be, and (ii) to the extent required by Section 8.03 or 8.04, approval by the Company’s stockholders.

ARTICLE IX

General Provisions

Section 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally, or sent by overnight courier (providing proof of delivery) or transmitted by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

CFCI Holdings, Inc

c/o Quad-C Management, Inc

230 East High Street

Charlottesville, VA 22902

Attention: Stephen M. Burns

Facsimile No.: 434-979-1145

with a copy to:

McGuireWoods LLP

One James Center

Richmond, VA 23219

Attention: Leslie A. Grandis

Facsimile No.: 804-775-1061

if to the Company, to:

CFC International, Inc.

500 State Street

Chicago Heights, IL 60411

Attention: Dennis Lakomy, Chief Financial Officer

Facsimile No.: 708-758-3976

with a copy to:

Holland & Knight LLP

1 Mid America Plaza, 10th Floor

Oak Brook Terrace, IL 60181

Attention: Carl A. Neumann, Esq.

Facsimile No.: 630-954-2112

Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for and (iii) if sent by facsimile, when transmitted to the facsimile number set forth above, when so transmitted if transmitted during normal business hours at the location to which it is transmitted or upon the opening of business on the next business day if transmitted other than during normal business hours at the location to which it is transmitted.

Section 9.03. Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(b) “business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the Chicago, Illinois or New York, New York are authorized or required by Law to be closed.

(c) “Knowledge” of any person that is not an individual means, with respect to any matter in question, (i) the knowledge of such person’s executive officers and other officers having primary responsibility for such matter and (ii) those facts and other matters that the foregoing persons would reasonably been expected to discover or otherwise become aware in the course of conducting a reasonable investigation concerning the existence thereof.

(d) “Permitted Liens” means (i) Liens that do not and could not be reasonably expected to materially interfere with the conduct of the Company’s business as currently conducted and do not and could not be reasonably expected to adversely affect in any material respect the use or value of the Company’s assets as currently operated and (ii) Liens granted in connection with the Credit Agreement.

(e) “person” means an individual, corporation, partnership, limited liability company, joint venture, joint stock company, Governmental Authority, association, trust, unincorporated organization or other entity.

(f) A “Subsidiary” of any person means another person of which (i) an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or (ii) such first person is a general partner.

Section 9.04. Interpretation. When a reference is made in this Agreement to an Article, a Section, Subsection, Exhibit or Schedule, such reference shall be to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means such Contract or statute as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

Section 9.05. Counterparts. This Agreement may be executed in one or more counterparts (including by telecopy), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the Principal Stockholders’ Agreement (i) constitute the entire agreement, and supercede all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement, the Confidentiality Agreement and the Principal Stockholders’ Agreement and (ii) except for the provisions of Article II and Section 6.04, are not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) or thereto (and their respective successors and assigns) any rights or remedies.

Section 9.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Illinois, regardless of the Laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the written consent of the other parties, except that (i) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, provided that no such assignment shall relieve Merger Sub of any of its obligations hereunder, and (ii) Parent and Merger Sub may assign, in their sole discretion, any of or all their rights and interests in this Agreement to any institutional lender of Parent or Merger Sub as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated herein and any refinancings, extensions, refundings or renewals thereof. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.09. Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties hereto hereby agrees that any claim, suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, action, suit or other proceeding relating to this Agreement shall be brought by it or any of its Affiliates except in such court), and the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any such court in any such claim, suit, action or other proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum to the maintenance of any such claim, suit, action or other proceeding. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth in Section 9.02 shall be effective service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY IN ANY CLAIM, SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR RELATED TO THIS AGREEMENT. EACH PARTY HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.09.

Section 9.10. Specific Enforcement. Each of the parties hereto hereby agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CFCI HOLDINGS, INC.

By:	/s/ STEPHEN M. BURNS
	Its:	President

HOLO ACQUISITION CORP.

By:	/s/ STEPHEN M. BURNS
	Its:	President

CFC INTERNATIONAL INC.

By:	/s/ ROGER F. HRUBY
	Its:	Chairman

Acknowledged and agreed to with
respect to Section 6.11 only:

/s/ ROGER F. HRUBY
Roger F. Hruby, individually

Annex B

STOCKHOLDERS SUPPORT AGREEMENT

This Stockholders Support Agreement (this “Agreement”) is entered into as of January 9, 2006, by CFCI Holdings, Inc., a Virginia corporation (“Parent”), on the one hand, and each of Roger F. Hruby, RFH Investments, LP, Roger F. Hruby IRA, and The Roger F. Hruby Trust u/a/d 9/17/85 (each a “Stockholder” and collectively the “Stockholders”), on the other hand. Each of the Stockholders is executing this Agreement in his or its capacity as a stockholder of CFC International, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company, Parent and Holo Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), have entered into an Agreement and Plan of Merger, dated as of January 9, 2006 (as the same may be amended or supplemented, the “Merger Agreement”), providing for, among other things, the merger of Company with and into Purchaser (the “Merger”) under which the Stockholders will receive substantial value for their interest in the Company;

WHEREAS, as of the date hereof, each Stockholder beneficially owns (as such term is defined in Rule 13d-3 of the Exchange Act) that number of shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) as is set forth on Schedule 1 to this agreement (the “Subject Shares”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, Parent has requested that the Stockholders enter into this Agreement pursuant to which the Stockholder shall, among other things, vote all of the Subject Shares in favor of the proposal to approve and adopt the Merger Agreement and the Merger, pursuant and subject to the terms and conditions in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Agreement to Vote.

(a) Without limiting a Stockholder’s right to vote the Subject Shares in his or its sole discretion on any unrelated matters that may be submitted to a vote, consent or other approval (including by written consent) of the stockholders of the Company (as long as such matters are not otherwise contrary to the Stockholder’s agreement to vote the Subject Shares in the manner set forth in this Section 1), each Stockholder agrees that, during the term of this Agreement, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, the Stockholder shall vote (or cause to be voted) the Subject Shares (i) in favor of the Merger, the adoption of the Merger Agreement and each other action contemplated by the Merger Agreement and any actions required in furtherance hereof or thereof and (ii) against the adoption of an Adverse Proposal. For purposes of this Agreement, the term “Adverse Proposal” means (a) any Takeover Proposal or (b) the following actions (other than the Merger and the other Transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (2) any sale, lease or other similar transfer of all or substantially all of the assets of the Company or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; or (3) any other action that in any way serves to postpone, prevent, materially interfere with or materially and adversely affect the Merger and the other Transactions.

(b) Except as set forth in the second sentence of this Section 1(b), each Stockholder agrees that, at 5:00 p.m. Chicago, Illinois time on January 10, 2006 (the “Consent Delivery Date”), the Stockholder shall, pursuant to Article II, Section 9 of the Bylaws, execute and deliver to the Company and Purchaser an action by written consent in the form attached as Exhibit A to this Agreement, approving the Merger and the adoption of the Merger Agreement and each other action contemplated by the Merger Agreement and any actions required in furtherance hereof or thereof, which written consent shall be irrevocable by the Stockholder except as set forth in Section 8(d) of this Agreement. Notwithstanding anything contained in this Section 1(b) to the contrary, if the Consent Delivery Date would otherwise occur after a Company Notice and/or a Change of Recommendation Notice has been delivered to Purchaser with respect to the transactions contemplated by the Merger Agreement then in effect, then the Consent Delivery Date shall be the date that is the seventh business day following the date of the most recent Notice received by Purchaser.

2. Irrevocable Proxy.

(a) Grant of Proxy. Each Stockholder hereby appoints Parent and any designee of Parent, each of them individually, such Stockholder’s proxy and attorney-in-fact during the term of this Agreement, with full power of substitution and re-substitution, to vote or act by written consent with respect to the Subject Shares (i) in accordance with Section 1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 1. This proxy is given to secure the performance of the duties of Stockholder under this Agreement and its existence will not be deemed to relieve Stockholder of its obligations under Section 1. Each Stockholder affirms that this proxy is coupled with an interest and is irrevocable until termination of this Agreement pursuant to Section 7, whereupon such proxy and power of attorney shall automatically terminate. Each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. The proxy granted herein is intended to comply with the requirements of Section 212 of the DGCL applicable to irrevocable proxies.

(b) Other Proxies Revoked. Each Stockholder represents that any proxy heretofore given in respect of the Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

3. Standstill. During the term of this Agreement, each Stockholder will not, directly or indirectly: (a) except pursuant to the terms of this Agreement and for the conversion of Subject Shares at the Effective Time pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Subject Shares; (b) except pursuant to the terms of this Agreement or as otherwise called for by the Merger Agreement, (i) deposit any Subject Shares into a voting trust, (ii) grant any proxies or powers of attorney or enter into a voting agreement with respect to any of the Subject Shares, or (iii) enter into any other agreement or understanding with respect to the voting of any of the Subject Shares; (c) convert or consent to the conversion of any of the Subject Shares into any other class of capital stock or other securities of the Company; or (d) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect in any material respect or have the effect of impairing the ability of Stockholder to perform Stockholder’s obligations under this Agreement or preventing or delaying the Merger or consummation of any of the other Transactions.

4. No Solicitation. Each Stockholder shall, and shall cause each agent and representative (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by the Stockholder or any such representative) (each, a “Stockholder Representative”) of the Stockholder to, immediately cease any discussions or negotiations with any other parties conducted heretofore (other than Parent and the Purchaser) with respect to any Takeover Proposal. Each Stockholder shall not, nor shall it permit his or its Stockholder Representatives to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes a Takeover Proposal or (ii) solicit, initiate, encourage, facilitate or otherwise participate in any discussions or negotiations regarding, or otherwise cooperate in any way with, any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the foregoing by the Stockholders or any Stockholder Representative shall be a violation of Section 5.02 of the Merger Agreement by the Company.

5. No Limitations on Stockholder’s Action as a Director. Roger F. Hruby does not make any agreement or understanding herein in his capacity as a director or officer of the Company. Roger F. Hruby executes this Agreement solely in his capacity as a stockholder of the Company and nothing herein shall limit or affect any actions taken by him in his capacity as an officer or director of the Company or any of its Subsidiaries, including, without limitation, all actions take by him in accordance with his fiduciary duties as an officer or director of the Company or otherwise as permitted by the Merger Agreement.

6. Representations and Warranties of Stockholder. Each Stockholder hereby represents and warrants to Parent as follows:

(a) Ownership. Stockholder is the record and beneficial owner of, and has good and valid title to, his or its Subject Shares, free and clear of any liens. Except for his or its Subject Shares, Stockholder does not beneficially own any securities of the Company on the date hereof, and does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote; provided that Roger Hruby (i) may be deemed to be the beneficial owner of all Subject Shares and (ii) holds an option to purchase 534 shares of the Company’s voting preferred stock, par value $0.01 per share (“Voting Preferred Stock”) at an exercise price of $500 per share (“Preferred Stock Option”).

(b) Organization, Authority. Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(c) Execution and Delivery. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except that enforceability may be limited by bankruptcy, reorganization, insolvency or other laws affecting the enforceability of creditors’ rights generally.

(d) No Conflicts. Subject to compliance with the HSR Act and appropriate filings under securities laws (which the Stockholder agrees to make promptly), to the extent applicable, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) with respect to RFH Investments, LP, the Stockholder’s certificate of limited partnership and other constituent documents, (ii), with respect to The Roger F. Hruby Trust u/a/d 9/17/85, the trust agreement governing the Stockholder, (iii) with respect to the Roger Hruby IRA, the custodial agreement governing the Stockholder, and (iv) any loan or credit agreement, bond, note, mortgage, indenture, lease or any other contract, agreement, or instrument to which the Stockholder is a party or by which the Stockholder or any of his or its Subject Shares is bound, or (v) any injunction, judgment, writ, decree, order or ruling applicable to the Stockholder; except in the case of clauses (iv) and (v) for conflicts, violations, breaches or defaults that could not reasonably be expected to prevent, impair, impede or delay the timely performance by the Stockholder of his or its obligations under this Agreement.

(e) Reliance. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance under this Agreement.

7. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

(a) Organization, Authority. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia. Parent has all the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b) Execution and Delivery. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that enforceability may be limited by bankruptcy, reorganization, insolvency or other laws affecting the enforceability of creditors’ rights generally.

(c) No Conflicts. Neither the execution and delivery of this Agreement nor the performance by Parent of its obligations hereunder will result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) Parent’s limited liability company agreement or similar constituent documents, (ii) any contract, obligation, commitment, agreement, restriction, understanding, or instrument to which Parent is a party or by which Parent is bound, (iii) any injunction, judgment, writ, decree, order or ruling applicable to Parent, or (iv) subject to the filing of any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement or the Merger Agreement and the transactions contemplated hereby and thereby, any law, statute, rule or regulation applicable to Parent; except in the case of clauses (ii), (iii) and (iv) for violations, breaches or defaults that could not reasonably be expected to prevent, impair, impede or delay the timely performance by Parent of its obligations under this Agreement.

8. Termination. This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earlier of:

(a) the Effective Time,

(b) the date upon which the Merger Agreement is validly terminated in accordance with its terms,

(c) a Change of Recommendation by the Company Board in accordance with Section 5.02(d) of the Merger Agreement,

(d) the delivery of written notice by Parent to the Stockholders of the termination of this Agreement; or

(e) the date that Parent reduces, or proposes to the Company Board to reduce, the Merger Consideration or indicates to the Company Board that it wishes to reduce or discuss the reduction of the Merger Consideration.

Following the termination of this Agreement, as between Parent and each Stockholder, the Stockholder shall have the right in its sole and absolute discretion to (i) vote the Subject Shares in any manner it so chooses, (ii) deliver one or more voting proxies to one or more Persons with respect to the Subject Shares, (iii) dispose of all or any portion of the Subject Shares to one or more Persons in any manner Stockholder so selects and (iv) take any other action it may choose to take with respect to the Subject Shares. The provisions of the immediately preceding sentence shall apply whether or not the Board of Directors has received a Takeover Proposal, has terminated the Merger Agreement or is considering the termination of the Merger Agreement, and shall be solely linked to the reduction or any proposed reduction of the Merger Consideration by Parent. If this Agreement terminates pursuant to this Section 8, then any written consent delivered by the Stockholders hereunder pursuant to the terms of Section 1(b) above, shall terminate and be deemed null and void, ab initio.

9. Miscellaneous.

(a) Adjustments. In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Subject Shares or the like or any other action that would have the effect of changing the Stockholder’s ownership of the Subject Shares or (ii) the Stockholder becomes the beneficial owner of any additional shares of Common Stock or of any Voting Preferred Stock pursuant to the Preferred Stock Option or otherwise, then the terms of this Agreement will apply to all of the shares Common Stock and Voting Preferred Stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Subject Shares hereunder. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Common Stock and Voting Preferred Stock acquired by the Stockholder, if any, after the date hereof.

(b) Waiver of Dissenter’s Rights. Each Stockholder hereby consents to and approves the actions taken by the Board of Directors of the Company in approving the Merger Agreement and this Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Each Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights under Section 262 of the DGCL or other applicable law in connection with the Merger.

(c) Publication. Each Stockholder hereby permits Parent to publish and disclose in all documents and schedules filed with the SEC or The NASDAQ Stock Market his or its identity and ownership of the Subject Shares and the nature of his or its commitments, arrangements and understandings pursuant to this Agreement; provided, however, that such publication and disclosure shall be subject to the prior review and comment by the Stockholder and his or its advisors. Except as provided above, no party shall issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, the Merger or any other transactions contemplated by this Agreement, the Merger Agreement or the Merger without the prior written consent of the other parties, except as may be required by applicable law.

(d) Further Actions. Each of the parties hereto agrees that it will execute and deliver such other documents and instruments and to take such further actions as from time to time may be necessary or appropriate to effectuate this Agreement.

(e) Notices. All notices or other communications given or made pursuant hereto shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by facsimile (but only if the appropriate facsimile transmission confirmation is received), to the applicable party at the following addresses or facsimile numbers, or at such other address or facsimile number for a party as shall be specified by like notice:

If to Stockholders:

Roger F. Hruby

c/o CFC International, Inc.

500 State Street

Chicago, Illinois 60411

With copy to:

Holland & Knight LLP

1 Mid America Plaza, 10th Floor

Oak Brook, Illinois 60181

Attn: Carl A. Neumann

If to Parent:

CFCI Holdings, Inc

c/o Quad-C Management, Inc

230 East High Street

Charlottesville, VA 22902

Attention: Stephen M. Burns

Facsimile No.: 434-979-1145

with a copy to:

McGuireWoods LLP

One James Center

Richmond, VA 23219

Attention: Leslie A. Grandis

Facsimile No.: 804-775-1061

(f) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other party. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties, their respective successors and permitted assigns.

(g) Third Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the parties hereto or their respective permitted successors and assigns any rights, benefits, remedies, obligations or liabilities whatsoever under or by reason of this Agreement.

(h) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, either written or oral, among the parties, or any of them, with respect thereto.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflicts of Laws. Stockholders and Parent hereby irrevocably and unconditionally: (i) consent to submit to the exclusive jurisdiction of the courts of the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), (ii) waive any objection to the laying of venue of any such litigation in the Delaware Courts and (iii) agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

(j) Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO THE FULLEST EXTENT PERMITTED BY LAW.

(k) Headings. The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

(l) Waivers. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, will be valid only if set forth in an instrument in writing signed on behalf of such party. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, nor any failure or delay on the part of any party hereto in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance of any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

(m) Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

(n) Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

(o) Voidability. If prior to the execution hereof, the board of directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof Parent or Purchaser would become, or could reasonably be expected to become an “interested stockholder” with whom the Company would be prevented for any period pursuant to Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) from engaging in any “business combination” (as such terms are defined in Section 203 of the DGCL), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

(p) Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(q) Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(r) Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each party and delivered to the other parties.

(s) Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

[SIGNATURE PAGE TO FOLLOW]

Stockholders:		/s/ ROGER F. HRUBY
Roger F. Hruby

RFH Investments, LP

/s/ Roger F. Hruby
Roger F. Hruby, Managing General Partner

Roger F. Hruby IRA

	By:	/s/ ROGER F. HRUBY
Authorized Signatory

The Roger F. Hruby Trust
Under Agreement Dated 9/17/85

	By:	/s/ ROGER F. HRUBY
Authorized Signatory

Parent:	CFCI Holdings, Inc.

	By:	/s/ STEPHEN M. BURNS
	Its:	President

Schedule 1

SUBJECT SHARES

Name of Stockholder	Shares of Common Stock Owned
Roger F. Hruby	471,200	(1)

RFH Investments, LP	1,137,958

Roger R. Hruby IRA	5,328

Roger F. Hruby Trust u/a/d 9/17/85	749,863

Total	2,364,349

(1)	Includes shares held by Dennis W. Lakomy (314,133 shares) and the William Gardner Brown’s GST Trust (157,067 shares) with respect to which Roger F. Hruby holds an irrevocable proxy.

Annex C

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS OF

CFC INTERNATIONAL, INC.

Pursuant to the provisions of Section 228 and Section 251 of the General Corporation Law of the State of Delaware, the undersigned stockholders each holding and having voting power over that number of shares of common stock, par value $0.01 per share (the “Common Stock”), of CFC International, Inc., a Delaware corporation (the “Company”) set forth adjacent to its name below, collectively constituting a majority of the voting power of the issued and outstanding Common Stock, do hereby consent to, approve and adopt the following resolution:

WHEREAS, contemporaneously with this resolution, the Board of Directors of the Company has determined that the merger (the “Merger”) of Holo Acquisition Corp., a Delaware corporation (“Merger Sub”), with and into the Company is fair and advisable and in the best interest of the Company and its stockholders, has approved and adopted the Agreement and Plan of Merger, dated as of January 9, 2006, among CFCI Holdings, Inc., a Virginia corporation (“Parent”), Merger Sub and the Company in the form attached to this consent (the “Merger Agreement”) and the Merger, and has submitted the Merger Agreement to, and recommended the approval and adoption of the Merger Agreement and the Merger by, the stockholders of the Company.

WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Section 251 of the DGCL before the Company may effect the Merger.

WHEREAS, the undersigned stockholders are the record owners of shares of the capital stock of the Company representing a majority of the votes entitled to be cast on the adoption of the Merger Agreement;

WHEREAS, Parent has requested that the undersigned stockholders, in their capacity as stockholders of the Company, adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including, without limitation, the Merger.

NOW, THEREFORE, BE IT RESOLVED, that, the undersigned stockholders in their capacity as stockholders of the Company, hereby adopt the Merger Agreement within the meaning of Section 251 of the DGCL and approve the transactions contemplated by the Merger Agreement, including, without limitation, the Merger.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the Merger be, and they hereby are, consented to, approved and adopted in all respects.

C-1

This Consent may be executed in one or more counterparts, all of which shall be considered one and the same instrument.

Date: January 10, 2006

	/s/ ROGER F. HRUBY Roger F. Hruby	471,200 shares Common Stock(1)

RFH Investments, LP

By:	/s/ ROGER F. HRUBY	1,137,958 shares Common Stock
Roger F. Hruby, Managing General Partner

Roger F. Hruby IRA

By:	/s/ ROGER F. HRUBY	5,328 shares Common Stock
Authorized Signatory

The Roger F. Hruby Trust
u/a/d 9/17/85

By:	/s/ ROGER F. HRUBY	749,863 shares Common Stock
Authorized Signatory

(1)	Includes shares held by Dennis W. Lakomy (314,133 shares) and the William Gardner Brown's GST Trust (157,067 shares) with respect to which Roger F. Hruby holds an irrevocable proxy.

C-2

Annex D

[Letterhead of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.]

January 9, 2006

The Board of Directors

CFC International, Inc.

500 State Street

Chicago Heights, IL 60411

Dear Members of the Board of Directors:

We understand that CFCI Holdings, Inc. (the “Parent”), and Holo Acquisition Corp. a wholly owned subsidiary of the Parent (the “MergerSub”) (the Parent and MergerSub are collectively referred to as the “Buyer”) and CFC International, Inc. (the “Company”) are considering entering into a transaction whereby the Buyer will acquire 100% of the shares of the common stock and Class B common stock of the Company (collectively, the “Outstanding Shares”) from the Company’s shareholders (the “Public Shareholders”) in exchange for $16.75 per share in cash, which is based on 4,758,154 Outstanding Shares (assuming the exercise of all outstanding “in-the-money” options) and a Company enterprise value of $91 million (the “Transaction”).

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board of Directors of the Company as to whether, as of the date hereof, the consideration to be received by the Public Shareholders of the Company in the Transaction is fair to them from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. met with members of the Company’s Board of Directors to discuss the Transaction;

2. met with certain members of the senior management of the Company to discuss the Transaction and the operations, financial condition, future prospects and projected operations and performance of the Company;

3. met with representatives of one of the Company’s investment banks and counsel to discuss certain matters;

4. visited certain facilities and business offices of the Company;

5. reviewed the Company’s annual reports to shareholders and SEC filings on Form 10-K for the fiscal years ended December 31, 2003 and December 31, 2004, and quarterly SEC filings on Form 10-Q for the periods ended March 31, 2005, June 30, 2005, and September 30, 2005, and Company-prepared preliminary financial statements for the period ended December 31, 2005, which the Company’s management has identified as being the most current financial statements available;

6. reviewed forecasts and projections prepared by the Company’s management with respect to the Company for the years ending December 31, 2005 through 2006;

7. reviewed copies of the following agreements:

•	Draft Agreement and Plan of Merger, dated January 6, 2006;

•	Letter of Intent between Quad-C Management, Inc. and the Company, dated September 23, 2005;

•	Restated Certificate of Incorporation of CFC International, Inc., dated August 16, 1995;

•	Restated Bylaws of CFC International, Inc., dated as of August 16, 1995;

The Board of Directors

CFC International, Inc.

January 9, 2006

•	CFC International, Inc. Confidential Offering Memorandum, dated Fall 2004;

•	CFC International, Inc. Management Presentation, dated Fall 2004;

•	Stock Repurchase Agreement between CFC International, Inc. and Royce & Associates, Inc., dated as of June 25, 2001;

•	Retention Agreement between Gregory M. Jehlik and the Company, unsigned and dated September 9, 2004; and

•	A Company-prepared schedule summarizing the financial aspects of success bonuses and severance protection agreements between certain members of the Company’s management and the Company;

8. reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

9. reviewed certain other publicly available financial data for certain companies that we have deemed comparable to the Company; and

10. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, we have relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us incomplete or misleading. We have also assumed that neither the Company nor Buyer is party to any material pending transaction, including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off (other than the Transaction).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 7 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto, other than as described below, or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We have also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or the expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft merger agreement identified above will not differ in any material respect from such draft agreement.

The Board of Directors

CFC International, Inc.

January 9, 2006

Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company.

We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

This Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to the Transaction.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, Buyer, their respective security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage, (v) the tax or legal consequences of the Transaction to the Company, its security holders, or any other party, or (vi) the fairness of any portion or aspect of the Transaction to any one class of the Company’s security holders vis-à-vis any other class of the Company’s security holders. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be received by the Public Shareholders of the Company in the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

/s/    HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Annex E

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all snares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The cost of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

[LETTERHEAD OF HOLLAND & KNIGHT, LLP]

January 17, 2006

VIA EDGAR

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	Preliminary Information Statement of CFI International, Inc.

Ladies and Gentlemen:

Pursuant to Rule 14c-5(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we enclose for filing on behalf of CFC International, Inc., a Delaware corporation (the “Company”), by EDGAR a Preliminary Information Statement, including appendices.

The Company has remitted by wire transfer the filing fee of $15,662.82 required by Rules 14c-5(g) and 0-11 under the Exchange Act by wire transfer to the Mellon Bank in Pittsburgh, Pennsylvania.

The subject of the Preliminary Information Statement is an Agreement and Plan of Merger, dated as of January 9, 2006 (the “Merger Agreement”) among the Company and CFCI Holdings, Inc., a Virginia corporation (“CFCI”) and a wholly-owned subsidiary of CFCI (“Merger Sub”). The Merger Agreement provides for the merger (the “Merger”) of Merger Sub with and into the Company. Following the Merger, the Company will continue as the surviving corporation and a wholly-owned subsidiary of CFCI. The enclosed materials have been prepared to notify the Company’s stockholders of the action taken by written consent of the Company’s stockholders to adopt and approve the Merger Agreement and the Merger on January 10, 2006.

The Company would appreciate receiving the comments of the Commission Staff, if any, as soon as possible so that the definitive Information Statement may be mailed to the Company’s stockholders and the merger completed. If you have any questions or comments, the resolution of which would expedite review of the enclosed materials, please call Michael J. Boland at (312) 715-5744. Facsimile transmissions may be sent to me at (312) 578-6666 and my email is michael.boland@hklaw.com.

Very truly yours,
HOLLAND & KNIGHT, LLP

/s/ MICHAEL J. BOLAND

MJB/

Enclosures